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As filed with the Securities and Exchange Commission on February 28, 2002

Registration No. 333-74262

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ISECURETRAC CORP.
(Name of Small Business Issuer in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	4899 (Primary Standard Industrial Classification Code Number)	87-0347787 (I.R.S. Employer Identification No.)

5022 South 114th Street, Omaha, Nebraska 68137
(402) 537-0022
(Address and Telephone Number of Principal Executive Offices)

5022 South 114th Street, Omaha, Nebraska 68137
(Address of Principal Place of Business or Intended Principal Place of Business)

Michael P. May
iSecureTrac Corp.
5022 South 114th Street
Omaha, Nebraska 68137
(402) 537-0022
(Name, Address and Telephone Number of Agent for Service)

The Commission is requested to send copies of all communications to:

Gary L. Hoffman, Esq.
Erickson & Sederstrom, P.C.
10330 Regency Parkway Drive
Omaha, Nebraska 68114
(402) 397-2200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Dollar Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.001 per share	17,377,456	$1.00	$17,377,456	$4,153.21
Common Stock, par value $0.001	4,000,000	$1.00	$4,000,000	$368.00

(1)
Includes up to 10,000,000 shares of Common Stock issuable upon conversion of the registrant's Series A Convertible Preferred Stock.
(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The offering price per share and the aggregate offering price are based upon the average of the bid and ask prices of the registrant's common stock as quoted on the OTC Bulletin Board on November 23, 2001.
(3)
These fees were previously paid with our filings on November 30, 2001 and January 22, 2002.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

iSecureTrac Corp.

Cross Reference Sheet
Between Items in Part I of Form SB-2 and the Prospectus

	Item No.	Location in Prospectus
1	Front of Registration Statement and Outside Front Cover of Prospectus	Facing Page; Cross Reference Sheet; Outside Front Cover Page
2	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages
3	Summary Information and Risk Factors	Facing Page; Summary of Our Offering; Risk Factors
4	Use of Proceeds	Summary of Our Offering; Plan of Distribution
5	Determination of Offering Price	Outside and Inside Front Cover Pages; Risk Factors; Plan of Distribution
6	Dilution	*
7	Selling Security Holders	Selling Stockholders
8	Plan of Distribution	Plan of Distribution
9	Legal Proceedings	Our Business
10	Directors, Executive Officers, Promoters and Control Persons	Our Management; Principal Stockholders
11	Security Ownership of Certain Beneficial Owners and Management	Principal Stockholders
12	Description of Securities	Description of Our Capital Stock
13	Interest of Named Experts and Counsel	Experts
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	*
15	Organization within Last Five Years	*
16	Description of Business	Our Business
17	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis of Financial Condition and Results of Operations
18	Description of Property	Our Business
19	Certain Relationships and Related Transactions	Principal Stockholders, Certain Relationships and Related Transactions Selling Stockholders
20	Market for Common Equity and Related Stockholder Matters	Market for Common Stock and Related Stockholder Matters
21	Executive Compensation	Our Management
22	Financial Statements	Financial Statements
23	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Experts

*
Omitted because answer is negative or item is not applicable.

The information in this Prospectus isn't complete. It might change. We're not allowed to sell the securities offered by this Prospectus until the registration statement that we have filed with the SEC becomes effective. This Prospectus isn't an offer to sell our securities—and doesn't solicit offers to buy—in any state where the offer or sale isn't permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS

iSECURETRAC CORP.

21,377,456 SHARES OF COMMON STOCK

        This Prospectus relates to 21,377,456 shares of Common Stock, par value $.001 per share, of iSecureTrac Corp., a Delaware corporation, 4,000,000 shares of which are being offered by us and the remaining 17,377,456 shares of which are being offered by certain selling stockholders. iSecureTrac Corp. may be referred to as our "Company," "iST," "we" or "us." Our Common Stock is quoted on the OTC Bulletin Board under the trading symbol "ISRE."

        This Prospectus covers up to 4,000,000 shares of our Common Stock offered by us directly through our executive officers, directors and employees. No selling commissions or other compensation on sales of these shares will be paid to these persons. These shares will be offered by us on a continuous basis commencing on, or promptly after, the date of this Prospectus, which may continue for a period of 30 days from the initial date of effectiveness of this offering. We estimate that the offering price will be between $            and $            per share. But this offering price may not reflect the market price on or after the date of this Prospectus. There is no minimum purchase. All proceeds from the sale of our shares will be deposited with our general funds. No escrow arrangement exists.

        This Prospectus also covers up to 17,377,456 shares of our Common Stock that may be sold from time to time by the selling stockholders named in this Prospectus. We will not receive any of the proceeds from the sales of securities by the selling stockholders. The securities may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

These Securities have not been approved or disapproved by
the Securities and Exchange Commission or any State Securities Commission nor
has the Securities and Exchange Commission or any State Securities Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby involve a high degree of risk. See "Risk Factors"
beginning on page 7.

	Price to Public	Selling Commissions(1)	Proceeds to iST(2)
Per Share		0
Total		0

(1)
We will offer up to 4,000,000 shares of Common Stock directly through our executive officers, directors and employees. We will not pay any selling commissions or other compensation on sales of these shares by our executive officers, directors and employees.

(2)
Does not reflect expenses of the offering estimated not to exceed $        . These expenses will be paid out of the proceeds of this offering.

The date of this Prospectus is

7.	OUR MANAGEMENT		23
	7.1	Our Directors and Executive Officers	23
	7.2	Committees of the Board of Directors	24
	7.3	Compensation Committee Interlocks and Insider Participation	25
	7.4	Director Compensation	25
	7.5	Executive Compensation	25
8.	PRINCIPAL STOCKHOLDERS, CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS		27
	8.1	Principal Stockholders	27
	8.2	Certain Relationships and Related Transactions	28
9.	SELLING STOCKHOLDERS		33
10.	DESCRIPTION OF OUR CAPITAL STOCK		34
	10.1	General	34
	10.2	Common Stock	34
	10.3	Preferred Stock	34
	10.4	No Preemptive Rights	35
	10.5	Delaware Business Combination Statute	35
	10.6	Limitation of Liability and Indemnification	36
	10.7	Transfer Agent and Registrar	36
	10.8	"Penny Stock" Rules	36
11.	MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS		36
12.	SHARES ELIGIBLE FOR FUTURE SALE		37
	12.1	In General	37
	12.2	Sales of Restricted Shares	37
13.	PLAN OF DISTRIBUTION		38
	13.1	Our Direct Offering	38
	13.2	The Selling Stockholders' Offering	39
	13.3	Compliance with Regulation M	40
14.	EXPERTS		40
15.	ADDITIONAL INFORMATION		40

1.    SUMMARY OF OUR OFFERING

        This summary highlights important information about our business and about this offering. Please read the entire Prospectus before investing in our Common Stock.

1.1  Our Company

        (A)  We are a development stage company. We develop, produce, market and support solutions relating to the wireless electronic tracking, monitoring and reporting of individuals and objects. Our products are designed to enhance productivity, reduce costs, and improve overall response using on-line access to information previously maintained on a variety of media. Today, we primarily market to the criminal justice application for continuous electronic monitoring.

        (B)  We were incorporated under the laws of the State of Colorado on June 13, 1983 under the name Sage Institute International, Inc. A Delaware corporation under the name Sage Analytics International, Inc. was incorporated on July 17, 1986; and, on September 2, 1986, the Company was reincorporated as a Delaware corporation by merging the Colorado corporation with and into the Delaware corporation.

        (C)  On December 17, 1997, the stockholders of Advanced Business Sciences, Inc., a Nebraska corporation, concluded a share exchange with our Company (the "Share Exchange") whereupon the Nebraska corporation became the wholly owned subsidiary of our Company and control of the Company was transferred to the former stockholders of the Nebraska Corporation. See Section 8.1 of this Prospectus ("Principal Stockholders"). We subsequently changed our name to Advanced Business Sciences, Inc. We changed our name to iSecureTrac Corp., effective June 19, 2001. This name change was made to better reflect our current and future business activities of providing advanced tracking solutions for the monitoring of individuals and assets via a secure web hosted application.

        (D)  Our principal executive offices are at 5022 South 114th Street, Omaha, Nebraska 68137, (402) 537-0022. Our fiscal year begins on January 1 and ends on December 31.

1.2  Our Business

        (A)  We were initially engaged in the commercial application of a form of decision support technology, which incorporated proprietary methodology and software. This technology involved the identification of potential failures facing an organization or project, ranking such failures in order of significance and determining their root causes. This technology was marketed to both government and private industry. We conducted no business operations from in or about April 1996, until the completion of the Share Exchange on December 17, 1997. Upon completion of the Share Exchange, our Company commenced operations once again as described in this Prospectus.

        (B)  We now design, develop, produce, sell and support wireless products and services relating to the tracking, monitoring and reporting of individuals and tangible assets. Currently, our business primarily concerns criminal justice applications for electronic monitoring. See Section 6 of this Prospectus ("Our Business").

1.3  Our Operating Results

        We are a development stage company. Since we commenced operations, we have not generated significant revenue. Our revenues for the year ended 2001 decreased 70% to $52,652 when compared to $175,237 in revenues generated in the same period of 2000. Our development efforts were focused on the iSecureTrack platform. As a result, support for the current products in the field was phased out in the third quarter of 2001. The management decision will allow us to replace our current monitoring operations with a computerized center for communication and data management, staffed only to maintain the system. The iSecureTrack platform will be operated as an Application Service Provider

(ASP) service, allowing agents at existing monitoring centers to access and use the system to provide the human monitoring services. This product changeover is positioning iST to take advantage of a growing market demand for advanced tracking solutions in criminal justice and other industry segments. For the year ended December 31, 2001, we had a net loss of $(6,184,811) or $(0.29) per share. This net loss is a reflection of the company's continuing efforts to develop its core tracking technology.

1.4  Our Business Strategy

        (A)  The key elements of our business strategy are to:

          (1)  Be a leader in applying GPS technology to applications for tracking individuals and tangible assets.

            (a)  We have devoted significant resources to develop and improve our products.

            (b)  We are constantly evaluating improvements in technology components and communications systems.

            (c)  We intend to incorporate appropriate new or improved capabilities into our products on an ongoing basis, and we intend to continue to devote significant resources to the area of product development.

          (2)  Target application opportunities within specific market niches and to be a supplier of equipment and software to those end markets.

            (a)  We have signed a distribution agreement with one leading provider in the criminal justice segment and are having discussions with other potential service providers that need additional and replacement house arrest equipment and who have a need for GPS-based systems.

            (b)  GPS technology, in general, has already gained acceptance in the automatic vehicle location segment of the transportation industry and iST believes that its core product can be readily adapted to that market. We have identified the location of untethered trailers as one initial application niche to serve in the transportation industry.

          (3)  Additionally, we will maintain the capability to undertake special projects, funded by specific customers to meet their unique needs. These special projects will be done to advance iST's knowledge in certain markets and to fund development within specific application areas. To date, we have worked on no special projects.

        (B)  To date, we have had limited revenue from operations and have accumulated significant losses. Consequently, we have had difficulty in obtaining funding from commercial lenders, thereby requiring us to obtain funding from private sources. See Section 8.2 ("Certain Relationships and Related Transactions") of this Prospectus. We may not be able to find adequate sources of funding to implement our strategic goals. Moreover, there is no assurance that we will ever generate significant revenues or profits.

1.5  The Offering

        (A)  Securities offered. Up to 21,377,456 shares of our Common Stock, 17,377,456 which are offered by the selling stockholders.

        (B)  Symbol and trading market. ISRE on the OTC Bulletin Board

        (C)  Use of proceeds. We intend to use the net proceeds of the sale of up to 4,000,000 shares of our Common Stock to; begin product production of our Model 2100 series; provide working capital; pay down short term debt; and pay for the expenses of this offering. iST will not receive any of the proceeds from the sales of our Common Stock by the selling stockholders. We may not realize sufficient proceeds from this offering to implement our business plan because we are offering shares in direct public offering, rather then using the experience of a broker-dealer. We are offering shares in a self-underwritten offering directly to the public. No individual, firm, or corporation has agreed to purchase any of the offered shares. We cannot guaranty that any or all of the shares will be sold. We do not plan to use a broker-dealer, even though a broker-dealer may have more experience, resources or contacts to sell shares more effectively. A delay in the sale of the shares in this offering could cause a similar delay in implementing our business plan. Moreover, if the current market value of the shares falls below our offering price, we may either reduce our offering price or terminate this offering, thereby undercutting our ability to implement our business plan.

        Our priorities for the use of net proceeds is to produce our Model 2100 series products, and to fund general working capital of our company. Our next priority with the net proceeds from this offering is to reduce short-term debt. This short-term debt has an interest rate range of 6 to 10% and matures over the next 3 to 6 months. This short-term debt has been used to fund our general working capital needs and to make initial down payments on our Model 2100 series production. The following chart depicts how we may allocate the proceeds of this offering if we are not successful in selling all 4 million shares. The chart assumes a sale price of $0.90 per share.

Shares Sold	% of Offering	General Working Capital	Fund Production	Reduce Short- term Debt
4,000,000	100.0%	$1,700,000	$1,400,000	$500,000
3,000,000	75.0%	$1,275,000	$1,050,000	$375,000
2,000,000	50.0%	$850,000	$700,000	$250,000
1,000,000	25.0%	$500,000	$400,000	$0

        (D)  Subscription procedure. Each person who wishes to purchase shares directly from us will be required to complete and deliver to us a subscription agreement. See Section 13.1 ("Our Direct Offering") of this Prospectus.

1.6  Selected Financial Data

        The following financial information summarizes the more complete historical financial information at the end of this Prospectus. Our independent public auditors, McGladrey & Pullen, LLP, have audited the fiscal periods of 2001 and 2000. See Section 14 ("Experts") of this Prospectus. You should read the information below along with all other financial information and analysis in this Prospectus. Please don't assume that the results below indicate results we'll achieve in the future.

CONSOLIDATED BALANCE SHEET
December 31, 2001

December 31, 2001
CURRENT ASSETS
Cash	$439
Receivables:
Trade accounts	10,560
Employees	700
Prepaid expenses	38,323

Total current assets	50,022
LEASEHOLD IMPROVEMENTS AND EQUIPMENT	103,704
PRODUCT DEVELOPMENT COSTS	964,340
OTHER ASSETS	11,673

$1,129,739

LIABILITIES AND STOCKHOLDERS' (DEFICIT)
CURRENT LIABILITIES
Notes payable	$1,703,920
Checks outstanding in excess of bank balance	144,070
Current maturities of long-term debt	234,535
Accounts payable and accrued expenses	776,869
Deferred revenue	76,563
Accrued interest payable	47,249

Total current liabilities	2,983,206

LONG-TERM DEBT, less current maturities	2,903,425

Commitments and contingency
STOCKHOLDERS' (DEFICIT)
Series A Convertible Preferred stock	6,133,027
Common stock	25,598
Additional paid-in capital	15,125,671
Deficit accumulated during the development stage	(26,041,188)

Total stockholders' (deficit)	(4,756,892)

$1,129,739

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31, 2001	Year Ended December 31, 2000	Date of Inception January 5, 1992 to December 31, 2001
Revenues	$52,652	$175,237	$530,456
Cost of sales	110,198	396,985	985,920

Gross (loss)	(57,546)	(221,748)	(455,464)
Expenses:
Research and development	496,727	371,858	3,349,227
Sales and marketing	120,391	184,192	1,686,924
General and administrative	2,991,764	1,861,221	13,739,520

	3,608,882	2,417,271	18,775,671

Operating (loss)	(3,666,428)	(2,639,019)	(19,231,135)
Other income (expense):
Interest income	43	739	56,384
Interest expense	(671,042)	(672,544)	(2,144,235)
Loan acquisition expense, stockholders	(2,047,259)	(2,953,511)	(5,463,270)
Other, net	199,875	0	171,167

	(2,518,383)	(3,625,316)	(7,379,954)

(Loss) before extraordinary item and provision for income taxes	(6,184,811)	(6,264,335)	(26,611,089)
Extraordinary item
Gain from extinguishment of debt, net of income taxes	—	0	569,901

(Loss) before provision of income taxes	(6,184,811)	(6,264,335)	(26,041,188)
Provision for income taxes	—	0	0

Net (loss)	$(6,184,811)	$(6,264,335)	$(26,041,188)

Preferred dividends in arrears	(68,161)	—	(68,161)

Net (loss) available to common stockholders	$(6,252,972)	$(6,264,335)	$(26,109,349)

Basic and diluted (loss) per share:
Before extraordinary item	$(0.29)	$(0.41)	$(3.22)
Extraordinary item	—	—	0.06
After extraordinary item	(0.29)	(0.41)	(3.16)
Weighted average shares of common stock outstanding	21,307,617	15,253,736	8,274,263

2.    RISK FACTORS

        Please carefully consider the following risk factors before deciding to invest in our Company's securities.

2.1  Risks Associated with Our Financial Position

        (A)  We have a high level of debt. As of December 31, 2002, our consolidated notes payable and total long-term debt was $4,841,880. See Section 4 ("Capitalization and Pro Forma Information") of this Prospectus. If we cannot pay our debts on time or obtain acceptable alternative terms, there would be a material adverse effect on us and our stockholders. We expect to pay our debts as they become due out of cash flow from operations, but this expectation is subject to a variety of factors that could cause us to be unable to pay our debts.

        (B)  We have a history of operating losses. Our operating losses for the past two years are $(6,184,811) and $(6,264,335) respectively. Our accumulated deficit as of December 31, 2001 was $(26,041,188). Accordingly, our prospects must be evaluated in light of the risks and uncertainties encountered by a company in its early stage of development. The new and evolving markets in which we operate make these risks and uncertainties particularly pronounced. To address these risks, we must, among other things, successfully implement our sales and marketing strategy, respond to competitive developments, attract, retain, and motivate qualified personnel, continue to develop and upgrade our products and technologies more rapidly than our competitors, and commercialize our products and services incorporating these enhanced technologies. We expect to continue to devote substantial resources to our product development and sales and customer support and, as a result, will need to generate significant revenues to achieve profitability. Prior to such time as we achieve profitability, we will be required to rely on equity or other sources of financing to supplement our cash flow from operations.

        Future operating results will depend upon many factors, including the demand for our products, the level of product and price competition, the length of our sales cycle, direct sales force and indirect distribution channels, the timing of new product introductions and product enhancements, the mix of products and services sold, activities of and acquisitions by competitors, the timing of new hires, and our ability to develop and market new products and control costs.

2.2  Business Factors that May Adversely Affect Our Operations

        (A)  We have experienced delays in introducing our products. We have recently developed our Series 2100 Personal Tracing Unit. To date, we have received orders totalling only 1,000 units, and we have not yet produced and shipped any Series 2100 units. We anticipated the initial order of 250 units would be produced and delivered to the customer in the fourth quarter of the 2001 calendar year. However, owing to problems with our manufacturer, we do not anticipate this order will be delivered until first quarter of 2002, at the earliest. See Section 6.13 ("Legal Matters") of this Prospectus.

        (B)  We face the pressures of a competitive industry. The market in which we compete is characterized by rapid technological change, frequent introductions of new products, changes in customer demands, and evolving industry standards that can render existing products obsolete and unmarketable. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging hardware, software, database, and networking platforms and by developing and introducing enhancements to our existing products and new products on a timely basis that keep pace with technological developments, evolving industry standards, and changing customer requirements.

        (C)  We are dependent on third parties to distribute our products. Our products are targeted at the emerging market for tracking and we are dependent on distribution relationships with third parties. Only one of these relationships currently exists. If we are unable to develop and retain effective, long-term relationships with these third parties, our competitive position could be materially and adversely affected. Further, any of these third parties, many of which have significantly greater resources than we do, may market products in competition with us in the future or may otherwise reduce or discontinue their relationships with us or support of our products.

        (D)  We rely on third party vendors. The components used in our products are acquired from various electronics manufacturers. Lack of availability of key components would adversely affect our ability to produce and deliver a products on a timely basis. Examples of such key components include the chip set for acquiring the GPS information, the processor used to compute and manipulate data, the wireless communications boards, and the memory cards used for data storage. We have endeavored to design our products in a manner that allows substitution of key components for those from another manufacturer, but alternative components may not be available quickly enough to avoid delaying production and shipment of customer orders. We could, in the future, lose revenues as a result of such delays.

        (E)  We face the risk of product defects. Products as internally complex as those proposed to be offered by us frequently contain errors or failures, especially when first introduced or when new versions are released. We intend to conduct extensive product testing during product development, but we may be forced to delay commercial release of products until the correction of software and hardware problems and, in some cases, the development of product enhancements to correct errors in released products. We could, in the future, lose revenues as a result of product errors or defects.

        (F)  We are dependent upon key personnel. In the event that the significant growth of our revenues occurs, such growth may place a significant strain upon our management systems and resources. Our ability to compete effectively and to manage future growth, if any, will require us to continue to improve our financial and management controls, reporting systems, and procedures on a timely basis and expand, train, and manage our employee workforce. Our failure to do so could have a material adverse effect upon our business, operating results, and financial condition. Our future performance therefore depends in significant part on the continued service of our key technical, sales, and senior management personnel. Key personnel include Michael May and James Stark. We have employment agreements with Mr. May and Mr. Stark. We do not maintain key man insurance on Mr. May and Mr. Stark. The loss of the services of one or more of our executive officers could have a material adverse effect on our business, operating results, and financial condition. Our future success also depends on our continuing ability to attract and retain highly qualified technical, customer support, sales, and managerial personnel. Competition for such personnel is intense.

        (G)  The U.S. government could change policies respecting the availability of and cost for accessing GPS satellite technology. If this occurs, the price of our product, or the cost of access to GPS technology, may increase, thereby reducing demand for our products and services. See Section 6.6 ("The Technology") of this Prospectus.

        (H)  We may be unable to protect our intellectual property rights. We will rely primarily on a combination of patents, copyrights, trade secrets, and trademark laws; confidentiality procedures; and contractual provisions to protect our intellectual property rights. We also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition, and reliable product maintenance are essential to establishing and maintaining a technology leadership position. There is a risk (1) that any patents issued to us may be invalidated, circumvented, or challenged, (2) that the rights granted thereunder will not provide competitive advantages to us or (3) that none of our future patent applications will be issued with the scope of the claims sought by us, if at all. Furthermore, there is the risk that others may develop technologies that are similar or superior to our technology or design around any patents issued to us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. See Section 6.7 ("Intellectual Property Rights") of this Prospectus.

2.3  Other Factors that May Adversely Affect Our Common Stock

        (A)  Control by existing stockholders. Total Tech LLC and its members upon conversion of the Series A Preferred Stock will beneficially own 44.7% of our Common Stock. See Section 8.1 ("Principal Stockholders") of this Prospectus. As a result, these stockholders could exercise control over matters requiring stockholder approval, including a merger with another corporation or the sale of all or substantially all of the assets of iST.

        (B)  There may not be an active public market for our Common Stock or warrants to purchase our Common Stock. Our Common Stock is presently quoted on the OTC Bulletin Board, but there may be no active public market for our shares. The stock market—especially the market for our shares—may be highly volatile because of general market conditions, as well as factors relating to our own performance and our ability to meet market expectations.

        (C)  We don't expect to pay dividends on our Common Stock anytime soon. We expect to use all earnings to pay outstanding debt and to develop our business. Our board will decide on any future payment of dividends, depending on our results of operations, financial condition, capital requirements, and any other relevant factors. We may also be constrained in the amount of dividends we can pay by restrictive debt covenants. As a consequence, our failure or inability to pay dividends may result in a persistently low valuation of our stock by the market, thereby frustrating the expectations of our stockholders over the long-term.

        (D)  We arbitrarily determined the offering price of the shares of common stock offered by us. In addition, because the selling stockholders may sell at any time all or any of their shares offered in this Prospectus, this may depress the market value of the shares offered herein. Therefore, investors may lose all or part of their investment if the offering price is higher than the current market value of the offered shares.

        (E)  We may not realize sufficient proceeds from this offering to implement our business plan because we are offering shares in direct public offering, rather then using the experience of a broker-dealer. We are offering shares in a self-underwritten offering directly to the public. No individual, firm, or corporation has agreed to purchase any of the offered shares. We cannot guarantee that any or all of the shares will be sold. We do not plan to use a broker-dealer, even though a broker-dealer may have more experience, resources or contacts to sell shares more effectively. A delay in the sale of the shares in this offering could cause a similar delay in implementing our business plan. Moreover, if the current market value of the shares falls below our offering price, we may either reduce our offering price or terminate this offering, thereby undercutting our ability to implement our business plan.

        (F)  Because we may be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced, which may make it difficult for investors to sell their shares. See Section 10.8 of this Prospectus ("'Penny Stock' Rules").

3.    FORWARD-LOOKING STATEMENTS

        This Prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of our products and the industry, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this Prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like.

        Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied.

4.    CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2001:

  •
  on an actual basis;

  •
  on an as adjusted basis to reflect the issuance of 4,000,000 shares of common stock at a purchase price of $0.90 per share in exchange for cash.

Pro-Forma Condensed Balance Sheet as of:	December 31, 2001
	Actual	Adjustments	(Unaudited) As Adjusted
Cash	$439	$3,600,000	$3,600,439
Total current assets	50,022	—	225,022
Other Assets	1,079,278	—	1,079,278

Total assets	$1,129,739	$3,600,000	$4,729,739

Current Liabilities
Total current liabilities	2,983,206	—	2,983,206

Long-Term Debt, less current maturities	2,903,425	—	2,903,425

Stockholders' Equity (Deficit)
Series A Convertible Preferred stock	6,133,027	—	6,133,027
Common stock	25,598	4,000	29,598
Additional paid-in capital	15,125,671	3,596,000	18,721,671
Deficit accumulated during the development stage	(26,041,188)	—	(26,041,188)

Total stockholders' equity (deficit)	(4,756,892)	3,600,000	(1,156,892)

	$1,129,739	$3,600,000	$4,729,739

5.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

5.1  Overview

        The following is a discussion of factors affecting our results for the years ending December 31, 2001 and December 31, 2000 and our liquidity and capital resources. This discussion should be read along with our consolidated financial statements and their notes, which can be found beginning on page F-1 of this Prospectus.

5.2  Results of Operations

        We experienced a decline in the number of individuals being monitored in the year ending 2001 when compared to the previous year activity. By the fourth quarter of 2001, we no longer provided monitoring services or leased equipment directly to the end user. Our primary efforts towards the end of 2001 were focused on the delivery of our tracNET™ platform. As a result, support for our products that were in the field in the first six months of 2001 were phased out in the third quarter of 2001. This product change resulted in our Company incurring significant asset write-offs as discussed herein. This product change also resulted in a significant reduction in our revenues for the last six months of 2001.

        We are in the process of deploying our computerized center for communication and data management, staffed only to maintain the system. We anticipate revenues will increase in the first six months of 2002 as we begin to deliver our new products to the criminal justice market. The tracNET platform will be operated as an Application Service Provider (ASP) service, allowing agents of our distributing partners at existing monitoring centers to access and use the system to provide the monitoring services. We intend to complete the final design and begin production of the series 2100 tracking unit in the first quarter of 2002. As we roll out this new product offering, our customers will have control and responsibility to monitor the movement of their individuals or assets. Utilizing our GPS tracking products, customers, through a secure Internet connection, will access their information via our host website, www.isecuretrac.net. This product changeover will allow our customers greater flexibility, ease of use and reduced operating costs when compared to our and our competitor's current product offerings and pricing. At the same time, it will allow us to partner with industry-specific service providers, wherein they will provide the staffing and end-user interaction, and we will supply the tracking technology and information reporting.

        We are a developmental stage company. As such, the financial results of operations reflect our primary activities directed toward development and testing of our GPS products, principally for offender monitoring in the criminal justice marketplace. We have been a developmental stage company since 1992. We anticipate that we will move from a development stage company to an operating company in the coming year of 2002. The following table sets forth the number of tracking units monitored or leased for the period indicated. iST monitored and leased 384 units in the year of 2001. For the year of 2000, iST monitored and leased 1,773 units. As stated above, the reduction of the number of units monitored and leased during the course of 2001 when compared to 2000, is a result of managements decision to phase out our current products in the field.

Year	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Year-to-date
2000	627	594	285	267	1,773
2001	310	70	4	0	384

  For the Year Ended December 31, 2001

Revenues

        We derive revenue from billable services for monitoring, equipment and software leasing, and charges for maintenance and repair of equipment. For the year ended December 31, 2001, revenues decreased 70% to $52,652 compared to $175,237 during the same period in 2000. The reason for the decrease in the comparable period is less units being monitored and leased in the year ended December 31, 2001 (384), as compared to (1,773) the same period in 2000.

Cost of Sales

        Cost of sales represents the direct costs associated with the generation of revenue, and includes cost of goods for products which are sold, direct costs of distribution of software and equipment, maintenance expenses on equipment repaired under service agreements, and the direct variable communications expenses associated with the monitoring services provided by iST. For the year ended December 31, 2001, cost of sales decreased 72% to $110,198 compared to $396,985 during the same period in 2000. The primary reason for the lower cost of sales in 2001 was decreased utilization of the monitoring units in the field, due to the business plan change discussed herein.

Gross (Loss)

        For the year ended December 31, 2001, Gross (Loss) for iST was $(57,546) compared to a Gross (Loss) of $(221,748) for the same period of 2000. The reason for the decrease was decreased revenues as discussed above.

Research and Development

        Research and Development expenses are the direct costs associated with iST's development of our proprietary products. Expenses in this category include the cost of outside contracted engineering and design, staffing expenses for iST's own engineers and software developers, and the actual costs of components, prototypes, and testing equipment and services used in the product development functions. The Research and Development expenses increased to $496,727 for the year ended December 31, 2001, up from $371,858 for the same period in 2000. The reasons for this increase were an increase in research and development salaries of $68,249 due to the addition of staff in the fourth quarter, and a $37,295 increase in development costs associated with the development of the series 2100 tracking unit. We capitalized software and hardware development costs in accordance with the Statement of Financial Accounting Standard No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. The capitalization of these costs begins when a product's technological feasibility has been established and we have a detailed product design. The capitalization of these costs ends when the product is available for general release to customers. We will amortize these costs on a straight-line basis over an estimated economic useful life of three years or on the ratio of current revenue to total projected product revenues, whichever is shorter once the product is available to customers. It is reasonably possible that those estimates of projected product revenues, the remaining estimated economic life of the product or both would be reduced significantly in the near term due to competitive pressures or technological changes. As a result, the carrying amount of the capitalized software and hardware costs may be reduced materially in the near term. $133,833 and none of capitalized software and hardware development costs were charged to expense in the years ended December 31, 2001 and 2000, respectively.

Sales and Marketing

        Sales and Marketing expenses represent the costs of our sales and marketing staff, travel and related expenses associated with sales to iST's customers and prospects, the costs of advertising in magazines and periodicals, attendance at trade shows, and production of marketing and related collateral material. Sales and Marketing expenses were $120,391 for the year ended December 31, 2001 compared to $184,192 during the same period in 2000. The decrease is the result of a decrease in Sales and Marketing labor costs of $37,576, less travel expenses of $9,941, and a decrease in advertising expenses of $6,934.

General and Administrative

        General and Administrative expenses are all the indirect and overhead expenses associated with the operations of the Company, outside of those expenses described above. These expenses include executive, administrative and accounting staff payroll, taxes and benefits, rent on property, all travel not included in the Sales and Marketing expense, fixed telephone expenses, office leases and supplies, and recruiting and training expense. For the year ended December 31, 2001, General and Administrative expense increased to $2,991,764 from $1,861,221. The main reasons for the increase were due to increases in professional and legal fees of $190,961, a $593,388 increase in compensation and consulting costs incurred related to contract agreements, a $108,034 increase in damaged and scrapped components associated with the discontinuation of our previous product offering, as well as an increase of $279,782 due to an allowance on deposits for inventory in association with our dispute with EMT (See Section 6.13 Legal Matters of this Prospectus).

Operating (Loss)

        For the year ended December 31, 2001, operating (loss) was $(3,666,428), compared to $(2,639,019) for the same period in 2000. The main reason for this increase was higher general and administrative expenses in the period offset by a lower gross loss as explained above.

Interest Expense

        For the year ended December 31, 2001, interest expense totaled $671,042, compared to interest expense of $672,544 in the comparable period of 2000. This slight decrease in interest expense in 2001 over 2000 was due to a reduction of debt in the third and fourth quarter of 2001, coupled with lower interest rates throughout the year.

Loan Acquisition Expense, Stockholders

        For the twelve months ended December 31, 2001, loan acquisition expense totaled $2,047,259 compared to $2,953,511 for the comparable period of 2000. This expense is due to stock warrants issued to various stockholders or individuals for lending us money, and for their personal guarantees on the notes payable with certain banks. This expense fluctuates based on the cash needs of iST.

Other, net

        For the year ended December 31, 2001, we had other income of $199,875 compared to $0 for the comparable period of 2000. This income was the initial license fee payment from DMATEK, LTD of Israel for entering into a worldwide non-exclusive license agreement with the Company allowing DMATEK the rights to use our patents in people tracking applications.

Net Loss

        For the year ended December 31, 2001, we had a Net Loss of $(6,184,811), compared to a Net Loss of $(6,264,335), in the comparable period of 2000, for the reasons described above.

Dividends in Arrears

        For the year ended December 31, 2001, dividends in arrears totaled $68,161 as compared to $0 for the year ended December 31, 2000. The increase was due to the issue of Series A Convertible Preferred Stock on November 30, 2001. The $68,161 represents one month of dividends for the month of December 2001. See Section 5.3 (Liquidity and Capital Resources of this Prospectus).

Net (loss) Available to Common Stockholders

        For the year ended December 31, 2001, we had a net (loss) available to common stockholders of $(6,252,972) compared to a net (loss) available to common stockholders of $(6,264,335) for the period ended December 31, 2000. The reasons for the difference are described above.

5.3  Liquidity and Capital Resources

        We are a development stage business and have not yet achieved profitable operations. We lack sufficient operating capital. We intend to fund our ongoing development and operations through a combination of additional equity capital and borrowings. As of December 31, 2001, we did not have commitments for either debt or share purchases to meet our planned 2002 operating capital requirements. No assurance can be given that we will be able to obtain such additional funding or financing, or a renewal of our note payable to Wells Fargo Bank or be able to obtain financing on satisfactory terms. We will continue to seek additional financing sources but the failure to do so could materially adversely affect our liquidity, operating results and financial condition.

        For the year ended December 31, 2001, we used $(2,463,068) of cash in operating activities and another $(557,409) in investing activities. We generated $2,965,889 in cash from financing activities. The total of all cash flow activities resulted in a decrease in the balance of cash for the twelve month period of $(54,588). For the same period of 2000, our Company used $(2,123,727) of cash in operating activities and another $(104,193) in investing activities. We generated $2,275,104 in cash from financing activities. The total of all cash flow activities resulted in an increase in the balance of cash of $47,184.

        We secured approximately $2,850,000 in debt through the twelve months of 2001 to fund the operations through the final stages of development. We are seeking to raise $3,600,000 in equity capital through the sale of the 4 million shares we are registering in the Form SB-2 registration statement to fund product production, provide working capital, and pay down short term debt for 2002.

        In an agreement, dated as of November 7, 2001, Total Tech, LLC, Roger Kanne, Dennis Anderson, Martin Halbur, Macke Partners, Robert Badding and James and Patricia Pietig as trustees of the James L. Pietig 1992 Revocable Trust U/TA 3-13-92 (collectively, the "Investors"), acquired 8,609.80 shares of our Series A Convertible Preferred Stock (the "Series A Preferred"). Each share of Series A Preferred is convertible into 1,000 shares of Common Stock, subject to adjustment for stock splits and similar events. See Section 10.3 ("Preferred Stock") for a summary of the designations, rights and preferences of shares of the Series A Preferred and the holders thereof. The Series A Preferred was issued in consideration of the forgiveness of indebtedness owed to Investors in the aggregate of $1,497,915, the assumption of $1,000,000 of bank debt by certain investors, the cancellation of 11,071,716 stock purchase warrants held by Investors (having an aggregate value of $1,932,887) and the assumption by Total Tech, LLC of $4,178,989 of iST's indebtedness with financial institutions. See Sections 8 ("Principal Stockholders, Certain Relationships and Related Transactions") and 9 ("Selling Stockholders") of this Prospectus. As of December 31, 2001 $1,702,226 of this indebtedness had been assumed by Total Tech, LLC. Subsequent to December 31, 2001 the remaining $2,476,763 of indebtedness had been transferred to Total Tech, LLC.

        As of February 22, 2002, our Company had the following borrowing facilities in place, all of which are guaranteed by various directors of the Company: See Section 8.2 ("Certain Relationships and Related Transactions") of this Prospectus.

        We have a $750,000 note payable from U.S. Bank N.A. of Omaha, Nebraska. Our Company is repaying this loan in 35 monthly payments of $16,557 and one last payment estimated at $369,376 payments began on July 15, 2000. The interest rate is a variable rate based on the U.S. Bank N.A. Reference Rate (the "Index Rate") plus two (2) percent. As of December 31, 2001, the Index Rate was currently four and three-fourths (4.75) percent. This loan is secured by a security interest in the Company's tangible and intangible assets.

        We have a $1,000,000 note payable from Wells Fargo Bank. Interest only payments are due monthly beginning May 23, 2001. The note matures on April 23, 2002 and carries an interest rate per annum equal to the prime rate. As of December 31, 2001, the prime rate is four and three-fourths (4.75)%. We are actively seeking to renew this note with Wells Fargo Bank.

        The majority of our remaining notes payable and long-term debt consists of amounts owed to individuals, primarily directors of our Company, which mature within one year and carry interest rates ranging from 6% to 12.00%. See Section 8.2 ("Certain Relationships and Related Transactions") of this Prospectus.

6.    OUR BUSINESS

6.1  General

        (A)  From April 1996 until completion of the Share Exchange on December 17, 1997, we conducted no operations directly. Since the Share Exchange, our business is to design, develop, produce, sell and support wireless products and services relating to the tracking, monitoring and reporting of individuals and tangible assets. Currently, our business primarily concerns criminal justice applications for house arrest and electronic monitoring. We intend to market our products and services through third-party distributors. On November 1, 2001, we entered into a distribution agreement with ADT Security Services, Inc. ("ADT"), which committed to purchase 1,000 of our 2100 Series Personal Tracking Units. ADT will distribute these units to various law enforcement agencies. We will provide monitoring services to ADT on a 24/7 basis. We anticipate completing this order by second quarter 2002. We do not have any other distribution agreement in place at this time.

        (B)  The iSecureTrack™ product, which utilizes GPS technology, wireless communications and proprietary computer software, provides real time monitoring, tracking and reporting of adult and juvenile offenders as a criminal justice rehabilitative alternative. Our iSecureTrack™ product is the next generation of software and products based on our patented technology. Through customer staffed operations centers, the system tracks the geographic location of every offender in the system, reports specific activities and identifies violations against customer-established parameters. This information is then delivered to the appropriate authorities using various methods, including telephone calls, paging and internet-based e-mail and web-based reports. We believe use of our system can offer substantial cost savings over the cost of incarceration and improve the efficiency of probation and parole officers. It also offers the backlogged criminal justice systems a more secure solution to the problems of rapidly growing criminal populations, overcrowded correctional facilities and more lenient sentencing alternatives.

        (C)  In addition to the criminal justice market, we have had discussions and marketed to additional industries where we believe our products and services offer attractive solutions to current problems. One market that we have marketed to is the transportation industry. This market would include (1) automatic vehicle tracking and (2) through the installation of tracking units at strategic locations, monitoring the status of freight cargo (whether loaded or unloaded on the trailer or other container).

        (D)  The lease for our office is for approximately 6,000 square feet which runs until December 2005 at an average monthly rental rate of $5,263.

        (E)  Significant Agreements

        We entered into a programming services agreement on March 27, 2001 with Telemarket Resources International ("TRI") to develop our Internet based application software for tracking and monitoring people and assets. The term of the agreement is indefinite. The agreement provides for the completion of specific computer programming projects defined in attached statements of work and further provides that all ownership rights to any work products are the exclusive property of iST. The initial Statement of Work was completed on October 31, 2001 and we have not tasked TRI with completing additional Statements of Work under the agreement.

        We entered into an informal arrangement on February 4, 2001 with LEDvision, Inc., d/b/a Electronics Manufacturing Technologies, Inc., ("EMT") for the final design and production of our Company's global positioning system (GPS) Personal Tracking Unit (PTU) and asset tracking unit. Subsequently, we filed a complaint in U.S. District Court, District of Nebraska on January 2, 2002 alleging EMT's failure to manufacture and deliver our Model 2100 Series products.

        We entered into two agreements on November 1, 2001 with ADT Security Services for (i) the purchase and distribution of our products, including our Personal Tracking Units (PTUs), in the criminal justice marketplace in North America; and, (ii) access to and use of our hosted software application to allow ADT and its customers to track and monitor specific PTUs worn by criminal offenders under court orders.

        The initial term of each agreement with ADT is for three years and will automatically be extended for up to two additional one year periods. Either party may terminate upon a breach by the other party which is not cured within 30 days. Either party may terminate without cause upon 90 days prior notice.

        The Product Purchase and Distribution Agreement states pricing and allowable price increases, with prices for the first 1,000 PTUs fixed. The Agreement also contains ordinary and usual terms for shipping dates, shipping delays, cost of shipping, transfer of title, shipping delays, rescheduling and order cancellations. We provide a one year repair or replacement warranty for our products and will indemnify ADT against any claims of patent or other intellectual property infringement. Except for a breach of contract or a violation of law, liability is limited to direct damages and we disclaim any liability for the acts of criminal offenders wearing our products. We also agreed to provide ADT personnel with onsite training at a fixed daily cost, plus expenses, and to provide extended warranty service for our products up to three years beyond the term of the original one year manufacturer's warranty.

        The term of the Hosting Services Agreement between us and ADT is the same as described in the Product Purchase and Distribution Agreement. In the Hosting Services Agreement, we agree to maintain adequate capacity to track and monitor all PTUs activated for use, maintain adequate security of the system, maintain accessibility via standard Internet browser software (e.g. Microsoft Explorer), and to guarantee normal uptime for the system (i.e. except for scheduled downtime) at 99.9%. Under the Hosting Services Agreement, we will be paid a daily hosting fee for each PTU which has been activated by ADT or its customers.

6.2  The Electronic Monitoring Market

        (A)  According to the U.S. Bureau of Justice Statistics latest report, 6.5 million adults were under some form of correctional supervision at December 31, 2000. The number of prisoners under the jurisdiction of federal or state correctional authorities on that date reached a record high of 1.9 million. Moreover, 4.5 million adults were under parole or probation supervision. The total adult correctional population has increased 48.7% from 1990 to 2000. The Department of Justice has projected an annual growth equal to this historical rate.

        (B)  This growth has resulted in stresses on the correctional system in terms of both management and costs. While this has led to increased use of probation and parole as alternatives to incarceration, caseworkers are unable to monitor probationers and parolees effectively. Electronic monitoring enhances the ability of caseworkers to monitor the activities of probationers and parolees, as well as affording house arrest as an economic alternative to incarceration.

        (C)  According to the National Institute of Justice, electronic monitoring offers two distinct advantages over incarceration, 1) it reduces the public's tax burden by allowing the offender to work and, subsequently, to pay for electronic monitoring costs, and 2) it reduces prison and jail overcrowding by providing a viable alternative to incarceration.

        (D)  The traditional house arrest application utilizes (1) a fixed location radio frequency device connected to a power source and telephone line (a "house arrest unit") and (2) a tamper-proof transmitter cuff worn by the offender. The individual under house arrest must remain within a specified distance of the house arrest unit. When they leave that proximity, the house arrest unit transmits a notification over the telephone line to a monitoring center. The monitoring center software and operators determine if this is a permitted or authorized departure, using tables of individual schedules provided by the contracting authorities. If they determine it is a violation of the programmed schedule, a violation notice is created and the appropriate authorities are contacted using pre-established protocols. These protocols can include voice calls, paging, faxing, e-mail or some combination. Additionally, reports are created for transmission as required by the customer organization.

        (E)  House arrest monitoring equipment first became commercially available in 1984. In 1987, twenty-one (21) states reported using this electronic monitoring as a sentencing alternative. By 1995, all fifty states were using at least limited amounts of house arrest electronic monitoring. Experts estimate that as many as 300,000 individuals now incarcerated could be supervised more cost-effectively and safely using appropriate electronic supervision. [Source: Journal of Offender Monitoring, January 1998 and March 1999 issues] Also, the Journal of Offender Monitoring estimated 95,000 individuals under electronic house arrest at the beginning of 1999. These individuals were monitored primarily through third party service providers under contract to the appropriate local, state and federal agencies.

        (F)  We believe there is a substantial opportunity to provide a system to allow offenders to be tracked and monitored away from the fixed house arrest location. In early 1994, our Company began looking into the feasibility of utilizing GPS receivers and wireless communications technologies in a device which could be worn by offenders and thus allow electronically supervised release from house arrest. In December of 1994, we described our concepts in a patent application filed with the United States Patent and Trademark Office for an "Apparatus and Method for Continuous Electronic Monitoring and Tracking of Individuals." Over the next seven years, we continued to pioneer the development of a system of continuous monitoring of mobile offenders by creating smaller and lighter personal tracking units (PTUs) and refining the software to track and monitor the location of the PTUs. In late 1995, we were the first company to field test PTUs. Our lunch pail sized units were extensively tested by the Nebraska Department of Corrections and the concept was proven. In 1997, size had been reduced and functionality was increased. Our 1702 model PTU, the size and shape of a "bag phone", had been made capable of changing inclusion and exclusion zones while mobile through parameters downloaded from central monitoring computers, another first for the industry. The 1702 model was used by state probation officers in Texas, Arizona and Illinois. In the meantime, we filed two additional patent applications, in 1997 and 1998. In 2000, we were issued two patents for the apparatus and method of tracking persons or mobile objects with the use of GPS and wireless communications.

        (G)  We derive our revenue from the sale of PTUs and related products and services and from the use of our web-based tracking and monitoring system, known as tracNet24™. tracNet24 is a hosted application, accessible to our distributors and their justice agency customers through secured log-ins and allows tracking and monitoring of all electronically activated PTUs. For each PTU monitored through tracNet24, we charge a daily hosting fee. Additional revenue is generated for data archiving services and custom reporting. Our typical agreements with established distributors in the criminal justice marketplace consist of (i) product purchase and distribution agreements and (ii) hosting services agreements. The usual term of the agreements is from three to five years, with automatic one year renewals thereafter. We warrant our products to be free from defects and to operate in accordance with our published product specifications for a period of one year. Negotiated product volume discounts, product shipping and delivery terms, and pricing for training, and extended product warranties are also described in our distribution agreements. Our standard hosting services agreements with our distributors contain terms for guaranteed system availability and capacity, accessibility through the Internet with standard browsing software and charges for data archiving.

6.3  Competition

        iST believes that only one other company, Pro Tech Monitoring, Inc., has a GPS-based product in the field today. We compete with ProTech Monitoring on the basis of price, quality of product and quality of service.

6.4  Business Strategy

        The key elements of our business strategy are to:

  •
  Be a leader in applying GPS technology to applications for tracking individuals and objects.

We have an accumulated deficit in excess of $26,000,000, which represents our efforts to date to improve our products. Improvements in technology components and communications systems are being constantly evaluated. We intend to incorporate appropriate new or improved capabilities into our products on an ongoing basis, and to continue to devote significant resources to the area of product development.
  •
  Target application opportunities within specific market niches and to be a supplier of equipment and software to those end markets.
We intend to target as distributors the criminal justice segment service providers that need additional and replacement house arrest equipment and who have a need for GPS-based systems.

GPS technology, in general, has already gained acceptance in the automatic vehicle location segment of the transportation industry and iST believes that its core product can be readily adapted to that market. We have identified the location of untethered trailers as one initial application niche to serve in the transportation industry.

Additionally, we will maintain the capability to undertake special projects, funded by specific customers to meet their unique needs. These special projects will be done to advance iST's knowledge in certain markets and to fund development within specific application areas. To date, iST has worked on no special projects.

        To date, we have had limited revenue from operations and has accumulated significant losses. Consequently, we have had difficulty in obtaining funding from commercial lenders, thereby requiring iST to obtain funding from private sources. See Section 8.2 ("Certain Relationships and Relations Transactions"). We may not be able to find adequate sources of funding to implement our strategic goals. Moreover, there is no assurance that we will ever generate significant revenues or profits.

6.5  The Products and Services of the Company

        Our recent introduction of our next generation product, our Series 2100 Personal Tracking Unit, is targeted to replace the previous product offering, the ABS<ComTrak(R) solution. The Series 2100 Personal Tracking Unit provides our customers with real-time monitoring of any individual or thing on either a continuous or periodic basis through the Internet, whether the person or object is moving or is at a fixed location.

        The Series 2100 Personal Tracking Unit offering consists of the following components:

        A tracking unit is worn by or placed near the subject. The tracking unit is secured to the subject via a wireless cuff, which is about the size of many wristwatches. The wireless cuff is waterproof and shockproof; its case and strap are designed to be tamper resistant. The tracking unit utilizes information from the GPS to triangulate the subject's physical position. The tracking unit then transmits this and other information to the tracNET24™ hosting center. In addition, the tracking unit can be used in a docking station (which is similar to a cradle for a cordless telephone) as a house arrest monitor.

        The tracking unit monitors the status of the wireless cuff and itself and reports (see below) the following conditions:

  •
  Status of radio frequency contact between tracking unit and the house arrest monitor, including proximity violations (i.e. failure to remain within specified proximity of the house arrest monitor).

  •
  Tampering with tracking unit or the house arrest monitor

  •
  Status of communications between the house arrest monitor and the operations center

  •
  Status of power connection of the house arrest monitor

  •
  Status of tracking unit battery

  •
  Inclusion zone violations (i.e. subject being out of a designated area inappropriately.)

  •
  Exclusion zone violations (i.e., being in an area or location from which the subject is prohibited).

  •
  Find Me Mapping (i.e. allows customers to locate the specific location of the unit and its offender at any given time.)

        Each customer will access and maintain their offender information and will also monitor the movement of offenders through our host software on the Internet. The customer can build daily schedules and program inclusion and exclusion zones via their Internet connection. We provide various levels of service to meet the specific needs of our customers.

6.6  The Technology

        (A)  Wireless communications are transmitted through the space via radio frequency radiation, one of several types of electromagnetic radiation. The radio frequency part of the electromagnetic spectrum is generally defined as electromagnetic radiation with frequencies in the range of 3 kilohertz to 300 gigahertz. One "hertz" equals one cycle per second. A kilohertz ("kHz") is one thousand-hertz, a megahertz ("MHz") is one million-hertz and a gigahertz ("GHz") is one billion-hertz. Microwave radiation is a high-frequency form of radio frequency radiation usually defined as from about 300 MHz to 300 GHz.

        Familiar uses of radio frequency radiation involving telecommunications include AM and FM radios, television, citizens band radio, hand-held walkie-talkies, amateur radio, short-wave radio, cordless telephones and microwave point-to-point and ground-to-satellite telecommunications links. Non-telecommunications applications include microwave ovens and radar.

        The manufacture, sale and use of devices, which utilize any part of the radio frequency radiation spectrum, are subject to regulation. The Federal Communications Commission (the "FCC") is the principal agency responsible for such regulation within the United States. State and local governments, however, exercise some control respecting the siting of wireless facilities. While many transmitters (such as radio stations) must be individually licensed, certain low-power transmitters need not be. These would include such devices as cordless telephones, baby monitors, garage door openers, wireless home security systems, and keyless automobile entry systems. Before such a device may be marketed, however, it must first be tested to determine if the device meets FCC specifications and then receive authorization from the FCC. The devices that iST markets fit within this regulatory scheme.

        (B)  Global Positioning System. The Global Positioning System consists of at least 24 operational satellites that orbit the earth every 12 hours. Operated by the Department of Defense, this constellation typically permits from five to eight satellites to be visible from any point on earth at any given moment in time. A master control facility located at Schriever Air Force Base in Colorado monitors signals from the satellites and uploads orbital and clock data. A position fix is acquired when a GPS receiver is "seeing" at least three of these satellites. Since the discontinuation of selective availability on May 1, 2000, the positioning system is accurate to within 10 meters, approximately 33 ft, for horizontal position, 15 meters, approximately 50 ft, for vertical position and 110 nanoseconds time accuracy. In a statement from the White House, the president said "The decision to discontinue selective availability ("SA") is the latest measure in an on-going effort to make GPS more responsive to civil and commercial users worldwide. The government will continue to provide all GPS capabilities to worldwide users free of charge." Furthermore, he stated that the government "...realized that worldwide transportation safety, scientific, and commercial interests could best be served by discontinuation of SA. It benefits users around the world in many different applications, including air, road, marine, and rail navigation, telecommunications, emergency response, oil exploration, mining, and many more."

        GPS satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage. The satellites have design lives of 7.5 years and are subject to damage by the hostile space environment in which they operate. To repair damaged or malfunctioning satellites is not economically feasible. If a significant number of satellites were to become inoperable, there could be a substantial delay before they are replaced with new satellites. A reduction in the number of operating satellites would impair the current utility of the GPS system and the growth of current and additional market opportunities. In addition, there can be no assurance that the U.S. government will remain committed to the operation and maintenance of GPS satellites over a long period, or that the policies of the U.S. Government for the use of GPS without charge will remain unchanged. However, the Presidential Directive marks the first time in the evolution of GPS that access for consumer, civilian and commercial use has a solid foundation in government policy. Because of ever-increasing commercial applications of GPS, other U.S. Government agencies may become involved in the administration or the regulation of the use of GPS signals. Any of the foregoing factors could affect the willingness of buyers of our products to select GPS-based systems instead of products based on competing technologies. Any resulting change in market demand for GPS products could have a material adverse effect on our financial results.

6.7  Intellectual Property Rights

        iST has been issued three patents to date by the United States Patent Office:(i) No. 6,072,396 for an "Apparatus and Method for Continuous Electronic Monitoring and Tracking of Individuals" was issued on June 6, 2000 and will expire on June 6, 2017; (ii) No. 6,100,806, also for an "Apparatus and Method for Continuous Electronic Monitoring and Tracking of Individuals" was issued on August 8, 2000 and will expire on July 7, 2018; and (iii) No. 6,337,665 was issued on January 8, 2002 for an "Antenna Orientation Maintaining System in a System for Tracking Individuals and Method of Use" and will expire on October 18, 2020.

        We have been granted a nonexclusive software license from SiRF Technology Incorporated ("SiRF"). SiRF has designed GPS chip sets and software solutions that allow iST to embed GPS technology into its products. This license is for an indefinite term; however, it may be terminated if SiRF loses any of its rights as to the software products encompassed therein or by either party upon thirty (30) days written notice in the event of a material breach of the license by the other party.

6.8  Regulation

        The FCC regulates the manufacture, sale and use of radio frequency radiation devices. Similarly, insofar as GPS remains funded and controlled by the U. S. government, devices utilizing GPS must conform to government specifications. Our 1702 model PTU received full FCC compliance certification. Our current 2100 model PTU received FCC Part 2, Part 22 and Part 15, Class B approval in August, 2001 following FCC required testing at Intertek Testing Services NA, Inc., an FCC designated testing laboratory. A remaining test for spurious emission attenuation failed and the product was redesigned with additional shielding to block electro-magnetic interference (EMI). It is currently undergoing additional EMI testing and we expect to have the product fully FCC compliance certified within thirty days.

        The use of tracking devices as an aid to, or indeed substitute for, physical surveillance by law enforcement personnel is subject to federal, state and local law. Generally stated, tracking devices may be attached to or installed upon the monitored person or object without court order as long as the person or objects remain in public view. Once the person or object is withdrawn from public view, a court order is required. But, where a tracking device has been placed with contraband (e.g., stolen goods), rather than with a lawfully possessed item, warrantless monitoring can continue to occur even after the monitored object has been taken onto private premises. As a rule, all persons presently monitored by iST are subject to a court order requiring such monitoring as a condition to their release.

        The use of tracking devices by private persons is also subject to applicable law. The monitoring of persons without their consent or of objects without their owners' or lawful possessors' consent may be a violation of laws protecting privacy and property rights.

6.9  Research and Development

        During 2000 and 2001, we expended $371,858 and $496,727, respectively, toward research and development. The costs of such research and development are borne by us and not by any of our customers. We have been a pioneer in the development of GPS tracking as it relates to use in the criminal justice industry. The research and development staff designs and develops products incorporating GPS technology, wireless communications, and data storage and transmission. Our current research and development efforts are focused on completion of the 2100 series product for the criminal justice industry. This platform of technology has been designed to cross over into over market segments including the transportation industry.

6.10    Customers; Orders Backlog

        Because we are a development stage company, we have to date sustained significant losses. The loss of any customer could further worsen our prospects and business. There is no material backlog of orders for the products we sell.

6.11    Seasonality

        Our business is not seasonal.

6.12    Employees

        As of February 22, 2002, we had 16 full-time employees and 2 contract employees on staff.

6.13    Legal Matters

        We are subject to pending or threatened lawsuits that are ordinary to our business. We are also subject to a variety of federal and state laws and regulations, especially those relating to electronic devices and wireless communications.

        On December 20, 2000, iST, a Nebraska corporation, filed a patent infringement lawsuit against the Defendant, Pro Tech Monitoring, Inc. (Pro Tech), a Delaware corporation located in Palm Harbor, Florida. The case was filed in Omaha, Nebraska in the United States Federal District Court, Case No. 8:00-CV-624. iST contends that Pro Tech, who provides product to the criminal justice industry, is infringing on the iST patents covering our Company's proprietary GPS based tracking system. On January 31, 2001, Pro Tech filed a declaratory judgement action against iST in the United States Federal District Court for the Middle District of Florida, Tampa Division, Case No. 8:01-CV-216-T-17MSS. Pro Tech claims in this action that its product and methods do not infringe upon the iST patents. iST and Pro Tech dispute the proper venue between Nebraska and Florida for purposes of determining infringement of the iST patents. iST will vigorously defend against the complaint filed by Pro Tech and will aggressively protect its Intellectual Property.

        On July 16, 2001 the United States Federal District Court dismissed Case No. 8:00-CV-624 without prejudice. As a result of this dismissal, the Company filed a response and counter claim to Case No. 8:01-CV-216-T-17MSS in the Federal District Court for the Middle District of Florida.

        As of February 22, 2002, there is no material update to the pending litigation. The parties are currently engaged in discovery.

        On January 2, 2002, iSecureTrac Corp., a Delaware corporation, filed a complaint against LEDvision Inc, an Iowa corporation, d/b/a Electronic Manufacturing Technologies, Inc. ("EMT"), in the U.S. District Court, District of Nebraska—(Case No. 8:02CV5). iSecureTrac Corp. alleges that EMT breached its contract with iSecureTrac by its failure to manufacture and deliver production units of iSecureTrac's Model 2100 Series products. Consequently, iSecureTrac has had to utilize other manufacturers to produce such products, causing a delay in its customer deliveries. iSecureTrac seeks to recover monies previously paid to EMT plus lost profits and incidental and consequential damages, and the cost of pursuing the action. In an additional claim, iSecureTrac alleges that EMT's conduct concurrent with and subsequent to EMT's breach of contract amounted to trade disparagement and interference with its business relationships. iSecureTrac seeks damages to compensate it for damage to its reputation caused by EMT's conduct.

7.    OUR MANAGEMENT

7.1  Our Directors and Executive Officers

        Our Board of Directors includes nine members, two of which are executive officers of iST. Each director serves a one-year term and until his or her successor is elected and qualify. All directors are elected at the annual meeting of iST's stockholders. The following provides biographical information concerning the current members of the iST's Board of Directors.

        Robert E. Badding, age 71, joined our board of directors in October 1997. He is founder and Chairman of the Board of Badding Construction from 1999 to present. Previously, Mr. Badding was Chief Executive Officer of Badding Construction from 1954 to 1999. Badding Construction is a regional commercial and residential construction firm and Mr. Badding has been involved in all levels of the construction management of this multi-state firm.

        Martin J. Halbur, age 49, joined the board of directors in July of 2000. Dr. Halbur has been practicing dentistry in Carroll, Iowa, since 1976. Dr. Halbur performed his undergraduate work at Creighton University in Omaha and graduated from Creighton University Dental School in 1976.

        Roger J. Kanne, age 60, has been a Board member since October, 1997. Mr. Kanne also served iST as Chief Financial Officer and Secretary from May, 2000 to February, 2001. Mr. Kanne is Chairman, President and CEO of Community Oil Company, a regional distributor of petroleum products, and has served in such capacity since 1972. He also serves as Vice President and Secretary of ET Company, a regional video distributor, and has held such position for the last 16 years.

        Michael P. May is Chairman of the Board and has been a Board member since January 2001. Mr. May has spent his career in the development and management of technology-driven growth companies, first in software, and most recently in outsourced CRM services. Since May 1998, Mr. May has been an independent consultant to emerging technology businesses, with a focus on Internet commerce and communications. Previously, Mr. May served as an executive and Director for SITEL Corporation (NYSE:SWW), a leading provider of outsourced Customer Relationship Management for Fortune 500 and Financial Times 100 corporations around the world, including as Chief Executive Officer from January 1997 until his resignation in May 1998, and prior to that, as President. During his tenure, SITEL grew from a US-based organization with less than $50 million in revenue to a global business with over 13,000 employees, serving over 300 clients in 17 countries, with annualized revenue in excess of $600 million. Mr. May was founder of May Teleservices, Inc (MTI)., and served as Chairman from 1985 until the company's merger with SITEL Corporation in 1992. MTI provided outsourced sales and customer service for large US corporations. From 1975 to 1985, Mr. May served as a senior executive, and Director of Applied Communications, Inc. (NASDAQ: ACIS), the predecessor to Transaction Systems Architects, Inc. (NASDAQ: TSAI), the global leader in providing EFT transaction processing software to financial institutions.

        Ronald W. Muhlbauer, age 59, former Chairman of the Board and has been a member of the Board of Directors since December of 1996. He is a Certified Public Accountant and, for the past 27 years, has been a partner with the accounting firm of Olsen, Muhlbauer & Co., L.L.P., in Carroll, Iowa. Mr. Muhlbauer is a graduate of Creighton University in Omaha, Nebraska, with a BS degree in Business Administration.

        Ravi Nath, age 50, joined the iST Board in December, 2001. Dr. Nath is the Jack and Joan McGraw Endowed Chair of the Department of Information Systems and Technology at Creighton University in Omaha. He assumed the Department chair in May of 2001 and became a tenured Professor at Creighton in 1998. From 1980 to 1998, Dr. Nath was a Professor of management information systems at the University of Memphis, receiving a tenure in 1985. Dr. Nath also currently serves as Executive Director of the Joe Ricketts Center in E-Commerce and as a Board member of the Applied Information Management Institute.

        Donald R. "Rik" Smith, age 50, joined our iST Board in December 2001. Mr. Smith most recently consulted to SITEL as Senior Project Manager for the implementation of a $500 million contract for outsourced General Motors Customer Service call centers, establishing four call centers and staffing of management and facilities operations positions. Mr. Smith has over 20 years working in management positions from startups through publicly listed global enterprises in the technology and service areas. From 1993 - 1997 Mr. Smith served as President of SITEL Telecommunications Division, SITEL Corp (NYSE:SWW) providing outsourced customer service, sales, and collections for a number of major telecommunications companies. From 1997 - 1998, Mr. Smith served as Executive Vice President & Member of the Executive Committee at SITEL responsible for all global sales and marketing, including US, Europe, and Australia

        James E. Stark, age 40, joined our Board in December 2001. MR. Stark also serves as our President and Secretary. Mr. Stark rejoined the company as Vice President and Chief Financial Officer in February 2001 and was promoted to President in November 2001. Mr. Stark originally joined iST in September 1999 as Corporate Controller and was promoted to President and Chief Financial Officer in January 2000 and served in that capacity until his resignation in May 2000. Prior to rejoining iST, Mr. Stark served as an independent consultant for start-up and high-tech companies in the Midwest region of the United States. Previously, Mr. Stark was the Director of Investor Relations and Strategic Planning for Transcrypt International, Inc., the market leader in voice encryption technology from May 1998 to August 1999. From March 1997 through April 1998, Mr. Stark served as Director, Sales and Media Analysis for Quantum North America with operational responsibilities for this $100 million division of National Media. Mr. Stark served as Director of Finance for America West Airlines, the nation's 9th largest carrier with over $2.0 billion in revenues from January 1996 through March 1997.

        Tom Wharton, age 40, joined our Board in December 2001. Mr. Wharton has an 18-year career in financial management, business strategy development, and marketing for international and domestic companies. Mr. Wharton began his career at Bozell & Jacob's Poppe Tyson Advertising division in 1988, where he advanced to CFO & CIO in 1992. While CIO at Poppe Tyson, Mr. Wharton co-founded, managed, and obtained initial financing for Poppe's ad sales network, which has become the industry's top Internet advertising network, DoubleClick, Inc. (NASDAQ DCLK). Mr. Wharton co-founded Poppe Tyson Interactive, and was named President & Chief Operating Officer in 1996. Mr. Wharton's responsibilities included expanding operations into Europe, Asia, and South America, worldwide marketing strategies and global client expansion. He helped develop online strategies for IBM, Dow Chemical, Chase Bank, Priceline, Sony Playstation & Underground, Cadillac, Hong Kong Bank, Nikkei, DoubleClick, and various other startup and global clients. Mr. Wharton is currently a director of WFSDirect Inc.

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission reports detailing their ownership of existing equity securities and changes in such ownership. Officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission's regulations to furnish us with copies of all filed Section 16(a) forms.

        Based solely on our review of the copies of such forms furnished to us, we believe that all officers, directors and greater than 10% stockholders complied with the filing requirements of Section 16(a).

7.2  Committees of the Board of Directors

        (A)  Audit Committee. The Audit Committee, consisting of Ronald Muhlbauer, performs the following functions:

          (1)  Recommends to the Board of Directors—subject to stockholder ratification—the selection of our independent public accountants;

          (2)  Reviews the scope and results of the audit with our independent accounts;

          (3)  Reviews our annual operating results with management and with our independent public accountants; and

          (4)  Considers the adequacy of our internal accounting procedures and the effect of those procedures on the accountants' independence.

        (B)  Compensation Committee. The Compensation Committee, consisting of Roger Kanne and Dr. Martin Halbur, performs the following functions:

          (1)  Reviews and fixes the compensation arrangements for officers and key employees;

          (2)  Grants stock options and makes restricted stock awards to eligible participants under our 2001 Omnibus Equity Incentive Plan; and

          (3)  Administers our compensation and incentive plans.

7.3  Compensation Committee Interlocks and Insider Participation

        Deliberations for compensation for 2000 generally involved the Compensation Committee and the full Board of Directors, including Mr. Stark, who is our employee.

7.4  Director Compensation

        We pay each director who is not our employee the sum of $1,000 for each meeting of the Board of Directors or of any committee on which the director serves. This fee may be paid in cash or in shares of the iST's Common Stock having an equivalent fair market value. For attending Board meetings in 2001 our Directors received the following amount of iST Common Stock; Mr. Anderson received 8,649 shares, Mr. Badding received 17,656 shares, Ms. Collison received 7,121 shares, Mr. Gaukel received 8,512 shares, Dr. Halbur received 17,656 shares Mr. Kanne received 17,656 shares and Mr. Muhlbauer received 10,616 shares. Mr. Anderson, Mr. Gaukel and Ms. Collison resigned their Board positions in November 2001. Mr. May, as an employee, is not paid any extra compensation for services as a director.

7.5  Executive Compensation

        (A)  Summary Compensation Table. The following table summarizes the compensation paid during 1999, 2000 and 2001 to our four executive officers:

Annual Compensation
Name and Principal Position							Long-Term Compensation Awards, Options	All Other Compensation
	Year	Salary		Bonus		Other
Michael P. May(1) Chairman and Director	2001 2000 1999		$170,833 — —		— — —	— — —	$20,832 — —	— — —
John J. Gaukel(2) Former President, CEO and Director	2001 2000 1999	$ $ $	133,999 109,557 88,237	$	— — 2,500	— — —	$3,000 — —	— — —
James E. Stark(3) President and Secretary	2001 2000 1999	$ $ $	107,000 36,546 28,334		— — —	— — —	— — —	— — —
Benjamin J. Lamb(4) Former President, CEO and Director	2001 2000 1999	$ $ $	— 10,867 137,500		— — —	— — —	— — 1,333,333	— — —

(1)
Michael P. May joined our Company as Chairman effective January 1, 2001. We entered into an employment agreement with Mr. May on January 1, 2001. The agreement continues on an indefinite basis, unless earlier terminated by either party. The agreement provides for a base salary of $200,000 on an annual basis. Mr. May received a prorated salary for the months of January through March 2001. His $200,000 annual base salary was effective April 1, 2001. The agreement calls for the executive and the Board of Directors to agree, on an annual basis, to a bonus plan under which Mr. May can earn certain bonuses up to one hundred percent (100%) of his annual salary. The agreement also grants Mr. May options to purchase in the aggregate 5,000,000 shares of our common stock at an exercise price 85% of the average daily closing price of our common stock for the week prior to when the options were granted. The options are to vest on a monthly over a two year period of time which began January 1, 2001.

(2)
John J. Gaukel replaced James E. Stark as President of our Company on May 31, 2000. Mr. Gaukel also serves as the Chief Technical Officer and a member of the Board of Directors. Effective November 15, 2001, Mr. Gaukel resigned from all positions of iSecureTrac Corp. Mr. Gaukel will serve as an outside consultant for us.

(3)
James E. Stark resigned from all positions with iST effective May 24, 2000. He served as President, Secretary and Chief Financial Officer from January 11, 2000 until his resignation date. Mr. Stark has since rejoined us as of February 1, 2001 where he served as our Company's Vice President, Chief Financial Officer, Secretary, and Treasurer. Mr. Stark was promoted to President on November 16, 2001 and will continue to serve as our Company's Secretary. We entered into an employment agreement with Mr. Stark on February 1, 2001. The agreement continues on an indefinite basis, unless earlier terminated by either party. The agreement provides for a base salary of $120,000 on an annual basis. Mr. Stark received a prorated salary for the months of February and March 2001. His $120,000 annual base salary was effective April 1, 2001. The agreement calls for the executive and the Board of Directors to agree, on an annual basis, to a bonus plan under which Mr. Stark can earn certain bonuses up to fifty percent (50%) of his annual salary. The agreement also grants Mr. Stark options to purchase in the aggregate 1,000,000 shares of our common stock at an exercise price 85% of the average daily closing price of our common stock for the week prior to when the options were granted. The options are to vest on a monthly over a two year period of time which began February 1, 2001.

(4)
Benjamin J. Lamb resigned from all positions with iST effective January 11, 2000. He served as President, Chief Executive Officer, and Director from February 1, 1999, until his resignation date.

        (B)  2001 Omnibus Equity Incentive Plan. Our 2001 Omnibus Equity Incentive Plan provides for the granting of stock options and other equity incentives for up to 1,000,000 shares of our Common Stock to our officers and key employees. As of December 31, 2001, grants for 165,000 shares of Common Stock have been made, none of which were made to our directors or executive officers, and 835,000 shares of Common Stock remain available for new option grants under this plan.

        (C)  Other Stock Option Grants. The following table contains information about unexercised stock options held at December 31, 2001, granted to executive officers. As of such date, there are no shares acquired on exercise of these options.

Option Value as of December 31, 2001

	Number of shares Underlying Unexercised Options at December 31, 2001	Value of Unexercise Options at December 31, 2001
	Exercisable/Unexercisable	Exercisable/Unexercisable
Michael P. May, Chairman (1)	4,000,000 / 1,000,000	$1,126,216 / $281,554
James E. Stark, President (2)	758,337 / 241,663	$233,650 / $74,458

(1)
See note 1 above.

(2)
See note 3 above.

8.    PRINCIPAL STOCKHOLDERS, CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

8.1  Principal Stockholders

        The following table contains information, computed as of December 31, 2001, about stockholders who are beneficial owners of more than 5% of our Common Stock or who are our directors or executive officers. This information was given to us by the stockholders, and the numbers are based on the definitions of the Securities and Exchange Commission, found in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934. Therefore, the number of shares listed in the table represents "beneficial ownership" only for purposes of the reports required by the Commission.

	Common Stock
Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dennis Anderson (1)(2) 135 Lois Avenue Carroll, Iowa 51401	3,625,567	9.00%
Robert Badding (2)(3) 304 Timberline Road Carroll, Iowa 51401	2,417,587	6.00%
Martin J. Halbur (2)(4) 124 Pleasant Ridge Rd. Carroll, IA 51401	2,653,618	6.58%
Roger Kanne (2)(5) 1311 Amy Avenue Carroll, Iowa 51401	4,613,301	11.45%
Macke Partners (6) 2001 Union Street, Suite 320 San Francisco, CA 94123	2,298,408	5.7%
Michael May 7622 Fairway Drive Omaha, Nebraska 68152	4,156,103	10.31%
Ronald Muhlbauer (2)(7) 222 Pleasant Ridge Carroll, Iowa 51401	1,882,618	4.67%
Salzwedel Financial Comm. Inc. (8) 22209 S. W. Bar None Road Tualatin, OR 97062	1,950,000	4.84%
James E. Stark 2540 Rathbone Rd Lincoln, NE 68502	758,337	1.88%
Total Tech LLC (2) Carol, Iowa 51401	6,689,052	16.60%
All Directors and Executive Officers as a Group (6 persons)	16,481,560	40.90%

(1)
Includes 2,123,360 shares of Common Stock beneficially owned, 253,288 shares of Common Stock upon conversion of Series A Preferred Stock beneficially owned and 1,248,919 owned indirectly through Total Tech, LLC upon conversion of Series A Preferred Stock.

(2)
The members of Total Tech LLC are Dennis Anderson, Robert Badding, Mary Collison, Martin Halbur, Roger Kanne, Ronald Mulhbauer, and Patti Pietig.

(3)
Includes 1,419,621 shares of Common Stock beneficially owned, 257,315 shares of Common Stock upon conversion of Series A Preferred Stock beneficially owned and 740,651 owned indirectly through Total Tech, LLC upon conversion of Series A Preferred Stock.

(4)
Includes 1,150,706 shares of Common Stock beneficially owned, 254,134 shares of Common Stock upon conversion of Series A Preferred Stock beneficially owned and 1,248,778 owned indirectly through Total Tech, LLC upon conversion of Series A Preferred Stock.

(5)
Includes 2,683,697 shares of Common Stock beneficially owned, 571,437 shares of Common Stock upon conversion of Series A Preferred Stock beneficially owned and 1,248,667 owned indirectly through Total Tech, LLC upon conversion of Series A Preferred Stock.

(6)
Macke Partners beneficial holders are Ken Macke, Jeffrey Macke, Melissa Make and Kathleen Macke. Includes 253,288 shares of Common Stock beneficially owned upon conversion of Series A Preferred Stock.

(7)
Includes 855,860 shares of Common Stock beneficially owned, and 1,026,758 owned indirectly through Total Tech, LLC upon conversion of Series A Preferred Stock.

(8)
Jeffrey Salzwedel is the beneficial holder of Salzwedel Financial Communications.

8.2  Certain Relationships and Related Transactions

        On April 6 and 8, 1998, we entered into loan agreements with Commercial Savings Bank and US Bank in the amount of $999,767.13 and $1,000,000, respectively. These loans were unconditionally guaranteed by Dennis Anderson, Robert Badding, Mary Collison, John Gaskell, Martin Halbur, Roger Kanne, Ronald Muhlbauer, James Pietig, Rob Rasmussen and James Diprima. In consideration for giving these guaranties, each of these individuals received 100,000 fully paid, nonassessable Common Shares.

        Owing to our continuing losses, we were unable to find a lending institution willing to loan additional funds to the Company. At the suggestion of First Star Bank of Iowa, N.A. (the "lending institution"), James Pietig, then a director of the Company, and Mary Collison, a stockholder of the Company, each established a line of credit in the amount of $500,000 with the lending institution. These loans were unconditionally guaranteed by Dennis Anderson, Robert Badding, Roger Kanne and Martin Halbur. The amounts drawn on these lines of credit bear interest at the lending institution's prime interest rate plus 0.250 percent (the "Regular Rate"). Interest is payable monthly. The entire amount of unpaid principal and accrued interest was originally due and payable on January 31, 2000. The line of credit was renewed on July 26, 2000 with an August 1, 2001 due date. The line of credit was again renewed on October 31, 2001 and now has a due date of November 1, 2003. On April 30, 1999, the amounts drawn under these lines of credit were loaned by Mr. Pietig and Ms. Collison to the Company. We agreed to repay the loans under substantially the same terms as with the lending institution. In the event of default, however, we agreed to pay interest at a rate equal to the Regular Rate plus five percent (5%). These loans were unsecured.

        As consideration for entering into Firstar arrangement, each of the lenders and guarantors received 83,333 fully paid, nonassessable Common Shares and a warrant to purchase 83,333 Common Shares at an exercise price of $1.00 per share, exercisable at any time on or before October 31, 2000. Our board of directors determined that, without the loans as described herein, we would not be able to continue operations and, consequently, our capital stock would have virtually no value. The board therefore determined that the value of the stock issued to each of Mr. Pietig and Ms. Collison had a nominal value of $0.10 per share. The number of shares issued to Mr. Pietig and Ms. Collison was arbitrarily determined by the parties as being fair compensation for the risks accompanying their undertakings with the lending institution. For each $1.00 loaned or guaranteed, the board determined that each lender or guarantor, as the case may be, would receive one-half of one Common Share.

        On June 28, 1999 our note with United Bank of Carroll, Iowa was personally guaranteed by Dennis Anderson, Robert Badding, Mary Collison, Martin Halbur, Roger Kanne, Ronald Muhlbauer, and James Pietig. In consideration for giving these guaranties, each of these individuals received

121,428 fully paid, nonassessable Common Shares of our Stock, and 121,428 warrants to purchase our Common Stock at $1.00 per share on or prior to June 28, 2001.

        On September 14, 1999, Dennis Anderson, Robert Badding, Mary Collison, Martin Halbur, Roger Kanne, Ronald Muhlbauer, and James Pietig each personally guaranteed 1/7th of the principal and interest plus 30% of our $500,000 promissory note with Templeton Savings Bank of Templeton, Iowa. In consideration for giving these guaranties, each of these individuals received 71,429 fully paid, nonassessable Common Shares of our Stock, and 71,429 warrants to purchase our Common Stock at $1.00 per share on or prior to September 14, 2001. At the time the guarantees were signed, the Templeton note was due on October 5, 2002 and interest accrued on the unpaid balance of the note at a rate of 8% per annum.

        On November 1, 1999 we borrowed $100,000 from Roger Kanne and $100,000 from Dennis Anderson at 10% interest per annum due and payable on November 1, 2000. The payment dates on these notes were extended through August 30, 2001 when the notes were paid in full. In exchange for loaning us $100,000, Roger Kanne and Dennis Anderson each received 100,000 shares of the Company's common stock. This grant was in addition to the warrants to purchase shares of our common stock that Roger Kanne and Dennis Anderson were issued on November 2, 1999 (see table below).

        On July 6, 2000 Dennis Anderson, Martin Halbur, Roger Kanne, and Ronald Muhlbauer, guaranteed our $250,000 note payable to Carroll County Bank of Carroll, Iowa. The interest rate on the loan was 10.5%. Interest only payments were due and payable beginning on June 6, 2001 on a quarterly basis and the maturity date of the loan was September 6, 2001. These individuals also guaranteed subsequent advances on this note in the amounts of $150,000, $250,000, and $500,000. In consideration for the initial guaranty, of the $250,000 note each individual received 166,667 warrants to purchase our Common Stock at $.375 per share on or prior to July 6, 2003, and 166,667 fully paid, nonassessable Common Shares of our stock. In consideration for the guaranty of the subsequent advance of $150,000 each individual received 53,339 warrants to purchase our Common Stock at $.4687 per share on or prior to August 29, 2003 and 53,339 fully paid, nonassessable Common Shares of our stock. In consideration for the guaranty of the subsequent advance of $250,000 each individual received 110,100 warrants to purchase our Common Stock at $.3406 per share on or prior to January 31, 2004. In consideration for the guaranty of the subsequent advance of $500,000 each individual received 330,583 warrants to purchase our Common Stock at $.37812 per share on or prior to March 6, 2004.

        On April 23, 2001, Dennis Anderson, Robert Badding, Mary Collison, Roger Kanne, and Ronald Muhlbauer personally guaranteed the payment of the principal and interest of our first promissory note with Wells Fargo, N.A., in the principal amount of $1,000,000 bearing an interest rate equal to the prime rate as in effect from time to time. The note is due and payable on April 23, 2002. In consideration for their guarantees each individual other than Robert Badding received 731,707 warrants to purchase our Common Stock at $.2460 per share on or prior to April 24, 2004. Robert Badding received 406,504 warrants to purchase our Common Stock at $.2460 per share on or prior to April 24, 2004.

        On August 27, 2001, Dennis Anderson, Martin Halbur, Macke Partners, and Roger Kanne personally guaranteed the payment of the principal and interest of our second promissory note with Wells Fargo, N.A., in the principal amount of $1,000,000 bearing an interest rate equal to the prime rate as in effect from time to time. The note is due and payable on August 27, 2002. In consideration for their guarantees each individual received 261,506 warrants to purchase our Common Stock at $.9560 per share on or prior to August 27, 2004.

        Our Company issued 1,950,000 shares of our Common Stock to Salzwedel Financial Communications, Inc. ("Salzwedel") over the course of 2000-2001. Salzwedel advises us in developing and implementing appropriate plans for presenting our Company, our strategy and our personnel to the financial community and establishing an image for us in the financial community. Salzwedel also aids us in the preparation of press releases and advises us with respect to the timing, form and distribution of such releases and assists and advises us with respect to our stockholder and investor relations. There was no relationship with Salzwedel prior to our issuance of share beginning in 2000.

        From June 23, 1999 through December 31, 2001, among others, Roger Kanne, Dennis Anderson, Robert Badding, Martin Halbur, Macke Partners, James Pietig, and Total Tech, LLC would from time to time loan money to us. When such loans were made, we issued warrants to purchase our common stock based on the amount of money loaned to us with exercise prices and expiration dates that varied depending on the date of the loan. The individuals or entities also received a promissory note evidencing the loan payable one year from the date of the loan with interest accruing at a rate of 10% per annum. The dates of these transactions with Roger Kanne, Dennis Anderson, Robert Badding, Martin Halbur, Macke Partners, James Pietig, and Total Tech, LLC including the amounts of the loans made to us, the number of warrants granted, the exercise price of the warrants, and the issuance date of the warrants is reflected on the following table. All warrants issued on or prior to November 2, 1999 were issued with an expiration date of two years from the date that they were issued. All warrants issued after November 2, 1999 were issued with an expiration date of three years after the date that they were issued.

Last Name	First Name	Issue Date	Number Of Warrants	Type of Consideration	Amount of Loan	Exercise Price
Kanne	Roger	06/23/99	185,000	Direct loan	$185,000	$1.00
Kanne	Roger	10/15/99	270,000	Direct loan	$54,000	$0.20
Anderson	Dennis	11/02/99	100,000	Direct loan	$100,000	$1.00
Kanne	Roger	11/02/99	100,000	Direct loan	$100,000	$1.00
Kanne	Roger	11/21/99	125,000	Direct loan	$25,000	$0.20
Badding	Robert	11/24/99	250,000	Direct loan	$50,000	$0.20
Kanne	Roger	12/09/99	500,000	Direct loan	$100,000	$0.20
Anderson	Dennis	12/20/99	50,000	Direct loan	$10,000	$0.20
Halbur	Martin	12/30/99	250,000	Direct loan	$50,000	$0.20
Kanne	Roger	12/31/99	150,000	Direct loan	$30,000	$0.20
Kanne	Roger	01/01/00	175,000	Direct loan	$35,000	$0.20
Collison	Mary	01/11/00	200,000	Direct loan	$40,000	$0.20
Pietig	James	01/12/00	250,000	Direct loan	$50,000	$0.20
Total Tech LLC		01/12/00	39,311	Direct loan	$7,862	$0.20
Total Tech LLC		01/13/00	72,220	Direct loan	$14,444	$0.20
Total Tech LLC		01/17/00	88,403	Direct loan	$17,681	$0.20
Total Tech LLC		01/31/00	38,813	Direct loan	$7,763	$0.20
Total Tech LLC		01/31/00	45,208	Direct loan	$9,042	$0.20
Total Tech LLC		01/31/00	19,931	Direct loan	$3,986	$0.20
Anderson	Dennis	02/01/00	50,000	Direct loan	$10,000	$0.20
Total Tech LLC		02/29/00	43,229	Direct loan	$8,646	$0.20
Total Tech LLC		02/29/00	34,505	Direct loan	$6,901	$0.20
Total Tech LLC		02/29/00	38,605	Direct loan	$7,721	$0.20
Total Tech LLC		03/22/00	40,000	Direct loan	$8,000	$0.20
Total Tech LLC		03/26/00	35,000	Direct loan	$7,000	$0.20
Anderson	Dennis	04/04/00	275,000	Direct loan	$55,000	$0.20
Total Tech LLC		04/11/00	215,000	Direct loan	$43,000	$0.20
Badding	Robert	05/01/00	125,000	Direct loan	$25,000	$0.20
Total Tech LLC		05/01/00	78,714	Direct loan	$15,743	$0.20
Total Tech LLC		05/05/00	53,839	Direct loan	$10,768	$0.20
Anderson	Dennis	05/16/00	200,000	Direct loan	$40,000	$0.20
Halbur	Martin	05/31/00	100,000	Direct loan	$20,000	$0.20
Total Tech LLC		06/15/00	163,229	Direct loan	$32,646	$0.20

Total Tech LLC		07/16/00	34,494	Direct loan	$16,557	$0.48
Total Tech LLC		08/01/00	29,639	Direct loan	$11,263	$0.38
Total Tech LLC		08/01/00	28,782	Direct loan	$10,937	$0.38
Total Tech LLC		08/03/00	66,475	Direct loan	$25,261	$0.38
Total Tech LLC		08/14/00	234	Direct loan	$97	$0.4125
Total Tech LLC		08/21/00	36,534	Direct loan	$16,557	$0.4532
Kanne	Roger	09/15/00	36,496	Direct loan	$10,000	$0.2740
Total Tech LLC		09/17/00	22,948	Direct loan	$6,712	$0.2925
Total Tech LLC		09/21/00	56,606	Direct loan	$16,557	$0.2925
Total Tech LLC		09/27/00	38,252	Direct loan	$11,043	$0.2887
Kanne	Roger	09/28/00	34,638	Direct loan	$10,000	$0.2887
Total Tech LLC		10/05/00	170,696	Direct loan	$47,044	$0.2756
Macke Partners		10/15/00	1,731,902	Direct loan	$500,000	$0.2887
Total Tech LLC		10/18/00	66,388	Direct loan	$16,557	$0.2494
Total Tech LLC		10/23/00	18,570	Direct loan	$4,110	$0.2213
Total Tech LLC		10/26/00	93,782	Direct loan	$20,754	$0.2213
Total Tech LLC		10/26/00	36,733	Direct loan	$8,129	$0.2213
Total Tech LLC		11/16/00	36,794	Direct loan	$16,557	$0.45
Total Tech LLC		11/22/00	45,588	Direct loan	$19,589	$0.4297
Total Tech LLC		11/26/00	22,721	Direct loan	$8,166	$0.3594
Total Tech LLC		11/26/00	34,521	Direct loan	$12,407	$0.3594
Anderson	Dennis	12/15/00	64,734	Direct loan	$22,000	$0.33985
Kanne	Roger	12/15/00	64,734	Direct loan	$22,000	$0.33985
Total Tech LLC		12/16/00	48,720	Direct loan	$16,557	$0.33985
Kanne	Roger	12/22/00	431,468	Direct loan	$150,000	$0.34765
Kempema	Dave	12/27/00	17,425	Direct loan	$4,900	$0.2812
Total Tech LLC		12/27/00	43,755	Direct loan	$12,304	$0.2812
Total Tech LLC		12/27/00	28,572	Direct loan	$8,034	$0.2812
Macke Partners		01/12/01	119,074	Direct loan	$40,000	$0.33593
Kanne	Roger	01/22/01	13,333	Direct loan	$5,000	$0.375
Total Tech LLC		01/05/01	72,273	Direct loan	$23,940	$0.33124
Total Tech LLC		01/16/01	46,478	Direct loan	$16,557	$0.35624
Total Tech LLC		01/28/01	22,037	Direct loan	$7,988	$0.36248
Total Tech LLC		01/28/01	33,602	Direct loan	$12,180	$0.36248
Total Tech LLC		02/01/01	47,617	Direct loan	$17,260	$0.36248
Total Tech LLC		02/16/01	48,612	Direct loan	$16,557	$0.3406
Total Tech LLC		02/26/01	29,986	Direct loan	$11,900	$0.39684
Total Tech LLC		02/26/01	19,734	Direct loan	$7,831	$0.39684
Total Tech LLC		04/04/01	48,975	Direct loan	$15,000	$0.30628
Kanne	Roger	06/29/01	221,729	Direct loan	$200,000	$0.902
Kanne	Roger	07/16/01	101,626	Direct loan	$100,000	$0.984
Kanne	Roger	08/10/01	71,023	Direct loan	$75,000	$1.056
Kanne	Roger	11/02/01	77,963	Direct loan	$75,000	$0.962
Halbur	Martin J.	11/02/01	77,963	Direct loan	$75,000	$0.962
Kanne	Roger	11/20/01	50,100	Direct loan	$50,000	$0.998
Kanne	Roger	11/30/01	151,899	Direct loan	$150,000	$0.9875

        On August 30, 2001 Dennis Anderson, Robert Badding, Mary Collison, Martin Halbur, Roger Kanne and Patricia Pietig as Trustee of the James L. Pietig 1992 Revocable Trust U/TA 3-13-92 exercised warrants to purchase a total of 3,383,935 shares of our Common Stock by surrendering promissory notes payable to them in the amount of $847,431 with accrued interest of $133,951.

        On October 31, 2001, Macke Partners exercised warrants to purchase a total of 1,780,727 shares of our Common Stock by surrendering a Promissory note in the amount of $500,000 together with accrued interest of $46,872.

        In an agreement, dated as of November 7, 2001, Total Tech, LLC, Roger Kanne, Dennis Anderson, Martin Halbur, Macke Partners, Robert Badding and James and Patricia Pietig as trustees of the James L. Pietig 1992 Revocable Trust U/TA 3-13-92 (collectively, the "Investors"), acquired 8,609.80 shares of our Series A Convertible Preferred Stock (the "Series A Preferred"). Each share of Series A Preferred is convertible into 1,000 shares of Common Stock, subject to adjustment for stock splits and similar events. See Section 10.3 ("Preferred Stock") for a summary of the designations, rights and preferences of shares of the Series A Preferred and the holders thereof. The Series A Preferred was issued in consideration of the forgiveness of indebtedness owed to certain Investors in the aggregate of $1,497,915, the assumption of our second $1,000,000 note with Wells Fargo Bank, N.A. by certain investors, the cancellation of 11,071,716 stock purchase warrants held by certain Investors (having an aggregate value of $1,932,887) and the assumption by Total Tech, LLC of $4,178,989 of the Company's indebtedness with financial institutions (which aggregate balance includes the assumption by the individuals and Total Tech, LLC of all of the outstanding principal and interest of our loans with Carroll County Bank of Iowa, our note with Commercial Savings Bank of Iowa, our promissory note with United Bank of Iowa of Carroll Iowa, our promissory note with Templeton Savings Bank of Templeton, Iowa and our obligation to repay the First Star Bank of Iowa, N.A. loan). See Sections 8 ("Principal Stockholders") and 9 ("Selling Stockholders") of this Prospectus. As of December 31, 2001, $1,702,226 of this indebtedness had been assumed by Total Tech, LLC. Subsequent to December 31, 2001, the remaining $2,476,763 of indebtedness had been transferred to Total Tech, LLC.

        As of December 31, 2001 our notes payable and long-term debts to directors were; Roger Kanne—$450,000 and Martin Halbur—$75,000. These debts mature within one year and carry an interest rate of 10.0% per year.

9.    SELLING STOCKHOLDERS

        The following table provides certain information with respect to the shares of our Common Stock beneficially owned by each selling stockholder as of December 31, 2001:

			Common Stock to be beneficially owned if all shares offered hereunder are sold (assumes that all shares are sold) (1)
	Number of shares owned before offering (1)	Shares offered pursuant to this prospectus (1)
Selling Stockholder
			Shares	Percent
Salzwedel Financial Communications (2)	1,950,000	1,950,000	0	0%
Macke Partners (3)	2,298,408	2,298,408	0	0%
Dennis Anderson (4)	2,376,648	1,019,251	1,357,397	3.37%
Robert Badding (5)	1,676,936	643,898	1,033,038	2.56%
Mary Collison (6)	820,398	206,232	614,166	1.52%
Martin Halbur (7)	1,404,840	613,597	791,243	1.96%
Roger Kanne (8)	3,255,134	1,956,983	1,298,151	3.22%
Ronald Muhlbauer (9)	855,860	0	855,860	2.12%
James and Patricia Pietig as trustees of the James L. Pietig 1992 Revocable Trust U/TA 3-13-92 (10)	1,160,279	609,107	551,172	1.37%
Total Tech, LLC (11)	6,689,052	6,689,052	0	0.0%

(1)
Includes shares of Common Stock issuable upon conversion of the registrant's Series A Convertible Preferred Stock (the "Preferred Stock"), but excludes shares of Common Stock issuable upon conversion of stock dividends, if any, paid to holders of Preferred Stock on a pro rata basis (the "PIK Dividends").

(2)
These shares were issued to stockholder in consideration of consulting services to the registrant. See Section 8.2 of this Prospectus ("Certain Relationships and Related Transactions").

(3)
Includes 2,045,120 shares of Common Stock and 253,288 shares of Common Stock issuable upon conversion of Preferred Stock held by stockholder (excluding PIK Dividends).

(4)
Includes 2,123,360 shares of Common Stock and 253,288 shares of Common Stock issuable upon conversion of Preferred Stock held by stockholder (excluding PIK Dividends). Mr. Anderson was a member of our board of directors from October 1997 to October 2001.

(5)
Includes 1,419,621 shares of Common Stock and 257,315 shares of Common Stock issuable upon conversion of Preferred Stock held by stockholder (excluding PIK Dividends). Mr. Badding is a member of our board of directors. See Section 7.1 of this Prospectus ("Our Directors and Executive Officers").

(6)
Ms. Collison was a member of our board of directors from July 2000 to November 2001.

(7)
Includes 1,150,706 shares of Common Stock and 254,134 shares of Common Stock issuable upon conversion of Preferred Stock held by stockholder (excluding PIK Dividends). Dr. Halbur is a member of our board of directors. See Section 7.1 of this Prospectus ("Our Directors and Executive Officers").

(8)
Includes 2,683,697 shares of Common Stock and 571,437 shares of Common Stock issuable upon conversion of Preferred Stock held by stockholder (excluding PIK Dividends). Mr. Kanne is a member of our board of directors. See Section 7.1 of this Prospectus ("Our Directors and Executive Officers").

(9)
Mr. Muhlbauer is a member of our board of directors. See Section 7.1 of this Prospectus ("Our Directors and Executive Officers").

(10)
Includes 829,001 shares of Common Stock and 331,278 shares of Common Stock issuable upon conversion of Preferred Stock held by stockholder (excluding PIK Dividends). The late James Pietig was a member of our board of directors from October 1997 to November 2000.

(11)
Includes 6,689,052 shares of Common Stock issuable upon conversion of Preferred Stock held by stockholder (excluding PIK Dividends). The members of Total Tech, LLC include Dennis Anderson, Robert Badding, Mary Collison, Martin Halbur, Roger Kanne, Ronald Muhlbauer, and James and Patricia Pietig as trustees of the James L. Pietig 1992 Revocable Trust U/TA 3-13-92. See Section 7.1 ("Our Directors and Executive Officers") and Section 8 ("Principal Stockholders") of this Prospectus.

10.  DESCRIPTION OF OUR CAPITAL STOCK

10.1  General

        The authorized capital stock of our Company consists of 50,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). As of December 31, 2001, there were outstanding 25,598,003 shares of Common Stock held by 398 stockholders and 8,609.86 shares of Series A Convertible Preferred Stock held by eight (8) stockholders.

10.2  Common Stock

        Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of our Company's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable. We have paid no dividends on the Common Stock for the last two fiscal years or for any subsequent period to the date of this prospectus. See Section 2.3 of this prospectus regarding our dividend policy. Moreover, the rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which our Company may designate and issue in the future, See Section 10.3(B) below regarding dividend preferences of our Series A Stock.

10.3  Preferred Stock

        (A)  Generally. The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 1,000,000 shares of Preferred Stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefore. The Board also has the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without approval by the holders of Common Stock. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects (i) to restrict Common Stock dividends if Preferred Stock dividends have not been paid, (ii) to dilute the voting power and equity interest of holders of Common Stock to the extent that any Preferred Stock series has voting rights or is convertible into Common Stock or (iii) to prevent current holders of Common Stock from participating in our Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of our Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Certificate of Incorporation or any reorganization, consolidation, merger or other similar transaction involving our Company. As a result, the issuance of such Preferred Stock may discourage bids for our Company's Common Stock at a premium over the market price therefore, and could have a materially adverse effect on the market value of the Common Stock.

        (B)  Our Board of Directors has designated 10,000 shares of our Company's Preferred Stock as "Series A Convertible Preferred Stock" (the "Series A Stock"). Each share of Series A Stock is convertible into 1,000 shares of Common Stock, subject to adjustment for stock splits and similar events. The Series A Stock has a liquidation preference of $1,000 per share (the "Stated Value") and a dividend preference equal to 9.5% per annum of the Stated Value. Dividends are payable at the option of the Board of Directors, in cash or in additional shares of Series A Stock (valued at $1,000 per share). Holders of Series A Stock have no voting rights except with respect to any action which(1) alters or changes the rights, preferences or privileges of the Series A Stock materially and adversely, (2) increases the authorized number of shares of Series A Stock, (3) creates any new class of shares having preference over or being on a parity with the Series A Stock or (4) involves sales by our Company of a substantial portion of its assets, any merger of our Company with another entity, or any amendment of our Company's certificate of incorporation. Our Company may redeem all, or any part, of the Series A Stock at any time or from time to time. The base redemption price is calculated as follows:

Redemption Date	Base Redemption Price
If prior to September 30, 2002	103% of Stated Value
If on or after September 30, 2002, but before September 30, 2003	102% of Stated Value
If on or after September 30, 2003, but before September 30, 2004	101% of Stated Value
After September 30, 2004	100% of Stated Value

Holders of Series A Stock have been granted certain registration rights. The Series A Stock is subject to mandatory conversion after September 30, 2004, at the election of the Board of Directors.

10.4  No Preemptive Rights

        Except holders of Series A Stock, no holder of any capital stock of our Company has any preemptive right to subscribe for or purchase securities of any class or kind of our Company. Also, except holders of Series A Stock, no holders of any capital stock of our Company have any redemption or conversion rights.

10.5  Delaware Business Combination Statute

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, this law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is, generally defined as a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. This provision of Delaware law may have the effect of delaying, deferring or preventing a change of control of our Company without further action by the stockholders.

10.6  Limitation of Liability and Indemnification

        The Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as a breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate the rights of iST or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Certificate of Incorporation and Bylaws also contain provisions indemnifying the directors and officers of iST to the fullest extent permitted by the DGCL. We believe that these provisions will assist our Company in attracting and retaining qualified individuals to serve as directors.

10.7  Transfer Agent and Registrar

        The Transfer Agent and Registrar of our Common Stock is Atlas Stock Transfer Company of Salt Lake City, Utah.

10.8    "Penny Stock" Rules

        Our Common Stock is subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes additional sales practice requirements upon broker-dealers that sell "penny stocks" to persons other than established customers and institutional accredited investors. For transactions under this rule, a broker-dealer must make a special suitability determination for the purchaser and obtain the purchaser's written consent to the transaction prior to the sale. The Commission defines a "penny stock" to be any non-Nasdaq Stock Market equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction by broker-dealers involving a penny stock, unless exempt, the rules of the Commission require delivery, prior to a transaction in penny stock, of a risk disclosure document relating to the penny stock market, together with other requirements and restrictions. The requirements may reduce the level of trading activity, if any, in the secondary market for a security subject to penny stock rules, and investors may find their shares difficult to sell.

11.  MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

        Until July 2, 1999, the Common Shares of iST were traded on the OTC Bulletin Board under the trading symbol ABSH (or ABSHE). The following table sets forth the high and low bid information for each quarter since January, 1999.

        From July 2, 1999 through the end of December 31, 1999, the Common Shares were quoted on the so-called "pink sheets" maintained by the National Quotation Bureau. On February 29, 2000, our

Company's common stock was relisted on the OTC Bulletin Board under the trading symbol ABSH. Effective June 27, 2001, our trading symbol changed to ISRE.

Year	Quarter	High	Low
1999	1st	$2.1250	$0.7500
	2nd	$1.1875	$0.5313
	3rd	$1.0000	$0.1250
	4th	$0.6250	$0.1250
2000	1st	$1.7000	$0.2501
	2nd	$0.5625	$0.1875
	3rd	$0.5312	$0.2812
	4th	$0.5312	$0.2500
2001	1st	$0.4375	$0.1875
	2nd	$1.0000	$0.2000
	3rd	$1.2000	$0.6500
	4th	$1.1100	$0.8000

        The source of the foregoing information is Bloomberg, LP Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

        As of December 31, 2001, there were outstanding 25,598,003 shares of Common Stock held of record by 398 stockholders and 8,609.1 Series A Shares held by eight (8) stockholders. See Section 4 ("Capitalization and Pro Forma Financial Information"). iST has not declared any dividends on shares of Common Stock.

12.  SHARES ELIGIBLE FOR FUTURE SALE

12.1  In General.

        Upon exercise of the Series A Convertible Preferred Stock and the issuance of the 4 million shares offered by iST, we will have a total of 38,207,006 shares of Common Stock outstanding. Of these shares of Common Stock, 27,983,283 shares will be freely tradable without restriction or further registration under the Securities Act, except that shares held by "affiliates," as that term is defined in Rule 144 of the Securities Act, may generally be sold only in compliance with the limitations of Rule 144 described below.

12.2  Sales of Restricted Shares

        In general, under Rule 144, with respect to the remaining 10,223,723 shares, subject to certain conditions with respect to the manner of sale, the availability of current public information concerning our Company and other matters, each of the existing stockholders who has beneficially owned shares of Common Stock for at least one year will be entitled to sell within any three month period that number of such shares which does not exceed the greater of one percent of the total number of then outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Moreover, each of the existing stockholders who is not deemed to be an affiliate of our Company at the time of the proposed sale and who has beneficially owned his or her shares of Common Stock for at least two years will be entitled to sell such shares under Rule 144 without regard to such volume limitations.

13.  PLAN OF DISTRIBUTION

13.1  Our Direct Offering

        Four million shares of our Common Stock will be sold for our benefit by our executive officers, directors and employees (the "Representatives"), each of whom primarily performs, or is intended to primarily perform at the end of this offering, substantial duties for us or on our behalf. We will rely upon Rule 3a4-1, which provides a safe harbor from broker-dealer registration for qualifying persons. To this end, none of our Representatives:

  •
  Is subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of his or her participation in the sale of our securities

  •
  Will be compensated in the sale of our Common Stock by the payment of commissions or other remuneration based either directly or indirectly on transactions in our Common Stock

  •
  Is an associated person of a broker or dealer at the time of participation in the sale of our Common Stock (or was a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months)

  •
  Has participated, or will participate, in selling an offering of securities for any issuer more than once every 12 months, except as permitted by subparagraphs (a)(4)(i) and (a)(4)(iii) of Rule 3a4-1

        Mr. May and Mr. Kanne will seek to sell our Common Stock by contacting persons with whom they have had prior contact and by contacting other persons who may have an interest through various methods, including mail, telephone and electronic mail. Any such solicitations by them will be preceded by, or accompanied with, a copy of this Prospectus.

        Subject to Regulation M (see Section 13.3 of this Prospectus), all other Representatives will restrict their participation to the following activities:

  •
  Preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation of a potential purchaser and does not constitute a prospectus as provided in Rule 134.

  •
  Responding to inquiries of potential purchasers in communications initiated by the potential purchasers provided these responses are limited to information contained in this Prospectus (including any amendments) and the subscription agreement.

  •
  Performing ministerial and clerical work involved in effecting any transaction

        We arbitrarily determined the offering price of the shares of common stock offered by us. In addition, because the selling stockholders may sell at any time all or any of their shares offered in this Prospectus, this may depress the market value of the shares offered herein. Therefore, investors may lose all or part of their investment if the offering price is higher than the current market value of the offered shares.

        We may not realize sufficient proceeds from this offering to implement our business plan because we are offering shares in direct public offering, rather then using the experience of a broker-dealer. We are offering shares in a self-underwritten offering directly to the public. No individual, firm, or corporation has agreed to purchase any of the offered shares. We cannot guaranty that any or all of the shares will be sold. We do not plan to use a broker-dealer, even though a broker-dealer may have more experience, resources or contacts to sell shares more effectively. A delay in the sale of the shares in this offering could cause a similar delay in implementing our business plan. Moreover, if the current market value of the shares falls below our offering price, we may either reduce our offering price or terminate this offering, thereby undercutting our ability to implement our business plan.

        Each person who wishes to purchase shares directly from us will be required to complete and deliver to us a subscription agreement. To assure that this purchase is in compliance with applicable federal securities laws, the prospective investor will make to us certain representations and warranties in this subscription agreement. These representations and warranties include (1) that the investor or its signatory is over 18 years of age, (2) that the investor has full power and authority to execute the subscription agreement, (3) that the subscription agreement does not conflict with any other agreement or arrangement to which the investor is a party or is bound, (4) that we have the discretion to accept or reject the subscription either in whole or in part, (5) that the prospective investor is purchasing for investment and not with a view toward distribution of the shares (i.e., act as an underwriter), (6) if required by applicable state securities laws, that the prospective investor is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, and (7) to indemnify and hold us harmless from any loss, damage or liability arising out of a breach of the foregoing. We would assert our rights under the subscription agreement in the event of any breach that results (or may result) in monetary damages or other material injury. Nebraska law applies to this subscription agreement. Separate signature pages are provided for individual investors and investors that are legal entities.

        The following table sets forth the costs and expenses, other than broker commissions, if any, payable by us in connection with the sale of the shares offered hereby. All amounts shown are estimates (except for the SEC filing fees).

SEC filling fee	$4,521.21
Legal fees and expenses	$50,000
Blue sky filing fees
(including counsel fees)	$5,000
Accounting fees and expenses	$5,000
Printing and engraving expenses	$30,000
Miscellaneous expenses	$1,000

TOTAL	$95,521.21

13.2  The Selling Stockholders' Offering

        The selling stockholders are offering shares of our Common Stock. We will not receive any of the proceeds from the sales of the securities by the selling stockholders. The securities may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

        The selling stockholders may be deemed to be "underwriters" as defined in the Securities Act. If the selling stockholders use any broker-dealers, any commissions paid to broker-dealers and, if broker-dealers purchase any securities as principals, any profits received by such broker-dealers on the resales of the securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the shares offered by the selling stockholders will be borne by iST. Brokerage commissions, if any, attributable to the sale of the shares will be borne by the selling stockholders.

        The securities offered by this Prospectus may be sold from time to time by the selling stockholders or by transferees, commencing on the date of this Prospectus. No underwriting arrangements have been entered into by iST or, to iST's knowledge, the selling stockholders. The distribution of the securities by the selling stockholders may be effected in one or more transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of the shares.

13.3  Compliance with Regulation M

        Under the SEC's Regulation M, neither we nor the selling stockholders may bid for, purchase or attempt to induce any person to bid for or purchase, any of our Common Stock during the applicable restricted period, except as permitted under Rule 102 thereof. For this purpose, the restricted period begins on the later of five business days prior to the determination of the offering price or such time that a person becomes a distribution participant (i.e., an underwriter, prospective underwriter, broker, dealer or other person who has agreed to participate or is participating in the offering), and ending upon such person's completion of participation in the distribution. Neither we nor any of the selling stockholders intends to engage in any passive market making or undertake any stabilizing activity for our Common Stock. None of the selling stockholders will engage in any short selling of our Common Stock.

14.  EXPERTS

        Our financial statements as of December 31, 2001, and for the years ending December 31, 2001, and 2000 and for the period from January 5, 1992 (date of inception) to December 31, 2001 included in this Prospectus and elsewhere in the registration statement, have been included in reliance on the report of McGladrey & Pullen, LLP, our independent certified public accountants, appearing on page F-1, and on the authority of that firm as experts in accounting and auditing.

        The law firm Erickson & Sederstrom, P.C., of Omaha, Nebraska, has given an opinion on the validity of the shares being registered hereby.

15.  ADDITIONAL INFORMATION

        We filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the Offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. We are currently subject to the reporting requirements of the Securities Exchange Act. The reports and other information filed by us may be inspected and copied at the public reference facilities of the Commission in Washington, D.C. Copies of such material can be obtained from the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Descriptions contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document. The Registration Statement, including its exhibits and schedules, as well as other reports and information filed with the Commission, are also available on the Commission's website at http://www.sec.gov. You may obtain additional information at our website as well at http://www.isecuretrac.com.

 iSecureTrac Corp. and Subsidiary
(A Development Stage Company)
Consolidated Financial Report

 INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
iSecureTrac Corp.
Omaha, Nebraska

We have audited the accompanying consolidated balance sheet of iSecureTrac Corp. and subsidiary, as of December 31, 2001, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2001 and 2000 and the period from January 5, 1992 (date of inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iSecureTrac Corp. and subsidiary, as of December 31, 2001, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000 and the period from January 5, 1992 (date of inception) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that iSecureTrac Corp. will continue as a going concern. As discussed in Note 9 to the financial statements, iSecureTrac Corp. has suffered recurring losses and its total liabilities exceeds its total assets. These factors raise substantial doubt about iSecureTrac Corp.'s ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McGladrey & Pullen, LLP
Des Moines, Iowa
January 25, 2002, except for
(E) and (F) in Note 5
as to which the date
is February 22, 2002

iSecureTrac Corp. and Subsidiary
(A Development Stage Company)

CONSOLIDATED BALANCE SHEET
December 31, 2001

ASSETS (Note 5)

December 31, 2000
CURRENT ASSETS
Cash	$439
Receivables:
Trade accounts	10,560
Employees	700
Prepaid expenses	38,323

Total current assets	50,022
LEASEHOLD IMPROVEMENTS AND EQUIPMENT (Note 3)	103,704
PRODUCT DEVELOPMENT COSTS	964,340
OTHER ASSETS	11,673

$1,129,739

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Notes payable (Note 5)	$1,703,920
Checks outstanding in excess of bank balance	144,070
Current maturities of long-term debt (Note 5)	234,535
Accounts payable and accrued expenses	776,869
Deferred revenue	76,563
Accrued interest payable	47,249

Total current liabilities	2,983,206

LONG-TERM DEBT, less current maturities (Note 5 and 8)	2,903,425

STOCKHOLDERS' EQUITY (DEFICIT) (Notes 2, 4, 7 and 8)
Series A Convertible Preferred stock, 1,000,000 shares authorized at $.01 par value; 8,610 issued and outstanding, stated value $1,000 per share	6,133,027
Common stock, 50,000,000 shares authorized at $.001 par value; 25,598,003 issued and outstanding	25,598
Additional paid-in capital	15,125,671
Deficit accumulated during the development stage	(26,041,188)

Total stockholders' (deficit)	(4,756,892)

$1,129,739

See Notes to Consolidated Financial Statements

iSecureTrac Corp. and Subsidiary
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2001 and 2000 and the Period from January 5, 1992
(Date of Inception) to December 31, 2001

	Year Ended 2001	Year Ended 2000	January 5, 1992 to December 31, 2001
Revenues	52,652	175,237	$530,456
Cost of sales	110,198	396,985	985,920

Gross (loss)	(57,546)	(221,748)	(455,464)

Expenses:
Research and development	496,727	371,858	3,349,227
Sales and marketing	120,391	184,192	1,686,924
General and administrative	2,991,764	1,861,221	13,739,520

	3,608,882	2,417,271	18,775,671

Operating (loss)	(3,666,428)	(2,639,019)	(19,231,135)

Other income (expense):
Interest income	43	739	56,384
Interest expense (Note 5)	(671,042)	(672,544)	(2,144,235)
Loan acquisition expense, stockholders	(2,047,259)	(2,953,511)	(5,463,270)
Other, net	199,875	—	171,167

	(2,518,383)	(3,625,316)	(7,379,954)

(Loss) before extraordinary item and provision for income taxes	(6,184,811)	(6,264,335)	(26,611,089)
Extraordinary item, gain from extinguishment of debt, net of income taxes (Note 10)	—	—	569,901

(Loss) before provision for income taxes	(6,184,811)	(6,264,335)	(26,041,188)
Provision for income taxes (Note 6)	—	—	—

Net (loss)	(6,184,811)	(6,264,335)	(26,041,188)

Preferred dividends in arrears (Note 8)	(68,161)	—	(68,161)
Net (loss) available to common stockholders	$(6,252,972)	$(6,264,335)	$(26,109,349)

Basic and diluted (loss) per common share:
Before extraordinary item	$(0.29)	$(0.41)	$(3.22)
Extraordinary item	—	—	0.06
After extraordinary item	(0.29)	(0.41)	(3.16)
Weighted average shares of common stock outstanding	21,307,617	15,253,736	8,274,263

See Notes to Consolidated Financial Statements

iSecureTrac Corp. and Subsidiary
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
Period From January 5, 1992 (Date of Inception) to December 31, 2001

	Series A Convertible
						Deficit Accumulated During the Development Stage
	Preferred Stock		Common Stock
					Additional Paid-In Capital
	Shares	Amount	Shares	Amount			Total
Balance, January 5, 1992	—	$—	—	$—	$—	$—	$—
Issuance of stock for cash at $.0012 per share	—	—	3,300,000	3,300	700	—	4,000
Net (loss)	—	—	—	—	—	(5,870)	(5,870)

Balance, December 31, 1992	—	—	3,300,000	3,300	700	(5,870)	(1,870)
Net (loss)	—	—	—	—	—	(7,734)	(7,734)

Balance, December 31, 1993	—	—	3,300,000	3,300	700	(13,604)	(9,604)
Net income	—	—	—	—	—	17,924	17,924

Balance, December 31, 1994	—	—	3,300,000	3,300	700	4,320	8,320
Issuance of stock for services and the assignment, rights, title and interest in an invention disclosed in the Company's patent application on January 1, 1995, at $.0012 per share	—	—	583,688	584	123	—	707
Capital contributed by a shareholder	—	—	—	—	3,200	—	3,200
Issuance of stock through a private placement memorandum at $3.64 per share, net of offering costs	—	—	294,360	294	1,015,914	—	1,016,208
Net (loss)	—	—	—	—	—	(659,788)	(659,788)

Balance, December 31, 1995	—	—	4,178,048	4,178	1,019,937	(655,468)	368,647
Issuance of stock through a private placement memorandum at $3.64 per share, net of offering costs	—	—	118,140	118	373,051	—	373,169
Cancellation of stock at $.001 per share	—	—	(577,500)	(577)	577	—	—
Issuance of stock at $.01 per share in connection with notes payable	—	—	412,500	412	(412)	—	—

Subtotal carryforward	—	—	4,131,188	4,131	1,393,153	(655,468)	741,816

(Continued)

iSecureTrac Corp. and Subsidiary
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (Continued)
Period From January 5, 1992 (Date of Inception) to December 31, 2001

	Series A Convertible
						Deficit Accumulated During the Development Stage
	Preferred Stock		Common Stock
					Additional Paid-In Capital
	Shares	Amount	Shares	Amount			Total
Subtotal carryforward	—	$—	4,131,188	$4,131	$1,393,153	$(655,468)	$741,816
Issuance of stock related to the conversion of 10% convertible subordinate debenture at $6.06 per share	—	—	41,250	41	249,959	—	250,000
Net (loss)	—	—	—	—	—	(2,845,977)	(2,845,977)

Balance, December 31, 1996	—	—	4,172,438	4,172	1,643,112	(3,501,445)	(1,854,161)
Issuance of stock in connection with notes payable and accrued interest	—	—	976,882	977	1,711,925	—	1,712,902
Cost of private placement			—	—	(20,400)	—	(20,400)
Issuance of stock for services at $.01 per share	—	—	82,500	82	(72)	—	10
Issuance of stock related to conversion of subordinated debentures, notes and accrued interest	—	—	1,366,117	1,367	1,971,242	—	1,972,609
Payment of stock bonuses	—	—	2,063	2	5,107	—	5,109
Shares issued to shareholders of Sage Analytical International, Inc., prior to "reverse acquisition takeover" (Note 2)	—	—	437,099	437	(437)	—	—
Issuance of shares as finder fees for "reverse acquisition takeover" Sage Analytical International, Inc. (Note 2)	—	—	450,000	450	—	—	450
Net (loss)	—	—	—	—	—	(1,825,259)	(1,825,259)

Balance, December 31, 1997	—	—	7,487,099	7,487	5,310,477	(5,326,704)	(8,740)

(Continued)

iSecureTrac Corp. and Subsidiary
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (Continued)
Period From January 5, 1992 (Date of Inception) to December 31, 2001

	Series A Convertible
						Deficit Accumulated During the Development Stage
	Preferred Stock		Common Stock
					Additional Paid-In Capital
	Shares	Amount	Shares	Amount			Total
Subtotal carryforward	—	$—	7,487,099	$7,487	$5,310,477	$(5,326,704)	$(8,740)
Shares issued for Comguard Leasing and Financial, Inc., acquisition (Note 4)	—	—	2,191,145	2,191	—	—	2,191
Consultation fees Comguard acquisition at $0.44 per share (Note 4)	—	—	242,500	243	106,457	—	106,700
Shares issued for employee bonuses at $0.30 per share	—	—	457,750	458	136,867	—	137,325
Private placement memorandum proceeds at $2.00 per share	—	—	1,250,000	1,250	2,498,750	—	2,500,000
Shares issued for line of credit guarantor fees at $0.25 per share	—	—	1,000,000	1,000	249,000	—	250,000
Shares sold pursuant to warrant exercise at $1.00 per share	—	—	5,000	5	4,995	—	5,000
Net (loss)	—	—	—	—	—	(3,800,412)	(3,800,412)

Balance, December 31, 1998	—	—	12,633,494	12,634	8,306,546	(9,127,116)	(807,936)
Shares issued for employee bonuses at $0.30 per share	—	—	152,000	152	45,448	—	45,600
Shares issued for line of credit guarantor fees at $0.17 per share	—	—	500,000	500	84,500	—	85,000
Shares returned from rescission of Comguard acquisitions (Note 4)	—	—	(2,191,145)	(2,191)	—	—	(2,191)
Shares issued for services	—	—	1,443,275	1,443	212,215	—	213,658
Shares issued for loan guarantees at $.015 per share	—	—	850,000	850	126,650	—	127,500
Paid in capital for cost of options issued (Note 7)	—	—	—	—	30,640	—	30,640
Shares issued for cash at $0.60 per share	—	—	121,334	122	72,678	—	72,800
Shares issued for cash at $100 per share	1,000	10	—	—	99,990	—	100,000
Net (loss)	—	—	—	—	—	(4,464,926)	(4,464,926)

Balance, December 31, 1999	1,000	10	13,508,958	13,510	8,978,667	(13,592,042)	(4,599,855)

(Continued)

iSecureTrac Corp. and Subsidiary
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (Continued)
Period From January 5, 1992 (Date of Inception) to December 31, 2001

	Series A Convertible
						Deficit Accumulated During the Development Stage
	Preferred Stock		Common Stock
					Additional Paid-In Capital
	Shares	Amount	Shares	Amount			Total
Subtotal carryforward	1,000	$10	13,508,958	$13,510	$8,978,667	$(13,592,042)	$(4,599,855)
Exchange preferred stock for debt	(1,000)	(10)	—	—	(99,990)	—	(100,000)
Shares issued for services	—	—	3,033,318	3,033	474,745	—	477,778
Shares issued in connection with stockholder loans	—	—	200,000	200	102,920	—	103,120
Shares issued for loan guarantees	—	—	1,380,024	1,380	606,420	—	607,800
Shares issued for cash at $0.60 per share	—	—	116,668	117	69,884	—	70,001
Shares issued for directors fees	—	—	180,101	180	47,092	—	47,272
Shares issued for debt restructure at $0.30 per share	—	—	281,077	281	84,576	—	84,857
Shares issued upon exercise of warrants at $0.43 per share	—	—	46,500	46	19,949	—	19,995
Warrants issued in connection with stockholder loans and loan guarantees (Note 7)	—	—	—	—	2,242,591	—	2,242,591
Options issued to employees (Note 7)	—	—	—	—	6,053	—	6,053
Net (loss)	—	—	—	—	—	(6,264,335)	(6,264,335)

Balance, December 31, 2000	—	$—	18,746,646	$18,747	$12,532,907	$(19,856,377)	$(7,304,723)

(Continued)

iSecureTrac Corp. and Subsidiary
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (Continued)
Period From January 5, 1992 (Date of Inception) to December 31, 2001

	Series A Convertible
						Deficit Accumulated During the Development Stage
	Preferred Stock		Common Stock
					Additional Paid-In Capital
	Shares	Amount	Shares	Amount			Total
Subtotal carryforward	—	$—	18,746,646	$18,747	$12,532,907	$(19,856,377)	$(7,304,723)
Shares issued upon exercise of warrants at $0.43 per share	—	—	12,500	12	5,363	—	5,375
Shares issued for directors fees	—	—	248,861	249	112,941	—	113,190
Shares issued to existing stockholders in payment of notes payable and long-term debt	—	—	471,191	471	93,767	—	94,238
Shares issued for services	—	—	356,110	356	347,476	—	347,832
Shares issued to existing stockholders in exchange for cancellation of notes payable and long-term debt	—	—	5,762,695	5,763	1,658,173	—	1,663,936
Options issued to employees (Note 7)	—	—	—	—	253,193	—	253,193
Warrants issued in connection with stockholder loans and loan guarantees	—	—	—	—	2,054,738	—	2,054,738
Shares issued upon surrender of warrants, assumption of bank notes and forgiveness of debt	6,133	6,133,027	—	—	(1,932,887)	—	4,200,140
Shares issued in anticipation of assumption of bank debt	2,477	—	—	—	—	—	—
Net (loss)	—	—	—	—	—	(6,184,811)	(6,184,811)

Balance, December 31, 2001	8,610	$6,133,027	25,598,003	$25,598	$15,125,671	$(26,041,188)	$(4,756,892)

See Notes to Consolidated Financial Statements.

 iSecureTrac Corp. and Subsidiary
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2001 and 2000 the Period From
January 5, 1992 (Date of Inception) to December 31, 2001

	2001	2000	January 5, 1992 (Date of Inception) to December 31, 2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(6,184,811)	$(6,264,335)	$(26,041,188)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Loss on asset abandonment	247,164	—	341,464
Loss on inventory obsolence	—	286,285	519,240
Depreciation and amortization	131,053	434,870	1,123,623
Loss on sale of leasehold improvements and equipment	86,893	11,542	117,381
Expenses paid by issuance of stock, warrants and options in lieu of cash	2,768,953	3,557,571	7,329,223
Gain from forgiveness of debt	—	—	(569,901)
Provision for bad debts	3,100	3,368	8,568
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable	8,499	7,255	(19,128)
(Increase) decrease in employee receivables	(700)	21,778	(700)
(Increase) decrease in inventories	77,000	(97,574)	(634,573)
(Increase) in prepaid expenses	(32,598)	(5,725)	(38,323)
Increase (decrease) in accounts payable and accrued expenses	170,485	(239,381)	619,926
Increase in accrued interest payable	185,331	160,619	439,446
Increase in deferred revenue	76,563	—	76,563

Net cash (used in) operating activities	(2,463,068)	(2,123,727)	(16,728,379)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of leasehold improvements and equipment	(29,918)	(27,890)	(1,313,088)
Proceeds from sale of leasehold improvements and equipment	15,872	—	49,132
Purchase of intellectual property	—	—	(169,000)
(Increase) decrease in due from Comguard, net	—	77,086	—
Product development costs	(557,458)	(152,087)	(939,228)
Acquisition/disposal of other assets	14,095	(1,302)	(5,825)

Net cash (used in) investing activities	(557,409)	(104,193)	(2,378,009)

 iSecureTrac Corp. and Subsidiary
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2001 and 2000 the Period From
January 5, 1992 (Date of Inception) to December 31, 2001

	2001	2000	January 5, 1992 (Date of Inception) to December 31, 2001
CASH FLOWS FROM FINANCING ACTIVITIES
Notes payable, net	$2,959,082	$2,192,296	9,815,588
Proceeds from long-term debt	—	95,000	5,606,113
Principal payments on long-term debt	(142,638)	(83,836)	(608,292)
Proceeds from issuance of common stock	5,375	89,996	4,049,348
Increase (decrease) in checks outstanding in excess of bank balance	144,070	(18,352)	144,070
Proceeds from issuance of preferred stock	—	—	100,000

Net cash provided by financing activities	2,965,889	2,275,104	19,106,827

Increase (decrease) in cash	(54,588)	47,184	439
CASH
Beginning	55,027	7,843	—

Ending	$439	$55,027	439

SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS FOR
Interest	$485,711	$954,322	$1,252,946
Income taxes	—	—	—
SUPPLEMENT DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Exchange of preferred stock for notes payable	$—	$100,000	$100,000
Conversion of note payable to long-term debt	—	750,000	750,000
Issuance of common and preferred stock in lieu of payment on long-term debt, notes payable and accrued interest payable	5,958,314	—	9,893,825
Product development costs purchased on account	156,943	—	156,943

See Notes to Consolidated Financial Statements.

iSecureTrac Corp. and Subsidiary
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Significant Accounting Policies

        Nature of business:    iSecureTrac Corp. ("iST")(formerly Advanced Business Sciences, Inc.) was incorporated under the laws of the state of Colorado on June 13, 1983. On June 19, 2001, Advanced Business Sciences, Inc.'s name was changed to iSecureTrac Corp. This name change was made to better reflect iST's current and future business activities of providing advanced tracking solutions for the monitoring of individuals and assets via a secure web hosted application.

        The Company is considered to be a development stage company.

        iST designs, develops, produces, sells, leases and supports wireless products and services relating to the tracking, monitoring, and reporting of individuals and objects. iST products are designed to enhance productivity, reduce costs, and improve overall response using on-line access to information previously maintained on a variety of media. iST primarily markets to the criminal justice application for continuous electronic monitoring.

Significant accounting policies:

        Revenue recognition:    Product revenues and cost of goods sold are recognized when shipments are made. Service revenues and related expenses are recognized once the service has been performed. Other revenues and directly related expenses are recognized ratably over the life of the agreement commencing when products are delivered to the customer. Deferred revenue relates to payments received for product that has not been shipped. License fee payments have been recorded as other income when payment had been received and the Company has no other obligations under the license fee arrangement.

        Earnings per share:    Basic Earnings Per Common Share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted Earnings Per Common Share shall be computed by including contingently issuable shares with the weighted average shares outstanding during the period. When inclusion of the contingently issuable shares would have an antidilutive effect upon earnings per share, no diluted earnings per share shall be presented.

        The following contingently issuable shares were not included in diluted earnings per common share as they would have an antidilutive effect upon earnings per share:

	2001	2000
Shares issuable upon conversion of Series A Convertible Preferred Stock	8,609,800	—
Common stock options outstanding	8,439,158	1,674,158
Common stock warrants outstanding	1,058,154	13,454,549
Convertible subordinated debentures	13,201	13,201

        Leasehold improvements and equipment:    Leasehold improvements and equipment are recorded at cost. Equipment is depreciated on the straight-line method over the estimated useful lives of the related assets. The cost of leasehold improvements is amortized over the lesser of the estimated lives of the assets or the lease term.

        Accounting estimates and assumptions:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Principles of consolidation:    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary ABS Nebraska, Inc. The subsidiary is inactive. All material intercompany balances and transactions have been eliminated in consolidation.

        Income taxes:    Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        Advertising costs:    Advertising costs are expensed as incurred.

        Stock options and warrants:    Compensation expense for stock issued to an employee through a stock options plan is accounted for using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Under this method, compensation is measured as the difference between the fair value of the stock at the date of award and the amount required to be paid for the stock. The cost is charged to expense over the periods of service.

        The fair value of stock options and warrants issued to nonemployees is being accounted by FASB Statement No. 123, Accounting for Stock Based Compensation. Related compensation expense is charged to income.

        Warrants and common stock issued in consideration for notes payable and debt guarantee fees is expensed in the period incurred due to the short term nature of the related notes.

        Product development:    iST capitalized software and hardware development costs in accordance with the Statement of Financial Accounting Standard No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. The capitalization of these costs begins when a product's technological feasibility has been established and the Company has a detailed product design and ends when the product is available for general release to customers. iST will amortize these costs on a straight-line basis over an estimated economic useful life of three years or on the ratio of current revenue to total projected product revenues, whichever is shorter once the product is available to customers. It is reasonably possible that those estimates of projected product revenues, the remaining estimated economic life of the product or both would be reduced significantly in the near term due to competitive pressures or technological changes. As a result, the carrying amount of the capitalized software and hardware costs may be reduced materially in the near term. $133,833 and none of capitalized software and hardware development costs were charged to expense in the years ended December 31, 2001 and 2000, respectively.

        Patents:    Patents are included in other assets at cost less accumulated amortization. Amortization is by the straight-line method over ten years.

        Segments of business:    The Company currently only has one segment line of business.

New accounting pronouncements:

        In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." These statements prohibit pooling-of-interests accounting for transactions initiated after June 30, 2001, require the use of the purchase method of accounting for all combinations after June 30, 2001, and establish new standards for accounting for goodwill and other intangibles acquired in business combinations. Goodwill will continue to be recognized as an asset, but will not be amortized as previously required by APB Opinion No. 17, "Intangible Assets." Certain other intangible assets with indefinite lives, if present, may also not be amortized. Instead, goodwill and other intangible assets will be subject to periodic (at least annual) tests for impairment, and recognition of impairment losses in the future could be required based on a new methodology for measuring impairments prescribed by these pronouncements. The revised standards include transition rules and requirements for identification, valuation and recognition of a much broader list of intangibles as part of business combinations than prior practice, most of which will continue to be amortized. iST is required to be in conformity with the provisions of SFAS No. 142 no later than the fiscal year beginning January 1, 2002. The adoption of SFAS No. 142 is not expected to have a material effect on the Company's financial position or results of operations.

        In August 2001, the FASB released SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets, and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. SFAS No. 144 establishes a single accounting model for long-lived assets disposed of by sale. iST is required to be in conformity with the provisions of SFAS No. 144 no later than the fiscal year beginning January 1, 2002. The adoption of SFAS No. 144 is not expected to have a material effect on the Company's financial position or results of operations.

Note 2. Reverse Takeover and Recapitalization

        Pursuant to a Plan and Agreement of Reorganization dated November 3, 1997, Advanced Business Sciences, Inc., a Nebraska Corporation, (the legal acquiree) and Sage Analytics International, Inc., a Delaware Corporation, (the legal acquirer) exchanged common stock to give the stockholders of the legal acquiree control of the legal acquirer.

        Stockholders of the legal acquiree surrendered 100% of the outstanding shares of common stock (80,000 shares) in exchange for 6,600,000 shares of the legal acquirer. Each share of the legal acquiree was exchanged for 82.5 shares of the legal acquirer's previously unissued common stock. As part of the agreement the legal acquirer issued 450,000 shares to persons as finders fees.

        Following the exchange the stockholders of the legal acquiree held 6,600,000 shares of the 7,487,099 issued shares of the legal acquirer (88.2%).

        On December 18, 1997, Sage Analytics International, Inc., the legal acquirer, filed a Certificate of Amendment with the Secretary of State of the state of Delaware changing its name to Advanced Business Sciences, Inc.

        The share exchange of a private operating Company, (Advanced Business Sciences, Inc.) into a non-operating public shell corporation (Sage Analytics International, Inc.), with no assets or liabilities resulted in the stockholders of the private company having actual operating control of the combined company after the transaction, and the stockholders of the former public shell continuing only as passive investors.

        This transaction is considered to be a capital transaction in substance, rather than a business combination. That is, the transaction is equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except no goodwill or other intangible is recorded.

        In accordance with this guideline the outstanding shares of iST, have been retroactively restated on the Balance Sheet, and the Statement of Stockholders' Equity to give effect to the 82.5 shares for 1 share exchange. The retroactively restated shares have been used in the Computations for Earnings (Losses) Per Share to preserve comparability of those figures.

Note 3. Leasehold Improvements and Equipment

        Leasehold improvements and equipment at December 31, 2001, are as follows:

Leasehold improvements	$10,000
Furniture and equipment	406,493

416,493
Less accumulated depreciation	312,789

$103,704

Note 4. Acquisition and Rescission of Comguard Leasing and Financial, Inc.

        On August 24, 1998, iST entered into a Plan and Agreement of Reorganization, pursuant to which iST acquired all of the issued and outstanding shares of capital stock of Comguard Leasing and Financial, Inc., an Illinois Corporation. On June 1, 1999, iST, Comguard Leasing and Financial, Inc., and the shareholders of Comguard Leasing and Financial, Inc., entered into an agreement whereby the 2,191,145 shares of the Company's shares issued to acquire Comguard Leasing and Financial, Inc., would be returned to iST and iST would receive a note from Comguard Leasing and Financial, Inc., in the amount of $88,514 which represents the expenditures made by iST on behalf of Comguard Leasing and Financial, Inc. Subsequent to December 31, 1999, iST accepted an offer of Settlement from Comguard Leasing to settle the amount owed for $77,086. In 1999, the note receivable was adjusted to the amount received upon settlement.

Note 5. Pledged Assets, Notes Payable and Long Term Debt at December 31, 2001

        iST has the following notes payable and long-term debt at December 31, 2001:

        Notes payable:

Unsecured notes payable due to certain stockholders, principal and interest are due at maturity (January 2002 to November 2002). Interest rate vary from 10-12%.(A)	$653,920
Unsecured note payable due to a stockholder, principal and interest are due January 2002. Interest rate is prime plus 1.25% (6.0% at December 31, 2001). (A)	40,000
Note payable bank, interest is due monthly at prime (4.75% at December 31, 2001) through April 2002, when all remaining principal and interest are due. The note is secured by the personal guarantees of various stockholders.(B)	1,000,000
Other	10,000

$1,703,920

        Long-term debt:

        Notes payable to be assumed by stockholders:

Note payable bank, 2 monthly payments of $12,307 due beginning November 5, 2001, with a final payment of unpaid principal and accrued interest due on January 5, 2002. The interest rate is seven and one-half (7.50)% per annum. The note is secured by personal guarantees of various stockholders. (C)(D)	976,763
Note payable bank, due August 2, 2002. The interest rate is six (6.00)% per annum. The note is secured by personal guarantees of various stockholders. (B)(E)	1,000,000
Note payable bank, due October 05, 2002. The interest rate is eight (8.00)% per annum. (A)(F)	500,000

$2,476,763

Other long-term debt:
Note payable bank, due in monthly installments of $16,557 including interest at the Bank's prime rate plus 2.00% (6.75% at December 31, 2001) through June 2003, when all remaining principal and interest are due. The note is collateralized by substantially all the assets of the Company and the personal guarantees of various stockholders.(C)	567,425
10% convertible subordinated debentures, due June 2002, convertible into shares of common stock at $6.06 per share.	80,000
Other	13,772

661,197
Less current portion	234,535

$426,662

        Interest expense to stockholders for the years ended December 31, 2001 and 2000, was approximately $227,000 and $170,000, respectively.

(A)
Common stock warrants were issued to a majority of note holders (See Note 7).

(B)
Common stock warrants were issued to those stockholders guaranteeing this note (See Note 7).

(C)
Shares of common stock and common stock warrants were issued to those stockholders guaranteeing this note (See Note 7).

(D)
This note payable to bank was assumed by Total Tech, LLC in exchange for Series A Convertible Preferred Stock. This exchange was completed on January 25, 2002. Total Tech, LLC is an entity owned by seven stockholders for the purpose of guaranteeing iST's debt.

(E)
This note payable to bank was assumed by Total Tech, LLC in exchange for Series A Convertible Preferred Stock. This exchange was completed on February 7, 2002.

(F)
This note payable to bank was assumed by Total Tech, LLC in exchange for Series A Convertible Preferred Stock. This exchange was completed on February 22, 2002.

        The aggregate maturities of long-term debt as of December 31, 2001, are as follows:

Years Ending December 31,
2002	$234,535
2003	426,662

$661,197

        The carrying value of fixed rate bank debt payable approximates its fair value at December 31, 2001 due to the stockholder guarantees and the relatively short-term nature of the borrowings. It was not practical to determine the fair value of all other debt but, its fair value is believed to be substantially less than its carrying value.

Note 6.    Income Taxes

        Net deferred taxes in the accompanying balance sheets include the following components as of December 31, 2001:

Net operating loss carryforward	10,160,000
Other	10,000

10,170,000
Valuation allowance	(10,170,000)

Net deferred tax asset	$—

        The income tax provision differs from the amount of income tax determined by applying the statutory federal income tax rate to pretax loss for the years ended December 31, 2001 and 2000, and the period from January 5, 1992 (date of inception) to December 31, 2001 due to the following:

	2001	2000	Date of Inception to December 31, 2001
Computed "expected" tax (benefit)	$(2,043,336)	$(2,129,874)	$(8,794,504)
Increase (decrease) in income taxes (benefits) resulting from:
Benefit from state taxes	(360,589)	(375,860)	(1,551,971)
Nondeductible expenses	131,925	(151,266)	176,475
Increase in the valuation allowance	2,272,000	2,657,000	10,170,000

	$—	$—	$—

        iST has net operating losses of approximately $25,400,000 to carryforward for future tax purposes that expire from 2010 to 2021. Due to the uncertainty surrounding the timing of the realization of the benefit from the net operating loss carryforward, the Company has recorded a valuation allowance to offset the deferred tax asset.

Note 7.    Stock Options and Warrants

Stock options

        Sage Analytics International, Inc., the legal acquirer, (see Note 2) has 140,825 options. All of these options expire no later than November 2003. As permitted under generally accepted accounting principles, these options were accounted for following APB No. 25, and accordingly, no compensation expense was recognized.

        In 2001 iST issued options to purchase in the aggregate of 5,000,000 shares of common stock at an exercise price 85% of the average daily closing price of the common stock for the week prior to when the options were granted to the Chairman of the Board of Directors. The options are to vest on a monthly basis over a two year period of time which began January 1, 2001. The President was also issued options to purchase in the aggregate of 1,000,000 shares of common stock at an exercise price 85% of the average daily closing price of the Company's common stock for the week prior to when the options were granted. The options are to vest on a monthly basis over a two year period of time which began February 1, 2001. Both of these option grants contain provisions that accelerate vesting if the common stock price meets various thresholds or if various working capital requirements are met. 1,800,000 options vested according to the common stock price thresholds.

        In November 2001, iST granted options to purchase in the aggregate of 600,000 shares of common stock at an exercise price 85% of the average daily closing price of the common stock for the week prior to when the options were granted to the Senior Vice President of Technology, Senior Vice President of Sales and Marketing and the Senior Vice President of Product and Project Development. The options are to vest on a monthly basis over a two year period of time which began November 5, 2001.

        In June 2001, the shareholders of iST approved the 2001 Omnibus Equity Incentive Plan. The 2001 Omnibus Equity Incentive Plan provides for the granting of stock options and other equity incentives for up to 1,000,000 shares of the Company's Common Stock to the Company's officers and key employees at an exercise price 85% of the average daily closing price of the Company's common stock for the week prior to when the options were granted. As of December 31, 2001, grants for 165,000 shares of Common Stock have been made, none of which were made to the Company's directors or executive officers, and 835,000 shares of Common Stock remain available for new option grants under this plan. The options are to vest on a monthly basis over a two year period of time from the date of grant.

        In 1999, iST issued stock options to two key employees to purchase shares of common stock of iST (4,000,000 options and 500,000 options, respectively). The options vest (1/3 of the options, 1st block) beginning at the earlier of anniversary date (December 31, 1999 and July 30, 2000, respectively) or when the closing price of the common stock exceeds $3.00 per share for at least five consecutive days. The options are exercisable ($0.10 per share and $0.20 per share, respectively) for a period of three years from date of vesting. The second and third (1/3 blocks of options) vest one year and two years after the first block of options or when the closing price of the common stock exceeds $4.00 (2nd block of options) or $6.00 (3rd block of options) for at least five consecutive days. The options are exercisable ($0.10 per share and $0.20 per share, respectively) for a period of three years from the date of vesting. The fair value at the date of grants were $0.18 and $0.20, respectively. Of the 4,000,000 options, 1,333,333 (1st block) are vested and outstanding as of December 31, 2001 and 2000. The other blocks of options did not vest as the employee is no longer with iST. None of the 500,000 options vested as the employee was not employed as of the first anniversary date (July 30, 2000).

        As permitted under generally accepted accounting principles, these options were accounted for following APB Opinion No. 25. Accordingly, compensation expense for the years ended December 31, 2001 and 2000 is $253,193 and none, respectively, based on the difference between the exercise price and the fair value price of the common stock at the grant date. Had compensation cost been determined based on the fair value method prescribed in FASB Statement No. 123, reported net loss and net loss per share would have been:

Year Ended December 31,	Net (Loss)	Per Share
2001	$(7,683,992)	$(0.36)
2000	$(6,178,234)	$(0.41)

        In determining the pro forma amounts above during 2001 and 2000, the value of each grant is estimated at the grant date using the fair value method prescribed in Statement No. 123 with the following assumptions: no dividends, risk free interest rate of 5% and 6%; expected life of 5.0 and 4.5 years and; expected price volatility of 84.52% to 174.34% and 204%.

        A summary of the status of options issued to employees at December 31, 2001 and 2000, and changes during the years ended on those dates is as follows:

	2001		2000
Options	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	1,474,158	$3.08	1,474,158	$3.08
Granted	6,765,000	0.34	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Outstanding at end of year	8,239,158	0.83	1,474,158	$3.08

Exercisable at end of year	6,322,913	$0.94	1,474,158	$3.08
Weighted-average fair value per option for options granted during the year	$0.35		$—

        A further summary about options outstanding at December 31, 2001 is as follows:

	Options Exercisable
Range of Exercise Prices	Number	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price
$0.01 to 0.25	1,333,333	1.0	$0.10
0.26 to 0.50	4,758,337	9.0	0.28
0.76 to 1.00	90,418	9.5	0.83
1.01 and up	140,825	2.0	$31.25

	6,322,913

        In addition iST issued 200,000 options in 1999 to a consultant to purchase 200,000 shares of common stock. 50,000 of the options vested on July 8, 1999, another 50,000 options vested on January 11, 2000 and the remaining 100,000 options vested on February 8, 2000. All of the 200,000 options are exercisable for a three-year period from the date of vesting. The exercise price is $0.88/share. iST accounts for the fair value of the options in accordance with FASB Statement No. 123. The compensation cost that has been expensed is none and $6,053 and for the years ended December 31, 2001 and 2000, respectively. No options were exercised in 2001 or 2000.

        The fair value of each option is estimated at the grant date using the Black-Scholes option pricing model with the following assumptions: zero dividends; risk free interest rate of 5%; expected life of the options three years; no forfeiture rate and; a price volatility of 210.63%.

Common Stock Warrants

        iST issues warrants to stockholders and nonemployees in connection with various services these individuals provide iST. iST accounts for the fair value of the warrants in accordance with FASB

Statement No. 123. Compensation expense that has been charged to income for these warrants was approximately $2,055,000 and $2,242,000 for the years ended December 31, 2001 and 2000, respectively.

        The fair value of each warrant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for warrants in 2001 and 2000: dividend rate of 0.0; price volatility of 26.82% to 150.58% and 114.85% to 359.64%, risk-free interest rate of 5%; and expected lives of three years.

        A summary of the status of all the warrants issued at December 31, 2001 and 2000 and changes during the years ended on those dates is as follows:

	2001		2000
Warrants	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	13,454,549	$0.46	1,824,000	$3.74
Granted	8,153,421	0.44	13,493,299	0.40
Exercised	(5,775,195)	0.26	(46,500)	0.43
Exchange for preferred stock	(11,071,716)	0.39	—	—
Forfeited	(3,752,905)	2.25	(1,816,250)	3.74
Outstanding at end of year	1,058,154	0.44	13,454,549	0.46
Exercisable at end of year	1,058,154		13,454,549
Weighted-average fair value per warrant for warrants granted during the year	$0.25		$0.20

        A further summary about warrants outstanding at December 31, 2001 is as follows:

	Warrants Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price
$0.01 to 0.25	600,000	1.25	$0.20
0.26 to 0.50	206,155	1.75	0.325
0.76 to 1.50	251,999	2.75	1.09

0.01 to 1.50	1,058,154

Note 8.    Series A Convertible Preferred Stock

        In an agreement, dated as of November 7, 2001, Total Tech, LLC (Entity made up of various board members and stockholders) and other Board of Director members and stockholders (collectively, the "Investors"), acquired 8,609.80 shares of our Series A Convertible Preferred Stock (the "Series A Preferred"). Each share of Series A Preferred is convertible into 1,000 shares of Common Stock, subject to adjustment for stock splits and similar events.

        The Series A Preferred was issued in consideration of the forgiveness of indebtedness owed to certain Investors in the aggregate of $1,497,915, the assumption of $1,000,000 in bank debt by certain investors, the cancellation of 11,071,716 stock purchase warrants held by certain Investors (having an aggregate value of $1,932,887) and the assumption by Total Tech, LLC of $4,178,989 of iST's indebtedness with financial institutions. As of December 31, 2001 $1,702,226 had been assumed by Total Tech, LLC. Subsequent to December 31, 2001, the remaining $2,476,763 of indebtedness had been transferred to Total Tech, LLC.

        The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 1,000,000 shares of Preferred Stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefore. The Board also has the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without approval by the holders of Common Stock. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects (i) to restrict Common Stock dividends if Preferred Stock dividends have not been paid, (ii) to dilute the voting power and equity interest of holders of Common Stock to the extent that any Preferred Stock series has voting rights or is convertible into Common Stock or (iii) to prevent current holders of Common Stock from participating in the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Certificate of Incorporation or any reorganization, consolidation, merger or other similar transaction involving the Company. As a result, the issuance of such Preferred Stock may discourage bids for the Company's Common Stock at a premium over the market price therefore, and could have a materially adverse effect on the market value of the Common Stock.

        The Board of Directors has designated 10,000 shares of the Company's Preferred Stock as "Series A Convertible Preferred Stock" (the "Series A Stock"). Each share of Series A Stock is convertible into 1,000 shares of Common Stock, subject to adjustment for stock splits and similar events. The Series A Stock has a liquidation preference of $1,000 per share (the "Stated Value") and a dividend preference equal to 9.5% per annum of the Stated Value. Preferred dividends in arrears totaled $68,161 at December 31, 2001. Dividends are payable at the option of the Board of Directors, in cash or in additional shares of Series A Stock (valued at $1,000 per share). Holders of Series A Stock have no voting rights except with respect to any action which (1) alters or changes the rights, preferences or privileges of the Series A Stock materially and adversely, (2) increases the authorized number of shares of Series A Stock, (3) creates any new class of shares having preference over or being on a parity with the Series A Stock or (4) involves sales by the Company of a substantial portion of its assets, any merger of the Company with another entity, or any amendment of the Company's certificate of incorporation. The Company may redeem all, or any part, of the Series A Stock at any time or from time to time. The base redemption price is calculated as follows:

Redemption Date	Base Redemption Price
If prior to September 30, 2002	103% of Stated Value
If on or after September 30, 2002, but before September 30, 2003	102% of Stated Value
If on or after September 30, 2003, but before September 30, 2004	101% of Stated Value
After September 30, 2004	100% of Stated Value

Holders of Series A Stock have been granted certain registration rights. The Series A Stock is subject to mandatory conversion after September 30, 2004, at the election of the Board of Directors.

Note 9.    Going Concern

        The accompanying financial statements of iST have been prepared on a going-concern basis, which contemplates profitable operations and the satisfaction of liabilities in the normal course of business. There are uncertainties that raise substantial doubt about the ability of iST to continue as a going concern. As shown in the statements of operations, iST has not yet achieved profitable operations. As of January 31, 2002, iST has insufficient working capital. These items raise substantial doubt about the ability of the Company to continue as a going concern.

        Management presently believes that iST is in the final stages of production of its electronic tracking and monitoring devices and the delivery of services relating to these devices. Although there has been substantial progress in the development of this technology, iST does not have any significant sales and there can be no assurance that iST will have any significant sales.

        Management plans to continue financing iST's technology and operations through external and related party financing. iST is attempting to secure an additional $3,600,000 of equity financing to fund the operations and production of through the final stages of product development.

        iST's continuation as a going concern is dependent upon its ability to satisfactorily meet its debt obligations, meet its product development goals, secure new financing and generate sufficient cash flows from operations. The financial statements do not include any adjustments that might result from outcome of these uncertainties.

Note 10.    Lease Obligations

        The Company leases its facilities under a noncancelable lease agreement expiring November 2005. The future minimum lease payments under the operating lease as of December 31, 2001 are as follows:

Year Ending December 31,
2002	$61,034
2003	66,275
2004	69,300
2005	63,525

$260,134

        Rent expense related to the above leases was $84,940 and $70,020 for the years ended December 31, 2001 and 2000, respectively.

Note 11.    Extraordinary Item

        iST was a beneficiary of the stock agreement dated May 6, 1997, between the majority stockholder, and ABS Holding Co., Inc. The terms and conditions of this stock agreement resulted in the majority stockholder assuming several notes payable to American Interstate Bank totaling $452,608 including interest. The majority stockholder also assumed a term note payable to Norwest Bank totaling $102,055 including interest. Additionally, iST was released of the notes payable to a related party to the majority stockholder including interest totaling $108,000.

        In return, iST released the majority stockholder of his obligation to the Company totaling $82,981 and $9,781, respectively. Furthermore, iST co-signed an ABS Holding Co., Inc., note payable to majority stockholder in the amount of $300,000. Finally, the majority stockholder resigned their positions as Board of Director members, officers, agents and employees of the Company. As a result of this stock agreement, iST recognized a gain of $569,901 resulting from the extinguishment of debt. Due to the Company's accumulated losses, no tax effect was recognized.

Note 12.    Legal Proceedings

        On January 2, 2002, iST, a Delaware corporation, filed a complaint against LEDvision Inc, an Iowa corporation, d/b/a Electronic Manufacturing Technologies, Inc. ("EMT"), in the U.S. District Court, District of Nebraska—(Case No. 8:02CV5). iST alleges that EMT breached its contract with iST by its failure to manufacture and deliver production units of iST's Model 2100 Series products. Consequently, iST has had to utilize other manufacturers to produce such products, causing a delay in its customer deliveries. iST seeks to recover monies previously paid to EMT plus lost profits and incidental and consequential damages, and the cost of pursuing the action. In an additional claim, iST alleges that EMT's conduct concurrent with and subsequent to EMT's breach of contract amounted to trade disparagement and interference with its business relationships. iST seeks damages to compensate it for damage to its reputation caused by EMT's conduct. iST advanced EMT $279,782 in 2001 for the manufacture and delivery of production units. As of December 31, 2001, iST has taken a charge-off of $279,782 due to the uncertainty of the collection of these amounts owed to iST.

        No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

21,377,456 SHARES OF COMMON STOCK

iSecureTrac Corp.

Common Stock

(par value $0.001 per share)

[DATE]

Part II.

Information Not Required In Prospectus

Item 24.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. The Registrant's Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Item 25.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than broker commissions, payable by the Issuer in connection with the sale of the shares offered hereby. All amounts shown are estimates (except for the SEC filing fees).

SEC filling fee	$4,521.21
Legal fees and expenses	$50,000
Blue sky filing fees
(including counsel fees)	$5,000
Accounting fees and expenses	$5,000
Printing and engraving expenses	$30,000
Miscellaneous expenses	$1,000

TOTAL	$95,521.21

Item 26.    Recent Sales of Unregistered Securities

(a)  Warrants.

        The following table and notes list warrants to purchase shares of our common stock that have been issued within the past three years without registration under the Securities Act. All warrants issued on or prior to November 2, 1999 were issued with an expiration date of the second anniversary of the date of issuance. All warrants issued after November 2, 1999 were issued with an expiration date of the third anniversary date of the date of issuance.

	Last Name	First Name	Issue Date	Number Of Warrants	Type of Consideration	Amount of Direct Loan	Exercise Price
(1)	Anderson	Dennis L.	02/08/99	83,334	Firstar Bank	N/A	$1.00
(1)	Badding	Robert	02/08/99	83,333	Firstar Bank	N/A	$1.00
(1)	Collison	Mary M.	02/08/99	83,333	Firstar Bank	N/A	$1.00

(1)	Halbur	Martin J.	02/08/99	83,333	Firstar Bank	N/A	$1.00
(1)	Kanne	Roger	02/08/99	83,334	Firstar Bank	N/A	$1.00
(1)	Pietig	James L.	02/08/99	83,333	Firstar Bank	N/A	$1.00
(12)	Reeves	Michael	06/01/99	50,000	Comguard	N/A	$1.50
(2)	Kanne	Roger	06/23/99	185,000	Direct loan	$185,000	$1.00
(3)	Anderson	Dennis L.	06/28/99	121,429	United Bank	N/A	$1.00
(3)	Badding	Robert	06/28/99	121,429	United Bank	N/A	$1.00
(3)	Collison	Mary M.	06/28/99	121,428	United Bank	N/A	$1.00
(3)	Halbur	Martin J.	06/28/99	121,428	United Bank	N/A	$1.00
(3)	Kanne	Roger	06/28/99	121,429	United Bank	N/A	$1.00
(3)	Muhlbauer	Ron	06/28/99	121,428	United Bank	N/A	$1.00
(3)	Pietig	James L.	06/28/99	121,429	United Bank	N/A	$1.00
(4)	Anderson	Dennis L.	09/14/99	71,428	Templeton Bank	N/A	$1.00
(4)	Badding	Robert	09/14/99	71,429	Templeton Bank	N/A	$1.00
(4)	Collison	Mary M.	09/14/99	71,428	Templeton Bank	N/A	$1.00
(4)	Halbur	Martin J.	09/14/99	71,429	Templeton Bank	N/A	$1.00
(4)	Kanne	Roger	09/14/99	71,428	Templeton Bank	N/A	$1.00
(4)	Muhlbauer	Ron	09/14/99	71,429	Templeton Bank	N/A	$1.00
(4)	Pietig	James L.	09/14/99	71,429	Templeton Bank	N/A	$1.00
(2)	Kanne	Roger	10/15/99	270,000	Direct loan	$54,000	$0.20
(2)	Anderson	Dennis	11/02/99	100,000	Direct loan	$100,000	$1.00
(2)	Kanne	Roger	11/02/99	100,000	Direct loan	$100,000	$1.00
(2)	Kanne	Roger	11/21/99	125,000	Direct loan	$25,000	$0.20
(2)	Badding	Robert	11/24/99	250,000	Direct loan	$50,000	$0.20
(2)	Kanne	Roger	12/09/99	500,000	Direct loan	$100,000	$0.20
(2)	Anderson	Dennis	12/20/99	50,000	Direct loan	$10,000	$0.20
(2)	Halbur	Martin	12/30/99	250,000	Direct loan	$50,000	$0.20
(2)	Kanne	Roger	12/31/99	150,000	Direct loan	$30,000	$0.20
(2)	Kanne	Roger	01/01/00	175,000	Direct loan	$35,000	$0.20
(2)	Kempema	Dave	01/07/00	50,000	Direct loan	$10,000	$0.20
(2)	Collison	Mary	01/11/00	200,000	Direct loan	$40,000	$0.20
(2)	Pietig	James	01/12/00	250,000	Direct loan	$50,000	$0.20
(2)	Total Tech LLC		01/12/00	39,311	Direct loan	$7,862	$0.20
(2)	Total Tech LLC		01/13/00	72,220	Direct loan	$14,444	$0.20
(2)	Total Tech LLC		01/17/00	88,403	Direct loan	$17,681	$0.20
(2)	Total Tech LLC		01/31/00	38,813	Direct loan	$7,763	$0.20
(2)	Total Tech LLC		01/31/00	45,208	Direct loan	$9,042	$0.20
(2)	Total Tech LLC		01/31/00	19,931	Direct loan	$3,986	$0.20
(2)	Anderson	Dennis	02/01/00	50,000	Direct loan	$10,000	$0.20
(2)	Total Tech LLC		02/29/00	43,229	Direct loan	$8,646	$0.20
(2)	Total Tech LLC		02/29/00	34,505	Direct loan	$6,901	$0.20
(2)	Total Tech LLC		02/29/00	38,605	Direct loan	$7,721	$0.20
(2)	Total Tech LLC		03/22/00	40,000	Direct loan	$8,000	$0.20
(2)	Total Tech LLC		03/26/00	35,000	Direct loan	$7,000	$0.20
(2)	Anderson	Dennis	04/04/00	275,000	Direct loan	$55,000	$0.20
(2)	Total Tech LLC		04/11/00	215,000	Direct loan	$43,000	$0.20
(2)	Smith	William	04/27/00	200,000	Direct loan	$40,000	$0.20
(2)	Chicoine	Brad	04/28/00	50,000	Direct loan	$10,000	$0.20
(2)	Kempema	Dave	04/28/00	25,000	Direct loan	$5,000	$0.20
(2)	Badding	Robert	05/01/00	125,000	Direct loan	$25,000	$0.20
(2)	Total Tech LLC		05/01/00	78,714	Direct loan	$15,743	$0.20
(2)	Blessington	Dennis	05/03/00	15,000	Direct loan	$3,000	$0.20
(2)	Kempema	Dave	05/04/00	25,000	Direct loan	$5,000	$0.20
(2)	Total Tech LLC		05/05/00	53,839	Direct loan	$10,768	$0.20
(2)	Hagan	Michael	05/06/00	25,000	Direct loan	$5,000	$0.20
(2)	Herrig	Speed	05/10/00	250,000	Direct loan	$50,000	$0.20
(2)	Kats	Paul	05/15/00	50,000	Direct loan	$10,000	$0.20
(2)	Anderson	Dennis	05/16/00	200,000	Direct loan	$40,000	$0.20
(2)	Halbur	Martin	05/31/00	100,000	Direct loan	$20,000	$0.20
(2)	Smith	William	06/01/00	50,000	Direct loan	$10,000	$0.20

(2)	Utili-Comm South Inc.		06/13/00	125,000	Direct loan	$25,000	$0.20
(2)	Chicoine	Brad	06/14/00	200,000	Direct loan	$40,000	$0.20
(2)	Total Tech LLC		06/15/00	163,229	Direct loan	$32,646	$0.20
(2)	Utili-Comm LLC		06/15/00	125,000	Direct loan	$25,000	$0.20
(5)	Anderson	Dennis L.	07/06/00	166,667	Carroll County Bank	N/A	$0.375
(5)	Halbur	Martin J.	07/06/00	166,667	Carroll County Bank	N/A	$0.375
(5)	Kanne	Roger	07/06/00	166,667	Carroll County Bank	N/A	$0.375
(5)	Muhlbauer	Ron	07/06/00	166,667	Carroll County Bank	N/A	$0.375
(2)	Total Tech LLC		07/16/00	34,494	Direct loan	$16,557	$0.48
(2)	Total Tech LLC		08/01/00	29,639	Direct loan	$11,263	$0.38
(2)	Total Tech LLC		08/01/00	28,782	Direct loan	$10,937	$0.38
(2)	Total Tech LLC		08/03/00	66,475	Direct loan	$25,261	$0.38
(2)	Halbur	Pat and Therese	08/08/00	8,000	Direct loan	$2,500	$0.3125
(2)	Total Tech LLC		08/14/00	234	Direct loan	$97	$0.4125
(2)	Total Tech LLC		08/21/00	36,534	Direct loan	$16,557	$0.4532
(6)	Anderson	Dennis L.	08/29/00	53,339	Carroll County Bank	N/A	$0.4687
(6)	Halbur	Martin J.	08/29/00	53,339	Carroll County Bank	N/A	$0.4687
(6)	Kanne	Roger	08/29/00	53,339	Carroll County Bank	N/A	$0.4687
(6)	Muhlbauer	Ron	08/29/00	53,339	Carroll County Bank	N/A	$0.4687
(2)	Kanne	Roger	09/15/00	36,496	Direct loan	$10,000	$0.2740
(2)	Kempema	Dave	09/15/00	25,912	Direct loan	$7,100	$0.2740
(2)	Total Tech LLC		09/17/00	22,948	Direct loan	$6,712	$0.2925
(2)	Total Tech LLC		09/21/00	56,606	Direct loan	$16,557	$0.2925
(2)	Total Tech LLC		09/27/00	38,252	Direct loan	$11,043	$0.2887
(2)	Kanne	Roger	09/28/00	34,638	Direct loan	$10,000	$0.2887
(2)	Kempema	Dave	10/02/00	18,142	Direct loan	$5,000	$0.2756
(2)	Utili-Comm South Inc.		10/02/00	36,284	Direct loan	$10,000	$0.2756
(2)	Total Tech LLC		10/05/00	170,696	Direct loan	$47,044	$0.2756
(2)	Macke Partners		10/15/00	1,731,902	Direct loan	$500,000	$0.2887
(2)	Total Tech LLC		10/18/00	66,388	Direct loan	$16,557	$0.2494
(2)	Total Tech LLC		10/23/00	18,570	Direct loan	$4,110	$0.2213
(2)	Total Tech LLC		10/26/00	93,782	Direct loan	$20,754	$0.2213
(2)	Total Tech LLC		10/26/00	36,733	Direct loan	$8,129	$0.2213
(2)	Total Tech LLC		11/16/00	36,794	Direct loan	$16,557	$0.45
(2)	Total Tech LLC		11/22/00	45,588	Direct loan	$19,589	$0.4297
(2)	Total Tech LLC		11/26/00	22,721	Direct loan	$8,166	$0.3594
(2)	Total Tech LLC		11/26/00	34,521	Direct loan	$12,407	$0.3594
(2)	Anderson	Dennis	12/15/00	64,734	Direct loan	$22,000	$0.33985
(2)	Kanne	Roger	12/15/00	64,734	Direct loan	$22,000	$0.33985
(2)	Total Tech LLC		12/16/00	48,720	Direct loan	$16,557	$0.33985
(2)	Kanne	Roger	12/22/00	431,468	Direct loan	$150,000	$0.34765
(2)	Kempema	Dave	12/27/00	17,425	Direct loan	$4,900	$0.2812
(2)	Total Tech LLC		12/27/00	43,755	Direct loan	$12,304	$0.2812
(2)	Total Tech LLC		12/27/00	28,572	Direct loan	$8,034	$0.2812
(2)	Macke Partners		01/12/01	119,074	Direct loan	$40,000	$0.33593
(2)	Kanne	Roger	01/22/01	13,333	Direct loan	$5,000	$0.375
(2)	Total Tech LLC		01/05/01	72,273	Direct loan	$23,940	$0.33124
(2)	Total Tech LLC		01/16/01	46,478	Direct loan	$16,557	$0.35624
(2)	Total Tech LLC		01/28/01	22,037	Direct loan	$7,988	$0.36248
(2)	Total Tech LLC		01/28/01	33,602	Direct loan	$12,180	$0.36248
(7)	Anderson	Dennis L.	01/31/01	110,100	Carroll County Bank	N/A	$0.3406
(7)	Halbur	Martin J.	01/31/01	110,100	Carroll County Bank	N/A	$0.3406
(7)	Kanne	Roger	01/31/01	110,100	Carroll County Bank	N/A	$0.3406
(7)	Muhlbauer	Ronald	01/31/01	110,100	Carroll County Bank	N/A	$0.3406
(2)	Total Tech LLC		02/01/01	47,617	Direct loan	$17,260	$0.36248
(2)	Total Tech LLC		02/16/01	48,612	Direct loan	$16,557	$0.3406
(2)	Total Tech LLC		02/26/01	29,986	Direct loan	$11,900	$0.39684
(2)	Total Tech LLC		02/26/01	19,734	Direct loan	$7,831	$0.39684

(8)	Electronic Mfg Tech		03/01/01	25,602	Direct loan	$10,000	$0.3906
(9)	Anderson	Dennis L.	03/06/01	330,583	Carroll County Bank	N/A	$0.37812
(9)	Halbur	Martin J.	03/06/01	330,583	Carroll County Bank	N/A	$0.37812
(9)	Kanne	Roger	03/06/01	330,583	Carroll County Bank	N/A	$0.37812
(9)	Muhlbauer	Ronald	03/06/01	330,583	Carroll County Bank	N/A	$0.37812
(2)	Total Tech LLC		04/04/01	48,975	Direct loan	$15,000	$0.30628
(10)	Anderson	Dennis L.	04/23/01	731,707	Wells Fargo Bank	N/A	$0.246
(10)	Badding	Robert	04/23/01	406,504	Wells Fargo Bank	N/A	$0.246
(10)	Collison	Mary	04/23/01	731,707	Wells Fargo Bank	N/A	$0.246
(10)	Halbur	Martin J.	04/23/01	731,707	Wells Fargo Bank	N/A	$0.246
(10)	Kanne	Roger	04/23/01	731,707	Wells Fargo Bank	N/A	$0.246
(10)	Muhlbauer	Ronald	04/23/01	731,707	Wells Fargo Bank	N/A	$0.246
(2)	Kanne	Roger	06/29/01	221,729	Direct loan	$200,000	$0.902
(2)	Kanne	Roger	07/16/01	101,626	Direct loan	$100,000	$0.984
(2)	Kanne	Roger	08/10/01	71,023	Direct loan	$75,000	$1.056
(11)	Anderson	Dennis L.	08/27/01	261,506	Wells Fargo Bank	N/A	$0.956
(11)	Halbur	Martin J.	08/27/01	261,506	Wells Fargo Bank	N/A	$0.956
(11)	Kanne	Roger	08/27/01	261,506	Wells Fargo Bank	N/A	$0.956
(11)	Macke Partners		08/27/01	261,506	Wells Fargo Bank	N/A	$0.956
(2)	Kanne	Roger	11/02/01	77,963	Direct loan	$75,000	$0.962
(2)	Halbur	Martin J.	11/02/01	77,963	Direct loan	$75,000	$0.962

(1)
Represents warrants to purchase shares of our Common Stock issued to Dennis L. Anderson, Robert E. Badding, Mary M. Collison, Martin J. Halbur, Roger J. Kanne and James L. Pietig in exchange for their execution of agreements to personally guaranty the payment of the principal and interest of a promissory note through Firstar Bank, N.A., in the principle amount of $500,000 with interest of .250% plus prime. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor.

(2)
Represents warrants to purchase shares of our Common Stock issued in exchange for direct loans made to the Company. When the individuals or entities identified on the table made a loan to us, they received a promissory note payable one year from the date of the loan in the principal amount of loan and with interest accruing at a rate of 10% per annum and warrants to purchase shares of our common stock. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor.

(3)
Represents warrants to purchase shares of our Common Stock issued to Dennis L. Anderson, Robert E. Badding, Mary M. Collison, Martin J. Halbur, Roger J. Kanne, Ronald W. Muhlbauer, and James L. Pietig in exchange for their execution of agreements to personally guaranty the principal and interest of a promissory note with United Bank of Iowa in the principle amount of $850,000 with interest at a rate of 9.25% per annum. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor.

(4)
Represents warrants to purchase shares of our Common Stock issued to Dennis L. Anderson, Robert E. Badding, Mary M. Collison, Martin J. Halbur, Roger J. Kanne, Ronald W. Muhlbauer and James L. Pietig in exchange for their execution of agreements to personally guaranty the principal and interest of a promissory note with Templeton Savings Bank of Iowa in the principle amount of $500,000 with interest at a rate of 9.75% per annum. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and

  Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor.

(5)
Represents warrants to purchase shares of our Common Stock issued to Dennis L. Anderson, Martin J. Halbur, Roger J. Kanne and Ronald W. Muhlbauer in exchange for their execution of agreements to personally guaranty all the principal and interest of a promissory note with Carroll County State Bank of Iowa in the principle amount of $250,000 with interest at a rate of 10.50%. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor.

(6)
Represents warrants to purchase shares of our Common Stock issued to Dennis L. Anderson, Martin J. Halbur, Roger J. Kanne and Ronald W. Muhlbauer in exchange for their execution of agreements to personally guaranty a $100,000 additional advance to us under the promissory note with Carroll County State Bank of Iowa. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor.

(7)
Represents warrants to purchase shares of our Common Stock issued to Dennis L. Anderson, Martin J. Halbur, Roger J. Kanne and Ronald W. Muhlbauer in exchange for their execution of agreements to personally guaranty a $150,000 additional advance to us under the promissory note with Carroll County State Bank of Iowa. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor.

(8)
Represents warrants issued to Electronics Manufacturing Technology, Inc., in exchange for allowing us to issue them a promissory note in the principal amount of $10,000 without interest payable in one year in lieu of the immediate payment of $10,000 of a $71,250 bill for design and development services. The issuance of the warrants in this instance was limited only to Electronic Manufacturing Technology, Inc., and accordingly we believe that the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

(9)
Represents warrants to purchase shares of our Common Stock issued to Dennis L. Anderson, Martin J. Halbur, Roger J. Kanne and Ronald W. Muhlbauer in exchange for their execution of agreements to personally guaranty a $500,000 additional advance to us under the promissory note with Carroll County State Bank of Iowa. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor.

(10)
Represents warrants to purchase shares of our Common Stock issued to Dennis L. Anderson, Robert E. Badding, Mary M. Collison, Martin J. Halbur, Roger J. Kanne, and Ronald W. Muhlbauer in exchange for their execution of agreements to personally guaranty the payment of the principal and interest of a promissory note with Wells Fargo in the principle amount of $1,000,000 with interest accruing at a rate equal to the prime rate in effect from time to time. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor.

(11)
Represents warrants to purchase shares of our Common Stock issued to Dennis L. Anderson, Martin J. Halbur, Roger J. Kanne and Macke Partners in exchange for their execution of agreements to personally guaranty the payment of the principal and interest of an additional promissory note with Wells Fargo in the principle amount of $1,000,000 with interest accruing at a rate equal to the prime rate in effect from time to time. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor.

(12)
Reflects issuances of warrants issued an individual in consideration of the rescission of the Comguard Leasing and Financial, Inc., acquisition. The issuance of warrants in this instance was limited only to Michael Reeves. Accordingly, we believe that the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

(b)  Options Issued to Employees.

        The following table lists options to purchase the Company's common stock that have been issued and are outstanding to certain employees of the Company as consideration for their employment with the Company without registration under the Securities Act during the past three years. The issuance of the options in these instances was limited to a selected number of employees and, accordingly, we believe that the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

Date of Grant	Option Holder	# of shares of common stock Underlying the Options	Consideration For issuance of Securities
12/30/99	Benjamin Lamb	1,333,333	Employment Agreement
1/1/01	Michael May	5,000,000	Employment Agreement
2/1/01	James Stark	1,000,000	Employment Agreement
7/1/01	Todd Hansen	40,000	Employee Incentive
7/1/01	Ken Hamlin	40,000	Employee Incentive
7/1/01	Jef Higgason	40,000	Employee Incentive
7/1/01	Steve Gettman	40,000	Employee Incentive
11/5/01	David Sempek	200,000	Employment Agreement
11/5/01	Edward Sempek	200,000	Employment Agreement
11/5/01	David Vana	200,000	Employment Agreement
11/30/01	Todd Hansen	5,000	Employee Incentive

(c)  Securities Issued as Board Compensation.

        We paid certain Directors the sum of $1,000 for each meeting of the Board of Directors or any committee on which the director serves. This fee may be paid in cash or in shares of our Common Stock having an equivalent fair market value. The per share price for calculating the number of shares to be issued is the trading price of the Company's Common Stock during the first full week immediately preceding the date of the meeting for which the compensation is paid. The following table lists shares of our Common Stock granted to our directors for attendance at such meetings during the past three years without registration under the Securities Act.

Date Issued	Security Holder	Type of Security	Value of Stock	Average Stock Price	Total Shares Issued
08/04/00	Dennis Anderson	Common Stock	$1,000	$0.28	3,571

08/04/00	Robert Badding	Common Stock	$1,000	$0.28	3,571
08/04/00	John J. Gaukel	Common Stock	$1,000	$0.28	3,571
08/04/00	Roger Kanne	Common Stock	$1,000	$0.28	3,571
08/04/00	James L. Pietig	Common Stock	$1,000	$0.28	3,571
08/04/00	Ronald Muhlbauer	Common Stock	$1,000	$0.28	3,571
08/04/00	Dennis Anderson	Common Stock	$1,000	$0.45	2,222
08/04/00	Robert Badding	Common Stock	$1,000	$0.45	2,222
08/04/00	Mary Collison	Common Stock	$1,000	$0.45	2,222
08/04/00	John J. Gaukel	Common Stock	$1,000	$0.45	2,222
08/04/00	Martin Halbur	Common Stock	$1,000	$0.45	2,222
08/04/00	Roger Kanne	Common Stock	$1,000	$0.45	2,222
08/04/00	James L. Pietig	Common Stock	$1,000	$0.45	2,222
08/04/00	Ronald Muhlbauer	Common Stock	$1,000	$0.45	2,222
09/15/00	Robert Badding	Common Stock	$1,000	$0.4532	2,207
09/15/00	Mary Collison	Common Stock	$1,000	$0.4532	2,207
09/15/00	John J. Gaukel	Common Stock	$1,000	$0.4532	2,207
09/15/00	Martin Halbur	Common Stock	$1,000	$0.4532	2,207
09/15/00	Roger Kanne	Common Stock	$1,000	$0.4532	2,207
10/17/00	Robert Badding	Common Stock	$1,000	$0.4813	2,078
10/17/00	Mary Collison	Common Stock	$1,000	$0.4813	2,078
10/17/00	John J. Gaukel	Common Stock	$1,000	$0.4813	2,078
10/17/00	Roger Kanne	Common Stock	$1,000	$0.4813	2,078
10/17/00	Ronald Muhlbauer	Common Stock	$1,000	$0.4813	2,078
12/05/00	Dennis Anderson	Common Stock	$1,000	$0.4297	2,327
12/05/00	Robert Badding	Common Stock	$1,000	$0.4297	2,327
12/05/00	Martin Halbur	Common Stock	$1,000	$0.4297	2,327
12/05/00	Roger Kanne	Common Stock	$1,000	$0.4297	2,327
12/26/00	Robert Badding	Common Stock	$1,000	$0.3399	2,942
12/26/00	John J. Gaukel	Common Stock	$1,000	$0.3399	2,942
12/26/00	Martin Halbur	Common Stock	$1,000	$0.3399	2,942
12/26/00	Roger Kanne	Common Stock	$1,000	$0.3399	2,942
02/22/01	Dennis Anderson	Common Stock	$1,000	$0.375	2,667
02/22/01	Robert Badding	Common Stock	$1,000	$0.375	2,667
02/22/01	John J. Gaukel	Common Stock	$1,000	$0.375	2,667
02/22/01	Martin Halbur	Common Stock	$1,000	$0.375	2,667
02/22/01	Roger Kanne	Common Stock	$1,000	$0.375	2,667
02/22/01	Ronald Muhlbauer	Common Stock	$1,000	$0.375	2,667
02/22/01	Dennis Anderson	Common Stock	$1,000	$0.3406	2,936
02/22/01	Robert Badding	Common Stock	$1,000	$0.3406	2,936
02/22/01	John J. Gaukel	Common Stock	$1,000	$0.3406	2,936
02/22/01	Martin Halbur	Common Stock	$1,000	$0.3406	2,936
02/22/01	Roger Kanne	Common Stock	$1,000	$0.3406	2,936
02/22/01	Ronald Muhlbauer	Common Stock	$1,000	$0.3406	2,936
03/26/01	Robert Badding	Common Stock	$1,000	$0.3438	2,909
04/18/01	John J. Gaukel	Common Stock	$1,000	$0.3438	2,909
03/26/01	Martin Halbur	Common Stock	$1,000	$0.3438	2,909
03/26/01	Roger Kanne	Common Stock	$1,000	$0.3438	2,909
04/26/01	Robert Badding	Common Stock	$1,000	$0.242	4,132

04/26/01	Mary Collison	Common Stock	$1,000	$0.242	4,132
04/26/01	Martin Halbur	Common Stock	$1,000	$0.242	4,132
04/26/01	Roger Kanne	Common Stock	$1,000	$0.2420	4,132
06/28/01	Dennis Anderson	Common Stock	$1,000	$0.492	2,033
06/28/01	Robert Badding	Common Stock	$1,000	$0.492	2,033
06/28/01	Mary Collison	Common Stock	$1,000	$0.492	2,033
06/28/01	Martin Halbur	Common Stock	$1,000	$0.492	2,033
06/28/01	Roger Kanne	Common Stock	$1,000	$0.492	2,033
06/28/01	Ronald Muhlbauer	Common Stock	$1,000	$0.492	2,033
08/08/01	Robert Badding	Common Stock	$1,000	$1.0460	956
08/08/01	Mary Collison	Common Stock	$1,000	$1.0460	956
08/08/01	Martin Halbur	Common Stock	$1,000	$1.046	956
08/08/01	Roger Kanne	Common Stock	$1,000	$1.046	956
08/08/01	Ronald Muhlbauer	Common Stock	$1,000	$1.046	956
10/18/01	Dennis Anderson	Common Stock	$1,000	$0.986	1,014
10/18/01	Robert Badding	Common Stock	$1,000	$0.986	1,014
10/18/01	Martin Halbur	Common Stock	$1,000	$0.986	1,014
10/18/01	Roger Kanne	Common Stock	$1,000	$0.986	1,014
10/18/01	Ronald Muhlbauer	Common Stock	$1,000	$0.986	1,014
12/10/01	Robert Badding	Common Stock	$1,000	$0.99	1,010
12/10/01	Martin Halbur	Common Stock	$1,000	$0.99	1,010
12/10/01	Roger Kanne	Common Stock	$1,000	$0.99	1,010
12/10/01	Ronald Muhlbauer	Common Stock	$1,000	$0.99	1,010

(d)  Preferred Stock Transactions.

        We issued a total of 8,609.80 shares of our Series A Convertible Preferred Stock to the parties identified below in consideration for the forgiveness of indebtedness owed to the individuals in the aggregate of $1,497,915, the assumption of $1,000,000 of bank debt by certain investors, the cancellation of 11,071,716 stock purchase warrants held by them (having an aggregate value of $1,932,887) and the assumption by Total Tech, LLC of $4,178,989 of our indebtedness with financial institutions. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor. The members of the Total Tech LLC are Dennis Anderson, Robert Badding, Mary Collison, Martin Halbur, Roger Kanne, and Ronald Mahlbauer.

Date Issued	Security Holder	Consideration	Total Value of Consideration	Total Preferred Issued
11/30/01	Total Tech LLC	Surrendered 9,043,920 Warrants; Foregave $605,531 in Promissory Notes plus accrued interest Agreed to Assume $4,178,988 in bank notes	$6,689,052	6,689.10
11/30/01	Roger Kanne	Surrendered 903,809 Warrants; Forgave $184,996 in Promissory Notes plus accrued interest	$318,149	318.15
11/30/01	Dennis Anderson	Surrendered 261,506 Warrants; Agreed to Assume $1,000,000 bank note	$253,288	253.29

11/30/01	Martin Halbur	Surrendered 261,506 Warrants; Agreed to Assume $1,000,000 bank note	$253,288	253.29
11/30/01	Roger Kanne	Surrendered 261,506 Warrants; Agreed to Assume $1,000,000 bank note	$253,288	253.29
11/30/01	Macke Partners	Surrendered 261,506 Warrants; Agreed to Assume $1,000,000 bank note	$253,288	253.29
11/30/01	Robert Badding	Forgave $225,000 in Promissory Notes plus accrued interest	$257,315	257.32
11/30/01	James & Patricia Pietig, trustees of the James L. Pietig 1992 Revocable Trust U/T/A 3-13-92	Forgave $291,666 in Promissory Notes plus accrued interest	$331,278	331.28
11/30/01	Martin Halbur	Surrendered 77,963 Warrants	$846	0.85

(e)  Other Common Stock Issuances.

        The following table and legend lists shares of our Common Stock that has been issued to certain individuals and companies during the past three years without registration under the Securities Act.

	Date Issued	Security Holder	Type of Transaction	Cash to Company	Total Shares
(1)	01/06/99	Badding, Robert	Private Placement	$150,000	75,000
(1)	01/06/99	Chicoine, Brad	Private Placement	$10,000	5,000
(1)	01/06/99	Collison, Mary	Private Placement	$100,000	50,000
(1)	01/06/99	Danner, Harold	Private Placement	$10,000	5,000
(1)	01/06/99	Ferguson, Louis D	Private Placement	$10,000	5,000
(1)	01/06/99	Gangestad, Daniel	Private Placement	$15,000	7,500
(1)	01/06/99	Halbur, Martin & Dee	Private Placement	$50,000	25,000
(1)	01/06/99	Hoover, Ruth A	Private Placement	$20,000	10,000
(1)	01/06/99	Kempema, David J	Private Placement	$5,000	2,500
(1)	01/06/99	Kennebeck, Dale	Private Placement	$5,000	2,500
(1)	01/06/99	Pietig, James L & Patti	Private Placement	$50,000	25,000
(1)	01/06/99	Pietig, Jeffrey A	Private Placement	$10,000	5,000
(1)	01/06/99	Pietig, Tony	Private Placement	$10,000	5,000
(1)	01/06/99	Scharfenkamp, Tom	Private Placement	$10,000	5,000
(1)	01/06/99	Stork, William	Private Placement	$8,000	4,000
(1)	01/07/99	Heimann, Daniel	Private Placement	$5,000	2,500
(1)	01/07/99	Huerter, Mark L	Private Placement	$2,500	1,250
(1)	01/07/99	Kitt, Donald	Private Placement	$10,000	5,000
(1)	01/07/99	Reiman, Jerry	Private Placement	$5,000	2,500
(2)	01/18/99	Dill, Michael A	Bonus	N/A	12,500
(2)	01/18/99	Feilmeier, Judith E	Bonus	N/A	12,500
(2)	01/18/99	Fortun, Luis N	Bonus	N/A	12,500
(2)	01/18/99	Gaukel, John J	Bonus	N/A	12,500
(2)	01/18/99	Gaukel, John Charles	Bonus	N/A	12,500
(2)	01/18/99	Hamlin, Kenneth F	Bonus	N/A	12,500

(2)	01/18/99	Higgason, Jeffrey P	Bonus	N/A	12,500
(2)	01/18/99	Nicotero, Richard C	Bonus	N/A	12,500
(2)	01/18/99	Rasmussen, Robin L	Bonus	N/A	12,500
(2)	01/18/99	Reiner, Donald E	Bonus	N/A	12,500
(2)	01/18/99	Carlson, Walter C	Bonus	N/A	7,500
(2)	01/18/99	Gaukel, George R	Bonus	N/A	7,500
(2)	01/18/99	Hansen, Todd	Bonus	N/A	7,500
(2)	01/18/99	Brown, Buford Ulysses III	Bonus	N/A	1,500
(2)	01/18/99	Gragert, Brian	Bonus	N/A	1,500
(2)	01/18/99	Morgan, Michael Xavier	Bonus	N/A	500
(2)	01/18/99	Bowman, Lana	Bonus	N/A	250
(2)	01/18/99	Finklea, Arnold	Bonus	N/A	250
(2)	01/18/99	Linquist, Mark	Bonus	N/A	250
(2)	01/18/99	Dobin, Gene	Bonus	N/A	250
(1)	01/25/99	Schapman, David	Private Placement	$2,500	1,250
(1)	01/25/99	Schapman, Lynn J	Private Placement	$2,500	1,250
(1)	01/25/99	Smith, William F	Private Placement	$100,000	50,000
(1)	01/25/99	Smith, Elmira M	Private Placement	$100,000	50,000
(1)	01/28/99	Anderson, Dennis L	Private Placement	$182,226	91,113
(1)	01/28/99	Kanne, Roger	Private Placement	$182,226	91,113
(1)	01/28/99	Kanne, Roger	Private Placement	$5,000	2,500
(1)	02/02/99	Renze, John F	Private Placement	$20,000	10,000
(1)	02/02/99	Macke, James L	Private Placement	$10,000	5,000
(1)	02/02/99	Macke, Ken	Private Placement	$10,000	5,000
(1)	02/24/99	Eich, Wayne	Private Placement	$5,000	2,500
(1)	02/24/99	Renze, Steve	Private Placement	$35,000	17,500
(1)	02/24/99	Riesselman, Vernon H	Private Placement	$5,000	2,500
(1)	03/05/99	F & F Land, Inc.	Private Placement	$10,000	5,000
(1)	03/08/99	Wolleson, Bill	Private Placement	$10,000	5,000
(1)	03/12/99	Pottebaum, Dale	Private Placement	$1,500	750
(3)	03/15/99	Anderson, Dennis L	Firstar LOC Guarantee	N/A	83,334
(3)	03/15/99	Badding, Robert	Firstar LOC Guarantee	N/A	83,333
(3)	03/15/99	Collison, Mary	Firstar LOC Guarantee	N/A	83,333
(3)	03/15/99	Halbur, Martin	Firstar LOC Guarantee	N/A	83,333
(3)	03/15/99	Kanne, Roger	Firstar LOC Guarantee	N/A	83,334
(3)	03/15/99	Pietig, James L	Firstar LOC Guarantee	N/A	83,333
(1)	05/14/99	Erickson, Allen	Private Placement	$10,000	5,000
(4)	05/27/99	Bishop, Frederick	Comguard Rescission	N/A	100,000
(5)	06/24/99	May, Leslie J	Mike May Consulting Agreement	N/A	100,000
(6)	06/24/99	Kirsch, E Eugene	Contract Labor Agreement	N/A	8,275
(7)	06/24/99	Lamb, Benjamin J	Employment Agreement	N/A	750,000
(7)	06/24/99	Lamb, Benjamin J	Employment Agreement	N/A	100,000
(7)	06/24/99	Lamb, Benjamin J	Employment Agreement	N/A	100,000
(7)	06/24/99	Lamb, Benjamin J	Employment Agreement	N/A	50,000
(8)	09/10/99	Anderson, Dennis L	United Bank of Iowa LOC Guarantee	N/A	121,429

(8)	09/10/99	Badding, Robert	United Bank of Iowa LOC Guarantee	N/A	121,429
(8)	09/10/99	Collison, Mary	United Bank of Iowa LOC Guarantee	N/A	121,428
(8)	09/10/99	Halbur, Martin J.	United Bank of Iowa LOC Guarantee	N/A	121,428
(8)	09/10/99	Kanne, Roger	United Bank of Iowa LOC Guarantee	N/A	121,429
(8)	09/10/99	Pietig, James	United Bank of Iowa LOC Guarantee	N/A	121,429
(8)	09/10/99	Muhlbauer, Ron	United Bank of Iowa LOC Guarantee	N/A	121,428
(23)	09/13/99	Kanne, Roger	Direct Loan	N/A	185,000
(4)	09/29/99	Bishop Foundation, Stephanie & Frederick	Comguard Rescission	N/A	50,000
(9)	10/08/99	Arbaugh, Charles	Employment Agreement	N/A	100,000
(10)	01/11/00	Badding, Robert	$0.60 Stock investment	$20,000	33,333
(10)	01/11/00	Bedford, Kathryn	$0.60 Stock investment	$1,000	1,667
(10)	01/11/00	Chicoine, Brad	$0.60 Stock investment	$12,000	20,000
(10)	01/11/00	Chicoine, Brad	$0.60 Stock investment	$10,000	16,667
(10)	01/11/00	Ferguson, Louis	$0.60 Stock investment	$1,800	3,000
(10)	01/11/00	Gangestad, Daniel	$0.60 Stock investment	$10,000	16,667
(10)	01/11/00	Halverson, Dierk	$0.60 Stock investment	$1,200	2,000
(10)	01/11/00	Hansen, Craig	$0.60 Stock investment	$1,800	3,000
(10)	01/11/00	Horbach, William	$0.60 Stock investment	$12,000	20,000
(10)	01/11/00	Kanne, Brad	$0.60 Stock investment	$600	1,000
(10)	01/11/00	Meyer, David	$0.60 Stock investment	$600	1,000
(10)	01/11/00	Stehr, Robert	$0.60 Stock investment	$600	1,000
(10)	01/11/00	Steinkamp, Neil	$0.60 Stock investment	$600	1,000
(10)	01/11/00	Wilken, David	$0.60 Stock investment	$600	1,000
(11)	02/10/00	Anderson, Dennis L	Direct Loan	N/A	100,000
(11)	02/10/00	Kanne, Roger	Direct Loan	N/A	100,000
(12)	02/10/00	Anderson, Dennis L	Templeton Savings LOC Guarantee	N/A	71,428
(12)	02/10/00	Badding, Robert	Templeton Savings LOC Guarantee	N/A	71,429
(12)	02/10/00	Collison, Mary	Templeton Savings LOC Guarantee	N/A	71,428
(12)	02/10/00	Halbur, Martin	Templeton Savings LOC Guarantee	N/A	71,429
(12)	02/10/00	Kanne, Roger	Templeton Savings LOC Guarantee	N/A	71,428
(12)	02/10/00	Pietig, James	Templeton Savings LOC Guarantee	N/A	71,429
(12)	02/10/00	Muhlbauer, Ron	Templeton Savings LOC Guarantee	N/A	71,429
(10)	03/13/00	Chicoine, Brad	$0.60 Stock investment	$10,000	16,667
(10)	03/13/00	Chicoine, Brad	$0.60 Stock investment	$10,000	16,667
(10)	03/13/00	Halbur, Martin	$0.60 Stock investment	$10,000	16,667
(10)	03/13/00	Van Slembrouck, Emma	$0.60 Stock investment	$2,000	3,334
(10)	03/13/00	Van Slembrouck, Dane	$0.60 Stock investment	$2,000	3,333
(10)	03/13/00	Van Slembrouck, Lee	$0.60 Stock investment	$2,000	3,333
(10)	03/13/00	Van Slembrouck, Jeff	$0.60 Stock investment	$6,000	10,000
(10)	03/13/00	Elbert, Roger	$0.60 Stock investment	$15,000	25,000
(10)	03/13/00	Horbach, Thomas	$0.60 Stock investment	$6,000	10,000
(10)	03/13/00	Horbach, William	$0.60 Stock investment	$6,000	10,000

(10)	05/18/00	JKL Group	$0.60 Stock investment	$1,000	1,667
(13)	06/28/00	Salzwedel Financial Communications Inc.	Consulting agreement	N/A	450,000
(14)	08/16/00	Blaine, Dennis	Consulting Agreement	N/A	10,000
(15)	08/16/00	Macke Partners	Board Consultant Fees	N/A	18,782
(15)	09/15/00	Macke Partners	Board Consultant Fees	N/A	18,388
(13)	09/20/00	Salzwedel Financial Communications Inc.	Consulting agreement	N/A	1,200,000
(16)	10/13/00	Prism Resources	Services Provided	N/A	929,383
(15)	10/17/00	Macke Partners	Board Consultant	N/A	17,314
(17)	11/03/00	Electronic Rainbow Inc	Debt repayment	N/A	281,077
(18)	12/12/00	Anderson, Dennis L	Carroll County Bank	N/A	53,339
(18)	12/12/00	Anderson, Dennis L	Carroll County Bank	N/A	166,667
(18)	12/12/00	Halbur, Martin J.	Carroll County Bank	N/A	53,339
(18)	12/12/00	Halbur, Martin J.	Carroll County Bank	N/A	166,667
(18)	12/12/00	Kanne, Roger	Carroll County Bank	N/A	53,339
(18)	12/12/00	Kanne, Roger	Carroll County Bank	N/A	166,667
(18)	12/12/00	Muhlbauer, Ron	Carroll County Bank	N/A	53,339
(18)	12/12/00	Muhlbauer, Ron	Carroll County Bank	N/A	166,667
(19)	01/05/01	Blessington, Dennis	Private Placement	$860	2,000
(19)	01/05/01	Coppock, John	Private Placement	$2,688	6,250
(19)	01/05/01	Eich, Allan	Private Placement	$538	1,250
(19)	01/05/01	Ettleman, Ace	Private Placement	$2,150	5,000
(19)	01/05/01	Schapman, David	Private Placement	$538	1,250
(19)	01/05/01	Beck, Patricia J	Private Placement	$323	750
(19)	01/05/01	Gangestad, Danial &	Private Placement	$5,375	12,500
(19)	01/05/01	Klocke, Dave	Private Placement	$1,613	3,750
(19)	01/05/01	Klocke, Dennis	Private Placement	$1,613	3,750
(19)	01/05/01	Peters, Kenneth J	Private Placement	$4,300	10,000
(15)	01/17/01	Macke Partners	Board Consultant	N/A	19,393
(15)	01/17/01	Macke Partners	Board Consultant	N/A	24,521
(19)	02/14/01	Fleshner, Harvey	Private Placement	$1,075	2,500
(20)	02/22/01	Utili-Comm LLC	Exercise 125,000 warrants by surrender of $25,000 note plus $1,293 accrued interest	N/A	129,050
(20)	02/22/01	Utili-Comm South	Exercise 125,000 warrants by surrender of $25,000 note plus $1,304 accrued interest	N/A	129,086
(20)	02/22/01	Utili-Comm South	Exercise 36,284 warrants by surrender of $10,000 note plus $278 accrued interest	N/A	37,140
(15)	02/22/01	Macke Partners	Board Consultant Fees	N/A	22,222
(15)	02/22/01	Macke Partners	Board Consultant Fees	N/A	24,467
(15)	02/22/01	Macke Partners	Board Consultant Fees	N/A	1,468
(15)	03/02/01	Macke Partners	Board Consultant Fees	N/A	1,387
(19)	03/02/01	Horbach, William C	Private Placement	$4,300	10,000
(15)	03/26/01	Macke Partners	Board Consultant Fees	N/A	24,239
(21)	03/29/01	May, Michael P.	Employment Agreement	N/A	12,119
(21)	03/29/01	May, Michael P.	Employment Agreement	N/A	22,989

(21)	03/29/01	May, Michael P.	Employment Agreement	N/A	20,998
(15)	04/02/01	Macke Partners	Board Consultant Fees	N/A	2,593
(22)	04/18/01	Kempema, David	Surrender $5,000 promissory note plus $475 accrued interest	N/A	27,377
(22)	04/18/01	Kempema, David	Surrender $5,000 promissory note plus $467 accrued interest	N/A	27,336
(22)	04/18/01	Kempema, David	Surrender $7,100 promissory note plus $403 accrued interest	N/A	37,513
(22)	04/18/01	Kempema, David	Surrender $5,000 promissory note plus $260 accrued interest	N/A	26,301
(22)	04/18/01	Kempema, David	Surrender $4,900 promissory note plus $137 accrued interest	N/A	25,185
(22)	04/18/01	Chicoine, Brad	Surrender $10,000 promissory note plus $951 accrued interest	N/A	54,753
(22)	04/18/01	Chicoine, Brad	Surrender $40,000 promissory note plus $3,288 accrued interest	N/A	216,438
(22)	04/20/01	Kempema, David	Surrender $10,000 promissory note plus $1,258 accrued interest	N/A	56,288
(15)	04/26/01	Macke Partners	Board Consultant Fees	N/A	34,435
(15)	05/18/01	Macke Partners	Board Consultant Fees	N/A	4,174
(20)	06/14/01	Kats, Paul	Exercise 50,000 warrants by surrender of $10,000 note plus $1,055 accrued interest	N/A	52,110
(15)	06/28/01	Macke Partners	Board Consultant Fees	N/A	16,938
(15)	06/28/01	Macke Partners	Board Consultant Fees	N/A	1,346
(20)	07/16/01	Halbur, Adam Martin	Exercise 8,000 warrants by surrender of $2,500 note plus $232 accrued interest	N/A	8,244
(15)	08/08/01	Macke Partners	Board Consultant Fees	N/A	7,967
(15)	08/08/01	Macke Partners	Board Consultant Fees	N/A	1,395
(20)	08/30/01	Anderson, Dennis L.	Exercise 100,000 warrants by surrender of $92,216 note plus $17,611 accrued interest	N/A	109,482
(20)	08/30/01	Anderson, Dennis L.	Exercise 50,000 warrants by surrender of $10,000 note plus $1,649 accrued interest	N/A	51,617
(20)	08/30/01	Anderson, Dennis L.	Exercise 50,000 warrants by surrender of $10,000 note plus $1,532 accrued interest	N/A	51,501
(20)	08/30/01	Anderson, Dennis L.	Exercises 275,000 warrants by surrender of $55,000 note plus $7,474 accrued interest	N/A	282,327
(20)	08/30/01	Anderson, Dennis L.	Exercise 200,000 warrants by surrender of $40,000 note plus $4,975 accrued interest	N/A	204,878
(20)	08/30/01	Anderson, Dennis L.	Exercise 64,734 warrants by surrender of $22,000 note plus $1,453 accrued interest	N/A	66,158

(20)	08/30/01	Badding, Robert	Exercise 250,000 warrants by surrender of $50,000 note plus $8,603 accrued interest	N/A	258,434
(20)	08/30/01	Badding, Robert	Exercise 125,000 warrants by surrender of $25,000 note plus $3,212 accrued interest	N/A	128,149
(20)	08/30/01	Blessington, Dennis	Exercise 15,000 warrants by surrender of $3,000 note plus $384 accrued interest	N/A	15,376
(20)	08/30/01	Collison, Mary	Exercise 200,000 warrants by surrender of $40,000 note plus $6,356 accrued interest	N/A	206,232
(20)	08/30/01	Hagan, Michael J.	Exercise 25,000 warrants by surrender of $5,000 note plus $636 accrued interest	N/A	25,623
(20)	08/30/01	Halbur, Martin J	Exercise 250,000 warrants by surrender of $50,000 note plus $8,110 accrued interest	N/A	257,951
(20)	08/30/01	Halbur, Martin J	Exercise 100,000 warrants by surrender of $20,000 note plus $2,405 accrued interest	N/A	102,358
(20)	08/30/01	Kanne, Roger	Exercise 270,000 warrants by surrender of $54,000 note plus $9,883 accrued interest	N/A	279,689
(20)	08/30/01	Kanne, Roger	Exercise 100,000 warrants by surrender of $92,216 note plus $17,611 accrued interest	N/A	109,482
(20)	08/30/01	Kanne, Roger	Exercise 125,000 warrants by surrender of $25,000 note plus $4,322 accrued interest	N/A	129,237
(20)	08/30/01	Kanne, Roger	Exercise 500,000 warrants by surrender of $100,000 note plus $16,795 accrued interest	N/A	516,465
(20)	08/30/01	Kanne, Roger	Exercise 150,000 warrants by surrender of $30,000 note plus $4,858 accrued interest	N/A	154,762
(20)	08/30/01	Kanne, Roger	Exercise 175,000 warrants by surrender of $35,000 note plus $5,658 accrued interest	N/A	180,547
(20)	08/30/01	Kanne, Roger	Exercise 36,496 warrants by surrender of $10,000 note plus $910 accrued interest	N/A	37,388
(20)	08/30/01	Kanne, Roger	Exercise 34,638 warrants by surrender of $10,000 note plus $874 accrued interest	N/A	35,495
(20)	08/30/01	Kanne, Roger	Exercise 64,734 warrants by surrender of $22,000 note plus $1,453 accrued interest	N/A	66,158

(20)	08/30/01	Kanne, Roger	Exercise 13,333 warrants by surrender of $5,000 note plus $278 accrued interest	N/A	13,606
(20)	08/30/01	Smith, William	Exercise 200,000 warrants by surrender of $40,000 note	N/A	200,000
(20)	08/30/01	Smith, William	Exercise 50,000 warrants by surrender of $10,000 note	N/A	50,000
(20)	08/30/01	Pietig, James & Patricia TTEE	Exercise 250,000 warrants by surrender of $50,000 note plus $7,932 accrued interest	N/A	257,776
(13)	09/07/01	Salzwedel Financial Communications	Contract extension	N/A	300,000
(15)	10/18/01	Macke Partners	Board Consultant Fees	N/A	8,452
(15)	10/31/01	Macke Partners	Board Consultant Fees	N/A	663
(20)	10/31/01	Macke Partners	Exercise 1,731,902 warrants by surrender of $500,000 note plus $46,872 accrued interest	N/A	1,780,727
(15)	12/10/01	Macke Partners	Board Consultant Fees	N/A	8,418
(15)	12/31/01	Macke Partners	Board Consultant Fees	N/A	831

(1)
Represents Common Stock issued to shareholders in connection with a private placement of our Common Stock. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act.

(2)
Represents Common Stock issued to employees as payment for bonuses accrued during 1997 and 1998. This issuance was to a limited number of employees of the Company. Accordingly, we believe that the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof. The fair market value of the bonus shares issued to Michael A. Dill, Judith E. Feilmeier, Luis Fortun, John J. Gaukel, John Charles Gaukel, Kenneth F. Hamlin, Jeffrey P. Higgason, Richard C. Nicotero, Robin L. Rasmussen, and Donald E. Reiner was $3,750 per person. The fair market value of the shares issued to each of Walter C. Carlson George R. Gaukel, and Todd Hansen was $2,250 per person. The fair market value of the shares issued to Buford Ulysses Brown, III and Brian Gragert was $450 per person. The fair market value of the shares issued to Michael Xavier Morgan was $150. The fair market value of the shares issued to Lana Bowman, Arnold Finklea, Mark Linquist, and Gene Dobin was $450 per person.

(3)
Represents Common Stock issued to Dennis L. Anderson, Robert E. Badding, Mary M. Collison, Martin J. Halbur, Roger J. Kanne and James L. Pietig in consideration for their execution of agreements to obtain or personally guaranty lines of credit with Firstar Bank, N.A., in the total principle amount of $1,000,000 with interest of .250% plus prime, funds from which were loaned to us on substantially the same terms as were given by Firstar Bank, N.A. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor. See Section 8.2 ("Certain Relationships and Related Transactions"). The fair market value of the shares granted to each of the individuals obtaining this loan or personally guaranteeing this loan was $14,167 per individual.

(4)
Reflects issuances of shares issued to an individual in consideration of the rescission of the Comguard Leasing and Financial, Inc., acquisition. The issuance of the stock in this instance was limited only to Michael Bishop. Accordingly, we believe that the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof. The fair market value of the Comguard rescission was $30,750.

(5)
Reflects issuance of shares to Leslie J. May pursuant to the terms of a consulting agreement with her spouse, Michael P. May. The issuance of the stock in this instance was limited only to Michael P. May's spouse. Accordingly, we believe that the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof. At the request of Michael P. May, we issued the stock directly to his wife, Leslie P. May as a gift from him. The estimated value of the consulting services was $14,000.

(6)
Reflects issuance of shares of Common Stock issued pursuant to the term of an employment agreement. The issuance of the stock in this instance was limited only to Mr. Kirsch. Accordingly, we believe that the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof. The estimated value of the consulting services was $1,149.

(7)
Reflects shares of Common Stock granted to Benjamin J. Lamb as part of his employment agreement. The issuance of the stock in this instance was limited only to Mr. Lamb. Accordingly, we believe that the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof. The total estimated value of the services provided that were in consideration of the shares was $140,000.

(8)
Represents Common Stock issued to Dennis L. Anderson, Robert E. Badding, Mary M. Collison, Martin J. Halbur, Roger J. Kanne. James L. Pietig and Ronald W. Muhlbauer in consideration for their execution of agreements to personally guaranty up to the principal and interest of our line of credit with United Bank of Iowa, in the principle amount of $850,000 with interest at a rate of 9.25% per annum. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act, because each of the individuals to whom the warrants were issued was an accredited investor. See Section 8.2 ("Certain Relationships and Related Transactions"). The total estimated value of the shares granted to each individual for their guaranty of the note was $18,214.

(9)
Reflects shares of Common Stock granted to Charles Arbaugh pursuant to his employment agreement. The issuance of the stock in this instance was limited only to Mr. Charles Arbaugh. Accordingly, we believe the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof. The total estimated value of the services provided that were in consideration of the shares was $31,250.

(10)
Represents Common Stock issued to shareholders in connection with a private placement of our Common Stock. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor.

(11)
Represents Common Stock issued to shareholders in connection with a direct loan to the Company of $200,000. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor. The total estimated value of the shares granted for each individual's agreement to provide this direct loan to the company was $51,560.

(12)
Represents Common Stock issued to Dennis L. Anderson, Robert E. Badding, Mary M. Collison, Martin J. Halbur, Roger J. Kanne. James L. Pietig and Ronald W. Muhlbauer in exchange for their execution of agreements to personally guaranty the principal and interest of our line of credit with Templeton Savings Bank of Iowa, in the principle amount of $500,000 with an interest rate of 9.25% per annum. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor. The total estimated value of the shares granted for each individual's personal guaranty was estimated to be $36,829.

(13)
Represents Common Stock issued to Salzwedel Financial Communications, Inc. pursuant to the terms of a consulting agreement with the Company. The issuance of the stock in these instances was limited to Salwedel Financial Communications. Accordingly, we believe that the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof. The estimated valued of the services provided (and to be provided) are $31,095, $152,100 and $327,000, respectively.

(14)
Represents Common Stock issued to Dennis Blaine for in exchange for consulting services provided to the Company. The issuance of the stock in this instance was limited to Dennis Blaine. Accordingly, we believe that the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof. The total estimated value of the services provided attributable to the shares granted was $1,073.

(15)
Represents Common Stock issued to in exchange for consulting services to the Board of Directors with an estimated value of $114,857. The issuance of the stock in these instances was limited to Macke Partners. Accordingly the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

(16)
Represents Common Stock issued to Prism Resources in consideration for $268,313 in billed services provided to us. The issuance of the stock in this instance was limited to Prism Resources. Accordingly the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

(17)
Represents Common Stock issued to Electronic Rainbow in consideration for $84,857 in billed services provided to us. The issuance of the stock in these instances was limited to Electronic Rainbow. Accordingly, we believe that the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

(18)
Represents Common Stock issued to Dennis L. Anderson, Martin J. Halbur, Roger J. Kanne and Ronald W. Muhlbauer in exchange for their execution of agreements to personally guaranty an additional grant of $100,000 under the promissory note with Carroll County Bank of Iowa. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor. The estimated value of the shares granted for the personal guarantees was estimated to be $87,500 per individual guarantee.

(19)
Represents Common Stock issued to existing warrant holders in a private placement of Common Stock whereby we offered to sell our Common Stock for $.43 per share to certain warrant holders of the Company. As a condition to the purchase of the shares, the warrant holders were required to surrender certain "underwater" warrants held by them, specifically, warrants to purchase shares of the Company's common stock with a purchase price of $1.00 per share with an expiration date of December 20, 2000 and warrants to purchase Common Stock at an exercise price of $5.00 per share with an expiration date of February 1, 2001. Each purchase surrendered a number of "underwater" warrants equal to the number of shares of Common Stock purchased by them. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because of the individuals to whom the warrants were issued was an accredited investor.

(20)
Represents transactions whereby existing note holders of the Company agreed to exercise their warrants in a cashless exercise by exchanging certain notes payable by the Company held by them. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor.

(21)
Reflects shares of Common Stock granted to Michael P. May as part of his employment agreement. The issuance of the stock in this instance was limited only to Mr. May. Accordingly the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof. The total estimated fair market value of the services provided in consideration of these shares was estimated to be $20,832.

(22)
Represents transactions whereby existing note holders of the Company agreed to surrender promissory notes payable by us to them in exchange for shares. We believe that these transactions were conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because each of the individuals to whom the warrants were issued was an accredited investor.

(23)
Represents Common Stock issued to shareholder in connection with a direct loan to the Company of $185,000. We believe that this transaction was conducted in compliance with the Securities Act under Rule 506 and Section 4(2) of the Securities Act because the individual to whom the warrants were issued was an accredited investor. The total estimate value of the shares granted for this direct loan to the company was $27,750.

Item 27.    Exhibits

3.01	Restated Articles of Incorporation (1)
3.02	Certificate of Amendment to Restated Articles of Incorporation (2)
3.03	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of iSecureTrac Corp., dated as of November 30, 2001
3.04	Restated By-Laws of the Company (1)
4.01	Form of Common Stock Certificate (1)
4.02	Form of Subscription Agreement
4.03	2001 Omnibus Equity Incentive Plan (3)
5.01	Opinion of Erickson & Sederstrom, P.C.
10.01	Business Office Lease
10.02	Loan Agreement with US Bank, N.A. (1)
10.04	License with SiRF Techology, Inc. (1)
10.05	Agreement between iST and Telemarket Resources International
10.07	ADT Distribution Agreement (confidential treatment requested)
10.08	ADT Hosting Agreement (confidential treatment requested)
10.09	Employment Agreement between iST and Michael P. May (4)
10.10	Employment Agreement between iST and James E. Stark (4)
10.11	Stock Purchase Agreement*
10.12	Registration Rights Agreement*
10.13	Consulting Services agreement with Salzwedel Financial Communications, Inc.
21.01	Subsidiaries of the Company (1)
23.01	Consent of McGladrey & Pullen, LLP, Independent Auditors
23.02	Consent of Erickson & Sederstrom, P.C. (See Exhibit 5.01)
24.01	Power of Attorney*
(1)
Incorporated by reference from the Registrant's registration statement under Form 10-SB, filed on June 22, 1999 (Commission File No. 0-26455).

(2)
Incorporated by reference from the Registrant's current report under Form 8-K filed on July 10, 2001 (Commission File No. 0-26455).

(3)
Incorporated by reference from the Notice of Annual Meeting of Stockholders and Proxy Statement contained in Registrant's Definitive Proxy Statement under Schedule 14A, filed on May 14, 2001 (Commission File No. 0-26455).

(4)
Incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ending March 31, 2001 (Commission File No. 0-26455).

*
Previously filed.

Item 28.    Undertakings

(A)
The Registrant hereby undertakes that it will:

          (1)  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i)    Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  Include any additional or changed material information on the plan of distribution.

          (2)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(B)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(C)
For the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 28th day of February, 2002.

iSecureTrac Corp.
By:	/s/ JAMES E. STARK James E. Stark President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL P. MAY Michael P. May	Chairman and Director (Principal Executive Officer)	February 28, 2002
/s/ JAMES E. STARK James E. Stark	President, Secretary and Director (Principal Financial and Accounting Officer)	February 28, 2002
/s/ ROBERT E. BADDING Robert E. Badding	Director*	February 28, 2002
/s/ MARTIN J. HALBUR Martin J. Halbur	Director*	February 28, 2002
/s/ ROGER J. KANNE Roger J. Kanne	Director*	February 28, 2002
/s/ RONALD W. MUHLBAUER Ronald W. Muhlbauer	Director*	February 28, 2002
Ravi Nath	Director	February , 2002
Donald R. Smith	Director	February , 2002
Tom Wharton	Director	February , 2002
*
Signed by Michael P. May as Attorney in Fact.

QuickLinks

Cross Reference Sheet Between Items in Part I of Form SB-2 and the Prospectus
TABLE OF CONTENTS
1. SUMMARY OF OUR OFFERING
CONSOLIDATED BALANCE SHEET December 31, 2001
CONSOLIDATED STATEMENTS OF INCOME
2. RISK FACTORS
3. FORWARD-LOOKING STATEMENTS
4. CAPITALIZATION
5. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
6. OUR BUSINESS
7. OUR MANAGEMENT
8. PRINCIPAL STOCKHOLDERS, CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
9. SELLING STOCKHOLDERS
10. DESCRIPTION OF OUR CAPITAL STOCK
11. MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
12. SHARES ELIGIBLE FOR FUTURE SALE
13. PLAN OF DISTRIBUTION
14. EXPERTS
15. ADDITIONAL INFORMATION
iSecureTrac Corp. and Subsidiary (A Development Stage Company) Consolidated Financial Report
INDEPENDENT AUDITOR'S REPORT
iSecureTrac Corp. and Subsidiary (A Development Stage Company)
iSecureTrac Corp. and Subsidiary (A Development Stage Company)
iSecureTrac Corp. and Subsidiary (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Part II. Information Not Required In Prospectus
  Item 24. Indemnification of Directors and Officers
  Item 25. Other Expenses of Issuance and Distribution
  Item 26. Recent Sales of Unregistered Securities
  Item 27. Exhibits
  Item 28. Undertakings
SIGNATURES